Exhibit 99.1

Item 6.  Selected Financial Data

The following sets forth our selected consolidated financial data as of and for each of the years in the five-year period ended December 31, 2008. Selected consolidated financial data amounts presented in the table below for all periods presented include the retrospective impact from our January 1, 2009 adoption of (1) Financial Accounting Standards Board, or FASB, Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including Partial Cash Settlement); (2) FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities; and (3) Statement of Financial Accounting Standards No.160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB 51. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and the related notes appearing elsewhere in this Annual Report. ($000’s, except per share data)

	2008	2007	2006	2005	2004
Total gross revenues	$441,231	$419,658	$185,963	$157,941	$107,144
Expenses applicable to revenues	(322,086)	(286,814)	(104,548)	(80,290)	(36,870)
Interest and amortization expense	(159,524)	(166,156)	(63,282)	(54,464)	(35,495)
Income (loss) from continuing operations	(3,409)	(1,364)	(9,427)	17,927	27,318
Total discontinued operations	(59)	93,293	15,654	17,519	24,780
Net income (loss)	(3,468)	91,929	6,227	35,446	52,098
Net income attributable to Lexington Realty Trust	2,754	75,249	7,753	32,695	44,807
Net income (loss) attributable to common shareholders	(18,483)	48,516	(8,682)	16,260	37,862
Income (loss) from continuing operations per common share — basic	(0.27)	(0.39)	(0.54)	(0.02)	0.40
Income (loss) from continuing operations per common share — diluted	(0.27)	(0.39)	(0.54)	(0.02)	0.38
Income (loss) from discontinued operations — basic	(0.01)	1.12	0.34	0.33	0.40
Income from (loss) discontinued operations — diluted	(0.01)	1.12	0.34	0.33	0.41
Net income (loss) per common share — basic	(0.28)	0.73	(0.20)	0.31	0.80
Net income (loss) per common share — diluted	(0.28)	0.73	(0.20)	0.31	0.79
Cash dividends declared per common share	1.17	3.60	2.0575	1.445	1.410
Net cash provided by operating activities	230,201	287,651	108,020	105,457	90,736
Net cash provided by (used in) investing activities	230,128	(31,490)	(154,080)	(643,777)	(202,425)
Net cash provided by (used in) financing activities	(804,637)	38,973	483	444,878	242,723
Ratio of earnings to combined fixed charges and preferred dividends	1.06	N/A	N/A	1.12	1.46
Real estate assets, net	3,294,527	3,729,266	3,475,073	1,651,200	1,240,479
Investments in non-consolidated entities	179,133	226,476	247,045	191,146	132,738
Total assets	4,105,725	5,264,705	4,624,857	2,160,232	1,697,086
Mortgages, notes payable and credit facility, including discontinued operations	2,372,323	3,028,088	2,132,661	1,170,560	765,909
Shareholders’ equity	1,406,075	960,601	1,122,444	891,310	847,290
Total equity	1,501,071	1,739,565	2,025,185	952,682	904,049
Preferred share liquidation preference	363,915	389,000	234,000	234,000	214,000

__________

N/A — Ratio is below 1.0, deficit of $72,029 and $8,621 exists at December 31, 2007 and 2006, respectively.

All years have also been adjusted to reflect the impact of operating properties sold during the years ended December 31, 2008, 2007, 2006, 2005 and 2004 and properties classified as held for sale as of December 31, 2008, which are reflected in discontinued operations in the Consolidated Statements of Operations.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

In this discussion, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside our control. These statements may relate to our future plans and objectives, among other things. By identifying these statements for you in this manner, we are alerting you to the possibility that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed below under “Risk Factors” in Part I, Item 1A of this Annual Report and “Cautionary Statements Concerning Forward Looking Statements” in Part I, of this Annual Report.

Overview

General. We are a self-managed and self-administered real estate investment trust formed under the laws of the State of Maryland. We operate primarily in one segment and our primary business is the investment in and the acquisition, ownership and management of a geographically diverse portfolio of net leased office, industrial and retail properties. Substantially all of our properties are subject to triple net leases, which are generally characterized as leases in which the tenant bears all or substantially all of the costs and/or cost increases for real estate taxes, utilities, insurance and ordinary repairs.

As of December 31, 2008, we had ownership interests in approximately 225 consolidated real estate assets, located in 41 states and the Netherlands and encompassing approximately 40.2 million square feet. We lease our properties to tenants in various industries, including finance/insurance, automotive, aerospace/defense, energy and technology.

Our revenues and cash flows are generated predominantly from property rent receipts. As a result, growth in revenues and cash flows is directly correlated to our ability to (1) acquire income producing real estate assets, (2) to re-lease properties that are vacant, or may become vacant at favorable rental rates and (3) earn fee income.

Global Credit and Financial Crisis. The current global credit and financial crisis intensified near the end of the quarter ended September 30, 2008 and continues with such intensity today. The crisis has impacted our business in a number of ways, including (1) a significant decrease in property acquisitions, (2) tenant defaults and bankruptcies, and (3) difficulty obtaining financing. The specific impacts and expected impacts of the crisis are discussed in detail below.

Acquisition Objectives. Acquiring income producing real estate assets is one of our primary focuses. The challenge we face is finding investments that will provide an attractive return without compromising our real estate underwriting criteria. While we believe we have access to acquisition opportunities due to our relationship with developers, brokers, corporate users and sellers, our acquisition activity decreased during the last few years as a result of market conditions.

As capitalization rates on investment opportunities began to compress at the end of 2006, we began to decrease our acquisition activity. Following the Newkirk Merger, our real estate acquisition activity consisted primarily of acquiring the interests that we did not already own in certain of our co-investment programs.

In response to the compression in capitalization rates, we refocused our efforts into (1) repurchasing our senior debt at what we believe are attractive and secure yields to maturity and (2) disposing of real estate assets in compliance with regulatory and contractual requirements. We believe we have benefited from this refocusing during the global credit and financial crisis.

Despite the global credit and financial crisis, we continue to review single acquisitions and strategic transactions including forming new co-investment programs and joint ventures. Capitalization rates have begun to decompress; however, the difficulty has been obtaining attractive financing during the crisis. We believe we are prepared to take advantage of opportunities when the financing markets rebound.

When we do acquire real estate assets, we look for general purpose office and industrial real estate assets subject to a long-term net lease which have one or more of the following characteristics (1) a credit-worthy tenant; (2) adaptability to a variety of users, including multi-tenant use; and (3) an attractive geographic location.

During 2008, we purchased two properties from unrelated parties, for an aggregate capitalized cost of $56.1 million.

Capital Recycling. During 2008, we continued to dispose of non-core and core assets, subject to regulatory and contractual requirements, in order to increase liquidity. We were, and believe we still are, able to dispose of these assets at prices that allow us to realize an attractive internal rate of return.

During 2008, we (1) sold 40 properties to unrelated third parties for an aggregate sales price of $242.3 million; disposed of one property through foreclosure, (2) contributed/sold 13 properties to NLS with an agreed upon value of $335.0 million and (3) sold our interest in Wells for $8.31 per share.

We primarily used the proceeds to repurchase senior debt and preferred securities at what we believe are favorable spreads. We believe this capital recycling provides us with enhanced return rates while allowing us to deleverage.

During 2008, we retired a total of $309.9 million of 5.45% Exchangeable Guaranteed Notes and Trust Preferred Securities at a discounted cost to us of approximately $237.5 million, which we funded with $214.0 million in cash and through the issuance of 1.6 million common shares, at an average price of approximately $14.50 per share and an aggregate value at issuance of $23.5 million.

Leasing Objectives. Re-leasing properties as leases expire and properties currently vacant at favorable effective rates is one of our primary focuses. The primary risks associated with re-tenanting properties are (1) the period of time required to find a new tenant, (2) whether rental rates will be lower than previously received, (3) the significant leasing costs such as commissions and tenant improvement allowances and (4) the payment of operating costs such as real estate taxes and insurance while there is no offsetting revenue.

We try to mitigate these risks by contacting tenants well in advance of lease maturity to get an understanding of their occupancy needs, contacting local brokers to determine the depth of the rental market and retaining local expertise to assist in the re-tenanting of a property. However, no assurance can be given that once a property becomes vacant it will subsequently be re-let.

We continue to monitor the credit of our tenants and are particularly focused on our tenants in the financial, retail and automotive industries. During the year ended December 31, 2008, certain of our tenants filed for bankruptcy, including Linens’n Things, Inc., which we refer to as Linens, Circuit City Stores, Inc., which we refer to as Circuit City, and Bally’s Total Fitness of the Midwest, which we refer to as Bally’s. Under current bankruptcy law, a tenant can generally assume or reject a lease within a certain number of days of filing its bankruptcy petition. If a tenant rejects the lease, our damages are generally limited to the greater of (1) one year’s rent and (2) the rent for 15%, not to exceed three years, of the remaining term of the lease.

Linens was the tenant at our 262,644 square foot distribution/warehouse facility located in Swedesboro, New Jersey. Linens rejected its lease for our facility and vacated the facility on December 31, 2008. The lease provided for annual rental revenue of $1.3 million and was scheduled to expire on December 31, 2010. The facility is subject to non-recourse first mortgage financing with a principal amount of $7.5 million as of December 31, 2008 and a fixed interest rate of 4.76%. We are seeking recovery of our damages; however, we do not anticipate recovering the entire amount.

Circuit City is currently the tenant in our 288,000 square foot office building located in Richmond, Virginia, which is part of its headquarter campus. On January 16, 2009, Circuit City announced that it has begun the process to liquidate its assets. Circuit City rejected its lease for our facility. We expect Circuit City to vacate the premises by the end of the first quarter of 2009. The lease provides for annual rental revenue of $2.9 million and expires on February 28, 2010. We are seeking recovery of our damages; however, we do not anticipate recovering the entire amount.

Bally’s is currently the tenant in our 37,214 square foot health club facility located in Canton, Ohio. As of the date of this Annual Report, Bally’s has yet to assume or reject the lease. The lease provides for annual rental revenue of $0.4 million and expires on December 31, 2009. In addition, we hold a mortgage note of approximately $3.2 million at December 31, 2008, which is secured by a facility leased to Bally’s in Vorhees, New Jersey. The borrower is current in its obligations under the mortgage note.

We own 16 consolidated properties totaling approximately 4.0 million square feet with aggregate rental revenues of approximately $31.6 million that are leased to tenants in the automotive industry. The primary business of these tenants is supply, manufacturing and installation. We are closely monitoring the automotive industry in general and our tenants within that industry.

If a property cannot be re-let to a single user and the property can be adapted to multi-tenant use, we determine whether the costs of adapting the property to multi-tenant use outweigh the benefit of funding operating costs while searching for a single-tenant. During 2008, two properties were converted to multi-tenant use following expiration of a lease with a single-tenant user.

Certain of the long-term leases on our properties contain provisions that may mitigate the adverse impact of inflation on our operating results. Such provisions include clauses entitling us to receive (1) scheduled fixed base rent increases and (2) base rent increases based upon the consumer price index. In addition, a majority of the leases on our properties require tenants to pay operating expenses, including maintenance, real estate taxes, insurance and utilities, thereby reducing our exposure to increases in costs and operating expenses. In addition, the leases on our properties are generally structured in a way that minimizes our responsibility for capital improvements.

Critical Accounting Policies and Recently Issued Accounting Standards. Our accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which require our management to make estimates that affect the amounts of revenues, expenses, assets and liabilities reported. A summary of our significant accounting policies and recently issued accounting standards which are important to the portrayal of our financial condition and results of operations is set forth in note 2 to the Consolidated Financial Statements beginning on page 36 of this Annual Report and incorporated herein.

The following is a summary of our critical accounting policies, which require some of management’s most difficult, subjective and complex judgments.

Basis of Presentation and Consolidation. Our consolidated financial statements are prepared on the accrual basis of accounting. The financial statements reflect our accounts and the accounts of our consolidated subsidiaries. We determine whether an entity for which we hold an interest should be consolidated pursuant to Financial Accounting Standards Board, which we refer to as FASB, Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities, which we refer to as FIN 46R, and/or Emerging Issues Task Force, which we refer to as EITF, 04-05, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, which we refer to as EITF 04-05. FIN 46R requires us to evaluate whether we have a controlling financial interest in an entity through means other than voting rights. If the entity is not a variable interest entity we apply the guidance in EITF 04-05, and if we control the entity’s voting shares or similar rights as determined in EITF 04-05, the entity is consolidated.

Use of Estimates. Our management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses to prepare these consolidated financial statements in conformity with U.S. generally accepted accounting principles. These estimates and assumptions are based on our management’s best estimates and judgment. Our management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Our management adjusts such estimates when facts and circumstances dictate. The most significant estimates made include the recoverability of accounts receivable, allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed, the determination of impairment of long-lived assets and equity method investments, valuation and impairment of assets held by equity method investees, valuation of derivative financial instruments, and the useful lives of long-lived assets. Actual results could differ materially from those estimates.

Business Combinations. We follow the provisions of Statement of Financial Accounting Standards, which we refer to as SFAS, No. 141, Business Combinations, which we refer to as SFAS 141, and record all assets acquired and liabilities assumed at fair value. On December 31, 2006, we acquired Newkirk, which was a variable interest entity (VIE). We follow the provisions of FIN 46R, and as a result have recorded the noncontrolling interest in Newkirk at estimated fair value on the date of acquisition. The value of the consideration issued in common shares is based upon a reasonable period before and after the date that the terms of the Newkirk Merger were agreed to and announced.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations, which we refer to as SFAS 141R. SFAS 141R requires most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value” and acquisition related costs will generally be expensed rather than included as part of the basis of the acquisition. SFAS 141R expands required disclosures to improve the ability to evaluate the nature and financial effects of business combinations. SFAS 141R is effective for acquisitions in periods beginning on or after December 15, 2008. The adoption of this standard could materially impact our future financial results to the extent that we acquire significant amounts of real estate, as related acquisition costs will be expensed as incurred compared to current practice of capitalizing such costs and amortizing them over the estimated useful life of the assets acquired.

Purchase Accounting for Acquisition of Real Estate. The fair value of the real estate acquired, which includes the impact of fair value adjustments for assumed mortgage debt related to property acquisitions, is allocated to the acquired tangible assets, consisting of land, building and improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.

The fair value of the tangible assets of an acquired property (which includes land, building and improvements and fixtures and equipment) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and improvements based on our management’s determination of relative fair values of these assets. Factors considered by our management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, our management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Our management also estimates costs to execute similar leases including leasing commissions.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market lease values are recorded based on the difference between the current in-place lease rent and management’s estimate of current market rents. Below-market lease intangibles are recorded as part of deferred revenue and amortized into rental revenue over the non-cancelable periods and bargain renewal periods of the respective leases. Above-market leases are recorded as part of intangible assets and amortized as a direct charge against rental revenue over the non-cancelable portion of the respective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and customer relationships, is measured by the excess of (1) the purchase price paid for a property over (2) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and customer relationships based on management’s evaluation of the specific characteristics of each tenant’s lease. The value of in-place leases are amortized to expense over the remaining non-cancelable periods and any bargain renewal periods of the respective leases. Customer relationships are amortized to expense over the applicable lease term plus expected renewal periods.

Revenue Recognition. We recognize revenue in accordance with SFAS No. 13, Accounting for Leases, as amended, which we refer to as SFAS 13. SFAS 13 requires that revenue be recognized on a straight-line basis over the term of the lease unless another systematic and rational basis is more representative of the time pattern in which the use benefit is derived from the leased property. Renewal options in leases with rental terms that are lower than those in the primary term are excluded from the calculation of straight line rent if the renewals are not reasonably assured. In those instances in which we fund tenant improvements and the improvements are deemed to be owned by us, revenue recognition will commence when the improvements are substantially completed and possession or control of the space is turned over to the tenant. When we determine that the tenant allowances are lease incentives, we commence revenue recognition when possession or control of the space is turned over to the tenant for tenant work to begin. The lease incentive is recorded as a deferred expense and amortized as a reduction of revenue on a straight-line basis over the respective lease term. We recognize lease termination payments as a component of rental revenue in the period received, provided that there are no further obligations under the lease. All above market lease assets, below market lease liabilities and deferred rent assets or liabilities for terminated leases are charged against or credited to rental revenue in the period the lease is terminated. All other capitalized lease costs and lease intangibles are accelerated via amortization expense to the date of termination.

Gains on sales of real estate are recognized pursuant to the provisions of SFAS No. 66, Accounting for Sales of Real Estate, as amended, which we refer to as SFAS 66. The specific timing of the sale is measured against various criteria in SFAS 66 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria are not met, the gain is deferred and the finance, installment or cost recovery method, as appropriate, is applied until the sales criteria are met. To the extent we sell a property and retain a partial ownership interest in the property, we recognize gain to the extent of the third party ownership interest in accordance with SFAS 66.

Accounts Receivable. We continuously monitor collections from our tenants and would make a provision for estimated losses based upon historical experience and any specific tenant collection issues that we have identified. As of December 31, 2008 and 2007, our allowance for doubtful accounts was not significant.

Impairment of Real Estate. We evaluate the carrying value of all tangible and intangible assets held when a triggering event under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as amended, which we refer to as SFAS 144, has occurred to determine if an impairment has occurred which would require the recognition of a loss. The evaluation includes estimating and reviewing anticipated future cash flows to be derived from the asset. However, estimating future cash flows is highly subjective and such estimates could differ materially from actual results.

Depreciation is determined by the straight-line method over the remaining estimated economic useful lives of the properties. We generally depreciate buildings and building improvements over periods ranging from 8 to 40 years, land improvements from 15 to 20 years, and fixtures and equipment from 2 to 16 years.

Only costs incurred to third parties in acquiring properties are capitalized. No internal costs (rents, salaries, overhead) are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations which extend the useful life of the properties are capitalized.

Impairment of Equity Method Investments. We assess whether there are indicators that the value of our equity method investments may be impaired. An investment’s value is impaired if we determine that a decline in the value of the investment below its carrying value is other than temporary. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated value of the investment.

Properties Held For Sale. We account for properties held for sale in accordance with SFAS 144. SFAS 144 requires that the assets and liabilities of properties that meet various criteria in SFAS 144 be presented separately in the Consolidated Balance Sheets, with assets and liabilities being separately stated. The operating results of these properties are reflected as discontinued operations in our Consolidated Statements of Operations. Properties that do not meet the held for sale criteria of SFAS 144 are accounted for as operating properties.

Investments in Non-consolidated Entities. We account for our investments in 50% or less owned entities under the equity method, unless pursuant to FIN 46R consolidation is required or if our investment in the entity is less than 3% and we have no influence over the control of the entity then the entity is accounted for under the cost method.

Marketable Equity Securities. We classify our existing marketable equity securities as available-for-sale in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. These securities are carried at fair market value, with unrealized gains and losses, including our proportionate share of the unrealized gains or losses from non-consolidated entities, reported in shareholders’ equity as a component of accumulated other comprehensive income. Gains or losses on securities sold and other than temporary impairments are included in our Consolidated Statement of Operations. Sales of securities are recorded on the trade date and gains and losses are generally determined by the specific identification method.

Investments in Debt Securities. Investments in debt securities are classified as held-to-maturity, reported at amortized cost and are included with other assets in our Consolidated Balance Sheets. A decline in the market value of any held-to-maturity security below cost that is deemed to be other-than-temporary results in an impairment and would reduce the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, we consider whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Notes Receivable. We evaluate the collectability of both interest and principal of each of our notes, if circumstances warrant, to determine whether it is impaired. A note is considered to be impaired, when based on current information and events, it is probable that we will be unable to collect all amounts due according to the existing contractual terms. When a note is considered to be impaired, the amount of the loss accrual is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the note’s effective interest rate. Interest on impaired notes is recognized on a cash basis.

Deferred Expenses. Deferred expenses consist primarily of debt and leasing costs. Debt costs are amortized using the straight-line method, which approximates the interest method, over the terms of the debt instruments and leasing costs are amortized over the term of the related lease.

Derivative Financial Instruments. We account for our interest rate swap agreements in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, which we refer to as SFAS 133. In accordance with SFAS 133, these agreements are carried on the balance sheet at their fair value, as an asset, if their fair value is positive, or as a liability, if their fair value is negative. If the interest rate swap is designated as a cash flow hedge, the effective portion of the swap’s change in fair value is reported as a component of other comprehensive income (loss) and the ineffective portion, if any, is recognized in earnings as an increase or decrease to interest expense.

Upon entering into hedging transactions, we document the relationship between the interest rate swap agreements and the hedged liability. We also document our risk-management policies, including objectives and strategies, as they relate to our hedging activities. We assess, both at inception of a hedge and on an on-going basis, whether or not the hedge is highly effective, as defined by SFAS 133. We will discontinue hedge accounting on a prospective basis with changes in the estimated fair value reflected in earnings when: (1) it is determined that the derivative is no longer effective in offsetting cash flows of a hedge item (including forecasted transactions); (2) it is no longer probable that the forecasted transaction will occur; or (3) it is determined that designating the derivative as an interest rate swap is no longer appropriate. We may utilize interest rate swap and cap agreements to manage interest rate risk and do not anticipate entering into derivative transactions for speculative trading purposes.

Stock Compensation. We maintain an equity participation plan. Options granted under the plan in 2008 vest upon attainment of certain market performance measures and expire ten years from the date of grant. Non-vest share grants generally vest either based upon (i) time (ii) performance and/or (iii) market conditions.

Prior to January 1, 2003, we accounted for the plan under the intrinsic value-based method of accounting prescribed by Accounting Principles Board, which we refer to as APB, Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation (an interpretation of APB Opinion No. 25). Effective January 1, 2003, we adopted the prospective method provisions of SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure an Amendment of FASB Statement No. 123, which we refer to as SFAS No. 148, which applies the recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, which we refer to as SFAS No. 123, to all employee awards granted, modified or settled after January 1, 2003.

During December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which we refer to as SFAS No. 123(R), and which is a revision of Statement 123. SFAS No. 123(R) supersedes APB Opinion 25. Generally, the approach in SFAS No. 123(R) is similar to the approach described in Statement 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro-forma disclosure is no longer an alternative under SFAS No. 123(R). SFAS No. 123(R) was effective for fiscal years beginning after December 31, 2005. We began expensing stock based employee compensation with our adoption of the prospective method provisions of SFAS No. 148, effective January 1, 2003, as a result, the adoption of SFAS No. 123(R) did not have a material impact on our financial position or results of operations.

Tax Matters. We have made an election to qualify, and believe we are operating so as to qualify, as a REIT for federal income tax purposes. Accordingly, we generally will not be subject to federal income tax, provided that distributions to our shareholders equal at least the amount of our REIT taxable income as defined under Sections 856 through 860 of the Code.

We are permitted to participate in certain activities from which we were previously precluded in order to maintain our qualification as a REIT, so long as these activities are conducted in entities which elect to be treated as taxable REIT subsidiaries under the Code.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which we refer to as FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, Accounting for Income Taxes, which we refer to as SFAS 109. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 was effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have an impact on our consolidated financial position or results of operations.

Fair Value Measurements. In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, as amended, which we refer to as SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS 157 were effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, except for those relating to non-financial assets and liabilities, which were deferred for one additional year, and a scope exception for purposes of fair value measurements affecting lease classification or measurement under SFAS No. 13 and related standards. SFAS 157 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1 – quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2 – observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3 – unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value. The adoption of the effective portions of this statement did not have a material impact on our financial position, results of operations or cash flows. The implementation of this statement as it relates to non-financial assets and liabilities is not expected to have a material impact on our financial position, results of operations or cash flows.

In October 2008, the FASB issued FASB Staff Position FAS 157-3, which we refer to as FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market For That Asset is Not Active, which clarifies the application of FASB 157, Fair Value Measurements, in a market that is not active. Among other things, FSP FAS 157-3 clarifies that determination of fair value in a dislocated market depends on facts and circumstances and may require the use of significant judgment about whether individual transactions are forced liquidations or distressed sales. In cases where the volume and level of trading activity for an asset have declined significantly, the available prices vary significantly over time or among market participants, or the prices are not current, observable inputs might not be relevant and could require significant adjustment. In addition, FSP FAS 157-3 also clarifies that broker or pricing service quotes may be appropriate inputs when measuring fair value, but are not necessarily determinative if an active market does not exist for the financial asset. Regardless of the valuation techniques used, FSP FAS 157-3 requires that an entity include appropriate risk adjustments that market participants would make for nonperformance and liquidity risks. FSP FAS 157-3 was effective upon issuance and includes prior periods for which financial statements have not been issued. We have adopted FSP FAS 157-3, which did not have a material impact on our financial position, results of operations or cash flows.

Derivative Instruments and Hedging Activities. In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities- an amendment of SFAS No.133, which we refer to as SFAS 161. SFAS 161, which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, requires companies with derivative instruments to disclose information about how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. The required disclosures include the fair value of derivative instruments and their gains or losses in tabular format, information about credit-risk-related contingent features in derivative agreements, counterparty, credit risk, and the company’s strategies and objectives for using derivative instruments. SFAS 161 is effective prospectively for periods beginning on or after November 15, 2008. The adoption of this statement is not expected to have a material impact on our financial position, results of operations or cash flows.

The following recently issued accounting standards were effective for fiscal years after December 31, 2008 and required retroactive application.

     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements – an amendment of ARB 51, which we refer to as SFAS 160. SFAS 160 requires noncontrolling interests (previously referred to as minority interests) to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. SFAS 160 was effective for periods beginning on or after December 15, 2008 and was applied prospectively effective January 1, 2009, except for the presentation and disclosure requirements which were applied retrospectively for all periods presented. As a result of this pronouncement, we performed a complete evaluation of our noncontrolling interests previously classified in the “mezzanine” section of the balance sheet to determine if the noncontrolling interests should be treated as permanent equity. SFAS 160 does not specifically address the accounting for redeemable noncontrolling interests that are required to be presented outside of permanent equity pursuant to EITF Topic D-98, Classification and Measurement of Redeemable Securities, and SEC Accounting Series Release No. 268, Presentation in Financial Statements of Redeemable Preferred Stocks. We determined that the noncontrolling interests should be classified as a separate component of permanent equity.

In May 2008, the FASB issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which we refer to as FSP 14-1. FSP 14-1 is applicable to issuers of convertible debt that may be settled wholly or partly in cash. The adoption of FSP 14-1 affected the accounting for our 5.45% Exchangeable Guaranteed Notes issued in 2007. FSP 14-1 requires the initial proceeds from the sale of the 5.45% Exchangeable Guaranteed Notes to be allocated between a liability component representing debt and an equity component representing the conversion feature. The resulting discount is amortized using the effective interest method over the period the debt is expected to remain outstanding as additional interest expense. FSP 14-1 was effective for fiscal years beginning after December 31, 2008, and required retroactive application. We adopted FSP 14-1 as of January 1, 2009. The adoption of FSP 14-1 resulted in the recognition of an aggregate unamortized debt discount of approximately $6.9 million and approximately $19.5 million as of December 31, 2008 and 2007, respectively, in our Consolidated Balance Sheets and additional interest expense in our Consolidated Statements of Operations for the years then ended and a decrease in the gain on debt extinguishment during 2008. The incremental interest expense and debt satisfaction gain reduction, net of noncontrolling interest, for each reporting period is as follows ($000s):

For the year ended December 31	Interest expense	Debt satisfaction gain reduction
2006	$--	$--
2007	$1,602	$--
2008	$1,997	$(3,714)

     In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, which we refer to as FSP 03-6-1. FSP 03-6-1 requires unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents to be treated as participating securities as defined in EITF Issue No. 03-6, Participating Securities and the Two-Class Method under SFAS No. 128, and, therefore, included in the earnings allocation in computing earnings per share under the two-class method described in SFAS No. 128, Earnings per Share. We adopted FSP 03-6-1 on January 1, 2009. We have determined that our unvested share-based payment awards are considered participating securities as defined in FSP 03-6-1, as such we have implemented the two-class method in determining earnings per share for all periods presented in this Annual Report. Under the two-class method unvested share based payment awards are not allocated losses as they are not obligated to absorb losses.

     The accounting for these critical accounting policies and recently issued accounting standards involves the making of estimates based on current facts, circumstances and assumptions which could change in a manner that would materially affect management’s future estimates with respect to such matters. Accordingly, future reported financial conditions and results could differ materially from financial conditions and results reported based on management’s current estimates.

Liquidity

General. Since becoming a public company, our principal sources of liquidity have been (1) undistributed cash flows generated from our investments, (2) the public and private equity and debt markets, including issuances of OP units (3) property specific debt, (4) corporate level borrowings, and (5) commitments from co-investment partners.

Our ability to incur additional debt to fund acquisitions is dependent upon our existing leverage, the value of the assets we are attempting to leverage and general economic and credit market conditions, which may be outside of management’s control or influence.

Cash Flows. We believe that cash flows from operations will continue to provide adequate capital to fund our operating and administrative expenses, regular debt service obligations and all dividend payments in accordance with REIT requirements in both the short-term and long-term. In addition, we anticipate that cash on hand, borrowings under our credit facility, issuance of equity and debt and co-investment programs as well as other alternatives, will provide the necessary capital required by us.

Cash flows from operations as reported in the Consolidated Statements of Cash Flows totaled $230.2 million for 2008, $287.7 million for 2007 and $108.0 million for 2006. The underlying drivers that impact working capital and therefore cash flows from operations are the timing of collection of rents, including reimbursements from tenants, the collection of advisory fees, payment of interest on mortgage debt and payment of operating and general and administrative costs. We believe the net lease structure of the majority of our tenants’ leases enhances cash flows from operations since the payment and timing of operating costs related to the properties are generally borne directly by the tenant. Collection and timing of tenant rents is closely monitored by management as part of our cash management program.

Net cash provided by (used in) investing activities totaled $230.1 million in 2008, ($31.5) million in 2007 and ($154.1) million in 2006. Cash provided by investing activities related primarily to collection of notes receivable, distributions from non-consolidated entities in excess of accumulated earnings, proceeds from the sale of marketable equity securities and proceeds from the sale of properties. Cash used in investing activities related primarily to investments in real estate properties, co-investment programs, notes receivable, an increase in deferred leasing costs and the purchase of noncontrolling interests. Therefore, the fluctuation in investing activities relates primarily to the timing of investments and dispositions.

Net cash (used in) provided by financing activities totaled ($804.6) million in 2008, $39.0 million in 2007 and $0.5 million in 2006. Cash provided by financing activities during each year was primarily attributable to proceeds from equity offerings, non-recourse mortgages and borrowings under our credit facility offset by dividend and distribution payments and debt payments and repurchases.

Public and Private Equity and Debt Markets. We access the public and private equity and debt markets when we believe conditions are favorable and we have a compelling use of proceeds. During 2008, we issued approximately 3.5 million common shares raising net proceeds of approximately $47.2 million. We primarily used these proceeds to retire indebtedness.

In February 2007, we completed an offering of 6.2 million Series D Preferred Shares, having a liquidation amount of $25 per share and an annual dividend rate of 7.55%, raising net proceeds of $149.8 million.

During 2007, we issued, through a wholly-owned subsidiary, $200.0 million in Trust Preferred Securities, which bear interest at a fixed rate of 6.804% through April 2017 and thereafter at a variable rate of three month LIBOR plus 170 basis points through maturity. These securities are (1) classified as debt; (2) due in 2037; and (3) redeemable by us commencing April 2012. During 2008, we repurchased, through unsolicited offers, $70.9 million of these securities for $44.6 million in cash, which resulted in a gain on debt extinguishment of $24.7 million including a write off of $1.6 million in deferred financing costs.

During 2007, we issued an aggregate $450.0 million of 5.45% Exchangeable Guaranteed Notes due in 2027. These notes can be put to us commencing in 2012 and every five years thereafter through maturity. The notes are exchangeable by the holders into common shares at a price of $21.99 per share at December 31, 2008, subject to adjustment upon certain events, including increases in our dividend rate above a certain threshold. Upon exchange, the holders of the notes would receive (1) cash equal to the principal amount of the note and (2) to the extent the exchange value exceeds the principal amount of the note, either cash or common shares at our option. During 2008, we repurchased $239.0 million original principal amount of the notes for $169.5 million in cash and 1.6 million common shares having a value at issuance of $23.5 million (or $14.50 per share), which resulted in gains on debt extinguishment of $36.0 million, including write-offs of $12.8 million of the unamortized debt discount and deferred financing costs.

During 2008, we (1) repurchased 1.2 million common shares at an average price of $14.28 per share and (2) repurchased and retired 501,700 of our Series C Preferred Shares by issuing 0.7 million common shares and paying $7.5 million in cash. The difference between the cost to retire these Series C Preferred Shares and their historical cost was $5.7 million and is treated as an increase to shareholders equity and as a reduction in preferred dividends paid for calculating earnings per share. We also entered into a forward equity commitment to purchase 3.5 million of our common shares at a price of $5.60 per share, we have prepaid in cash $12.8 million of the $19.6 million purchase price as of December 31, 2008, agreed to make floating payments during the term of the forward purchase at LIBOR plus 250 basis points per annum and we retain the dividends paid on the 3.5 million common shares.

Current market conditions are not favorable for accessing the public and private equity and debt markets. Once market conditions improve, we intend to access the public and private equity markets to further our deleveraging efforts.

UPREIT Structure.  Our UPREIT structure permits us to effect acquisitions by issuing to a property owner, as a form of consideration in exchange for the property, OP units in our operating partnerships. Substantially all outstanding OP units are redeemable by the holder at certain times for common shares on a one-for-one basis or, at our election, with respect to certain OP units, cash. Substantially all outstanding OP units require us to pay quarterly distributions to the holders of such OP units equal to the dividends paid to our common shareholders and the remaining OP units have stated distributions in accordance with their respective partnership agreement. To the extent that our dividend per share is less than a stated distribution per unit per the applicable partnership agreement, the stated distributions per unit are reduced by the percentage reduction in our dividend. No OP units have a liquidation preference. The number of common shares that will be outstanding in the future should be expected to increase, and income (loss) attributable to noncontrolling interests should be expected to decrease, as such OP units are redeemed for our common shares.

On December 31, 2008, the MLP merged with and into us and 6.4 million OP units were exchanged into an equal number of common shares. As of December 31, 2008, there were 5.3 million OP units outstanding. Of the total OP units outstanding, approximately 1.6 million are held by related parties.

Property Specific Debt. We expect to continue to use property specific, non-recourse mortgages as we believe that by properly matching a debt obligation, including the balloon maturity risk, with a lease expiration, our cash-on-cash returns increase and the exposure to residual valuation risk is reduced. However, the global credit and financial crisis has impacted our ability to obtain property specific debt on favorable terms.

During 2008, we obtained or assumed $21.2 million in property specific non-recourse mortgage financings on two properties, which have a fixed weighted-average interest rate of 6.0%. The proceeds of the financing not assumed were used to retire existing indebtedness.

During 2008, we informed the lender for the mortgage secured by our property in Auburn Hills, Michigan that we would no longer make debt service payments and our intention to convey the property to the lender. Following discussion with the lender, the lender foreclosed on this property on December 23, 2008, and on December 31, 2008, we entered into a settlement agreement with the lender and we were released from obligations under the mortgage.

Corporate Borrowings. We use corporate level borrowings, such as our unsecured revolving credit facility and secured term loans, to finance our investments and operations.

Our $200.0 million unsecured revolving credit facility with Wachovia Bank N.A. and a consortium of other banks, (1) was scheduled to expire June 2009 and (2) bore interest at 120-170 basis points over LIBOR depending on our leverage (as defined) in the credit facility. The credit facility contained financial covenants including restrictions on the level of indebtedness, amount of variable debt to be borrowed and net worth maintenance provisions. As of December 31, 2008, we were in compliance with all covenants, $25.0 million of borrowings were outstanding, $173.3 million was available to be borrowed, and $1.7 million letters of credit were outstanding under the credit facility. Upon entering into the new secured credit facility consisting of a term loan and revolving credit facility on February 13, 2009, the $25.0 million outstanding was satisfied and the credit agreement with Wachovia Bank N.A. was terminated.

We have three term loans with KeyBank as of December 31, 2008, which are secured by pledges of equity interests in subsidiaries that directly own property and guarantees from other subsidiaries. In June 2007, we obtained a $225.0 million original principal amount secured term loan from KeyBank, which bore interest at LIBOR plus 60 basis points. As of December 31, 2008, $174.3 million was outstanding under the secured loan. The secured loan was scheduled to mature in June 2009, with our option to extend to December 2009. The secured loan required monthly payments of interest only. We were also required to make principal payments from the proceeds of certain property sales and certain refinancings if proceeds were not reinvested into net leased properties. The required principal payments were based on a minimum release price set forth in the secured loan agreement. We were in compliance with the secured term loan covenants at December 31, 2008 and 2007. Upon entering into the new secured credit facility on February 13, 2009, this loan was satisfied in full and the term loan was terminated.

In March 2008, we obtained $25.0 million and $45.0 million secured term loans from KeyBank. The loans are interest only at LIBOR plus 60 basis points, however we entered into an interest rate swap agreement which fixed the interest rate at 5.52%, and mature in 2013. The net proceeds of the loans of $68.0 million were used to partially repay indebtedness on three cross-collateralized mortgages. After such repayment, the amount owed on the three mortgages was $103.5 million, the three loans were combined into one loan, which is interest only instead of having a portion as self-amortizing and matures in September 2014. As of December 31, 2008, $25.0 million and $35.7 million was outstanding on each secured term loan and we were in compliance with the covenants contained in each loan.

As of December 31, 2008, the borrowing base for the $45.0 million and the $225.0 million original principal amount secured term loans was comprised of 35 properties. As of December 31, 2008, the borrowing base for the $25.0 million original principal amount secured term loan was comprised of the three properties secured by the mortgages repaid at origination.

On February 13, 2009, we refinanced our (1) unsecured revolving credit facility, with $25.0 million outstanding as of December 31, 2008, which was scheduled to expire in June 2009, and (2) secured term loan, with $174.3 million outstanding as of December 31, 2008, which was scheduled to mature in 2009, with a secured credit facility consisting of a $165.0 million term loan and a $85.0 million revolving credit agreement with KeyBank, as agent. The new facility bears interest at 2.85% over LIBOR and matures in February 2011, but can be extended until February 2012 at our option. The new credit facility is secured by ownership interest pledges and guarantees by certain of our subsidiaries that in the aggregate own interests in a borrowing base consisting of 72 properties. With the consent of the lenders, we can increase the size of (1) the term loan by $135.0 million and (2) the revolving loan by $115.0 million (or $250.0 million in the aggregate, for a total facility size of $500.0 million) by adding properties to the borrowing base.

Liquidity Needs. Our principal liquidity needs are the contractual obligations set forth under the heading “Contractual Obligations,” below, and the payment of dividends to our shareholders and distributions to the holders of OP units.

As of December 31, 2008, there were $2.4 billion of mortgages and notes payable outstanding, 5.45% Exchangeable Guaranteed Notes and Trust Preferred Securities, including discontinued operations and discounts, with a weighted average interest rate of approximately 5.6%. Our ability to make debt service payments depends upon our rental revenues and our ability to refinance the mortgage related thereto, sell the related property, have available amounts under our credit facility or access other capital. Our ability to accomplish such goals will be affected by numerous economic factors affecting the real estate industry, including the availability and cost of mortgage debt at the time, our equity in the mortgaged properties, the financial condition and the operating history of the mortgaged properties, the then current tax laws and the general national, regional and local economic conditions.

If we are unable to satisfy our contractual obligations with our cash flow from operations, we intend to use borrowings under our secured credit facility and proceeds from issuances of equity or debt securities.

We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net taxable income that is currently distributed to shareholders.

In connection with our intention to continue to qualify as a REIT for federal income tax purposes, we expect to continue paying regular dividends to our shareholders. These dividends are expected to be paid from operating cash flows and/or from other sources. Since cash used to pay dividends reduces amounts available for capital investments, we generally intend to maintain a conservative dividend payout ratio or we may issue common shares in lieu of cash dividends as currently permitted under the Code, reserving such amounts as we consider necessary for the maintenance or expansion of properties in our portfolio, debt reduction, the acquisition of interests in new properties as suitable opportunities arise, and such other factors as our Board of Trustees considers appropriate.

We paid approximately $241.3 million in dividends to our common and preferred shareholders in 2008. Although we receive the majority of our base rental payments on a monthly basis, we intend to continue paying dividends quarterly. Amounts accumulated in advance of each quarterly distribution are invested by us in short-term money market or other suitable instruments.

Capital Resources

General. Due to the net lease structure, we historically have not incurred significant expenditures in the ordinary course of business to maintain our properties. However, as leases expire, we incur costs in extending the existing tenant leases, re-tenanting the properties with a single-tenant, or converting the property to multi-tenant. The amounts of these expenditures can vary significantly depending on tenant negotiations, market conditions and rental rates.

Single-Tenant Properties.  We do not anticipate significant capital expenditures at our properties that are subject to net leases since our tenants at these properties generally bear all or substantially all of the cost of property operations, maintenance and repairs. At certain single-tenant properties that are not subject to a net lease, we have a level of property operating expense responsibility.

Multi-Tenant Properties. Primarily as a result of non-renewals at single-tenant net lease properties, we have multi-tenant properties in our consolidated portfolio. While tenants are generally responsible for increases over base year expenses, we are responsible for the base expenses and capital expenditures at the properties.

Our property in Baltimore, Maryland was previously net-leased to St. Paul Fire and Marine Insurance Company. In April 2008, we entered into a lease termination with St. Paul Fire and Marine Insurance Company, and we assumed the direct subleases for the property. On September 30, 2009, the lease with the largest subtenant, Legg Mason, expires and we expect the building to be approximately 25% leased.

We will need to redevelop the property to assist with our leasing effort.  We expect to upgrade the exterior façade of the building and redesign the lobby and outside plaza.  We estimate these improvements will cost approximately $22.0 million and will be completed over the next several years.  We also own an adjacent parcel and are constructing a parking garage to increase the parking ratio at the property.

Vacant Properties. To the extent there is a vacancy in a property, we would be obligated for all operating expenses, including real estate taxes and insurance.

Property Expansions. Under certain leases, our tenants have the right to expand the facility located on our property. In the past we have generally funded, and in the future we intend to generally fund, these property expansions with additional secured borrowings, the repayment of which was funded out of rental increases under the leases covering the expanded properties.

Ground Leases. Our tenants generally pay the rental obligations on ground leases either directly to the fee holder or to us as increased rent. However, we are responsible for these payments under certain leases and at vacant properties.

Environmental Matters.Based upon management’s ongoing review of our properties, management is not aware of any environmental condition with respect to any of our properties, which would be reasonably likely to have a material adverse effect on us. There can be no assurance, however, that (1) the discovery of environmental conditions, which were previously unknown; (2) changes in law; (3) the conduct of tenants; or (4) activities relating to properties in the vicinity of our properties, will not expose us to material liability in the future. Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which would adversely affect our financial condition and results of operations.

Results of Operations

Year ended December 31, 2008 compared with December 31, 2007. Changes in our results of operations between these periods are primarily due to a decrease in earnings from non-consolidated entities and a decrease in gains on sales of properties, offset by an increase in debt satisfaction gains due to the repurchases of our 5.45% Exchangeable Guaranteed Notes and Trust Preferred Securities at favorable rates. Of the increase in total gross revenues in 2008 of $21.6 million, $22.7 million is attributable to an increase in rental revenue, primarily due to $28.7 million recognized in connection with two lease terminations, and an $11.0 million increase in tenant reimbursements. These increases were offset by a decrease of $12.1 million in advisory and incentive fees. The primary decrease in advisory and incentive fees relates to promoted interests ($11.7 million) earned in 2007 with respect to two former co-investment programs and one advisory agreement.

The decrease in interest and amortization expense of $6.6 million is due primarily to a decrease in long term debt.

The increase in property operating expense of $23.4 million is primarily due to an increase in properties for which we have operating expense responsibility, including vacancies and properties with tenant leases subject to expense stops and base year clauses.

The increase in depreciation and amortization of $11.8 million is due primarily to the growth in real estate and intangibles in 2007 through the acquisition of properties from our co-investment programs and the acceleration of amortization of certain intangible assets relating to lease terminations in 2008. Intangible assets are amortized over a shorter period of time (generally the lease term) than real estate assets.

The decrease in general and administrative expenses of $8.8 million is due primarily to a reduction in (1) costs of severance agreements with former officers and (2) merger costs incurred in 2007.

Non-operating income increased $13.0 million due primarily to land received in connection with a lease termination.

Debt satisfaction gains (charges), net changed $60.9 million primarily due to gains recognized on the retirement of our 5.45% Exchangeable Guaranteed Notes and Trust Preferred Securities at a discount in 2008.

The change in value of forward equity commitment represents the change in value of the prepaid portion of our forward purchase equity contract entered into in 2008.

The increase in gains on sale of properties— affiliates relates to the sale of properties to NLS.

  The equity in earnings (losses) of non-consolidated entities changed $89.8 million and is primarily due to a decrease in earnings in our investment in Lex-Win Concord of $35.3 million due to impairment charges and loan loss reserves of $104.9 million recognized by Lex-Win Concord, our share of which was $52.4 million; losses of $16.9 million recognized on our investment in NLS in 2008; and gains on sale realized of $34.2 million in 2007 relating to the dissolution of one of our former co-investment programs.

Net income decreased by $95.4 million primarily due to a decrease of $93.4 million in income from discontinued operations and the net impact of items discussed above.

In 2008, 42 properties were sold and/or foreclosed and classified as held for sale, compared to 56 properties sold and classified as held for sale in 2007. The total discontinued operations, which represents properties sold or held for sale, decreased $93.4 million due to a decrease in income from discontinued operations of $28.2 million and a decrease in gains on sales of properties of $79.7 million, offset by a decrease in impairment charges of $0.7 million, a decrease in the provision for income taxes of $2.8 million and a change in debt satisfaction gains (charges), net of $11.0 million.

Net income attributable to noncontrolling interests decreased $22.9 million primarily due to a decrease in gain on sale of properties and the exchange of OP units held by limited partners in the MLP for common shares.

Net loss attributable to common shareholders in 2008 was $18.5 million compared to net income attributable to common shareholders in 2007 of $48.5 million. The decrease is due to the items discussed above plus a reduction in Series C Preferred Share dividends of $1.2 million and a redemption discount of $5.7 million due to the repurchase of Series C Preferred Shares offset by an increase of $1.4 million in Series D Preferred Share dividends. The increase in net income in future periods will be closely tied to the level of acquisitions made by us. Without acquisitions, the sources of growth in net income are limited to index adjusted rents (such as the consumer price index), percentage rents, reduced interest expense on amortizing mortgages and variable rate indebtedness and by controlling other variable overhead costs. However, there are many factors beyond management’s control that could offset these items including, without limitation, increased interest rates and tenant monetary defaults and the other risks described in this Annual Report.

Year ended December 31, 2007 compared with December 31, 2006. Changes in our results of operations between these periods are primarily due to the Newkirk Merger, which was effective December 31, 2006, and the acquisition of the outstanding interests in our co-investment programs during the second quarter of 2007. Of the increase in total gross revenues in 2007 of $233.7 million, $209.3 million is attributable to rental revenue. The remaining $24.4 million increase was primarily attributable to an increase in tenant reimbursements of $15.4 million and an increase in advisory and incentive fees of $9.0 million. The primary increase in advisory and incentive fees relates to promoted interests ($11.7 million) earned with respect to two co-investment programs and one advisory agreement offset by reduced advisory fees due to the acquisition of the co-investment programs in 2007.

The increase in interest and amortization expense of $102.9 million is due to the increase in long-term debt due to the growth of our portfolio resulting from the Newkirk Merger and the acquisition of the outstanding interests in our co-investment programs.

The increase in property operating expense of $28.5 million is primarily due to an increase in properties for which we have operating expense responsibility, including an increase in vacancies.

The increase in depreciation and amortization of $153.8 million is due primarily to the growth in real estate and intangibles through the acquisition of properties in the Newkirk Merger and the acquisition of the outstanding interests in our co-investment programs. Intangible assets are amortized over a shorter period of time (generally the lease term) than real estate assets.

The increase in general and administrative expenses of $3.8 million is due primarily to (1) costs associated with the Newkirk Merger ($3.2 million); (2) the costs associated with the formation and dissolution of Lexington Strategic Assets Corp., which we refer to as LSAC, ($0.9 million); (3) costs incurred in the formation of NLS ($2.3 million); and (4) professional fees ($1.2 million) all of which is offset by a reduction in other costs including personnel costs ($5.1 million), which relates primarily to the accelerated amortization of non-vested common shares in 2006 of $10.8 million and an increase in severance costs in 2007 of $4.5 million.

Non-operating income increased $7.8 million due primarily to increased interest and dividends from investments.

Debt satisfaction gains (charges), net increased $1.0 million due to mortgages being satisfied at a loss in 2007 due to sales of properties to affiliates.

The increase in gains on sale of properties—affiliates relates to the sale of properties to NLS.

Benefit (provision) for income taxes increased $3.5 million due to the write-off deferred tax assets of LSAC, the gain realized due to the sale of properties to NLS and earnings of the taxable REIT subsidiaries.

The equity in earnings (losses) of non-consolidated entities increase of $42.2 million is primarily due to the gains on sale realized relating to the dissolution of one co-investment program ($34.2 million) and gain recognized relating to the sale of an investment to NLS ($1.6 million).

Net income increased by $85.7 million primarily due to the net impact of items discussed above coupled with an increase of $77.6 million in income from discontinued operations.

In 2007, 56 properties were sold and classified as held for sale. In 2006, 17 properties were sold and classified as held for sale. Discontinued operations represents properties sold or held for sale. The total discontinued operations increased $77.6 million due to an increase in income from discontinued operations of $12.6 million coupled with a reduction in impairment charges of $18.3 million and an increase in gains on sales of properties of $70.0 million offset by an increase in provision for income taxes of $3.4 million and change in debt satisfaction gains (charges), net of $19.9 million.

Net income attributable to noncontrolling interests increased $18.2 million primarily due to the Newkirk Merger on December 31, 2006.

Net income attributable to common shareholders in 2007 increased to $48.5 million compared to a net loss attributable to common shareholders in 2006 of $8.7 million. The increase is due to the items discussed above offset by an increase in preferred dividends of $10.3 million resulting from the issuance of Series D Preferred Shares.

Off-Balance Sheet Arrangements

General. As of December 31, 2008, we had investments in various real estate entities with varying structures. The real estate investments owned by the entities are financed with non-recourse debt. Non-recourse debt is generally defined as debt whereby the lenders’ sole recourse with respect to borrower defaults is limited to the value of the property collateralized by the mortgage. The lender generally does not have recourse against any other assets owned by the borrower or any of the members of the borrower, except for certain specified exceptions listed in the particular loan documents. These exceptions generally relate to limited circumstances including breaches of material representations.

Net Lease Strategic Assets Fund L.P. NLS is a co-investment program with Inland NLS. NLS was established to acquire single-tenant net lease specialty real estate in the United States. Other than the acquisition of 43 properties and a 40% interest in a property from us, NLS has not acquired any additional properties.

Inland NLS and we are currently entitled to a return on/of each of our respective investments as follows: (1) Inland NLS, 9% on its common equity, (2) us, 6.5% on our preferred equity, (3) us, 9% on our common equity, (4) return of our preferred equity, (5) return of Inland NLS common equity, (6) return of our common equity and (7) any remaining cash flow is allocated 65% to Inland NLS and 35% to us as long as we are the general partner, if not, allocations are 85% to Inland NLS and 15% to us.

In addition to the initial capital contributions, we and Inland NLS committed to invest up to an additional $22.5 million and $127.5 million, respectively, in NLS to acquire additional specialty single-tenant net leased assets.

LRA has entered into a management agreement with NLS whereby LRA will receive (1) a management fee of 0.375% of the equity capital, (2) a property management fee of up to 3.0% of actual gross revenues from certain assets for which the landlord is obligated to provide property management services (contingent upon the recoverability of such fees from the tenant under the applicable lease), and (3) an acquisition fee of 0.5% of the gross purchase price of each acquired asset by NLS.

Lex-Win Concord LLC. We and Winthrop, have a co-investment program, Lex-Win Concord, to acquire and originate loans secured, directly and indirectly, by real estate assets through Concord.

General

Following the restructuring of our investment in Concord during the third quarter of 2008 and provided that certain terms and conditions are satisfied, including payment to Inland Concord of a 10% priority return, both us and Winthrop may elect to reduce our aggregate capital investment in Concord to $200.0 million through distributions of principal payments from the retirement of existing loans and bonds in Concord’s current portfolio. In addition, Lex-Win Concord is obligated to make additional capital contributions to Concord of up to $75.0 million, of which our proportionate share is $37.5 million, only if such capital contributions are necessary under certain circumstances. We expect to only make further capital contributions in Lex-Win Concord, if a capital contribution is required under the limited liability company agreement or we believe it is appropriate to our overall investment strategy.

Concord’s business has been to acquire and originate loan assets and loan securities collateralized by real estate assets including mortgage loans, subordinate interests in whole loans, mezzanine loans, preferred equity and commercial real estate securities including CMBS and CDOs. Concord sought to finance its loan assets and loan securities through various structures including repurchase facilities, credit lines, term loans and securitizations and, in this regard, Concord formed Concord Real Estate CDO 2006-1, Ltd., which we refer to as CDO-1, pursuant to which it has financed approximately $464.7 million of its loan assets and loan securities. Concord has also sought additional capital through sales of preferred equity in Concord.

Concord’s loan assets are intended to be held to maturity and are carried at cost, net of unamortized loan origination costs and fees, repayments and unfunded commitments unless such loan is deemed to be impaired.  Concord’s loan securities are treated as available for sale securities and are marked-to-market on a quarterly basis based on management’s assessment.

Concord initially sought to produce a stable income stream from its investments in loan assets and loan securities by managing credit risk and interest rate risk. However, the disruption in the capital and credit markets increased margin calls on Concord’s repurchase agreements. Furthermore, the ability to issue CDOs and the availability of new financing has effectively been eliminated, making the execution of Concord’s strategy unfeasible at this time. Consequently, Concord will focus on the recovery of its equity investments by maximizing the value of its existing assets and toward that end, has worked to increase its liquidity and reduce exposure to maturing debt.

Concord began experiencing declines in the fair value of its loan securities in the fourth quarter of 2007 consistent with liquidity concerns impacting the commercial bond and real estate markets and the overall economy. As a result Concord recorded other-than-temporary impairment charges of approximately $11.0 million during the fourth quarter of 2007. With growing uncertainty in the commercial bond and real estate markets and the credit crunch impacting the overall financial markets during 2008, Concord assessed all its loan assets and loan securities and in 2008 recorded additional impairment charges and loan loss reserves of approximately $104.9 million.

CDO-1

On December 21, 2006, Concord formed CDO-1, pursuant to which it financed its loan assets by issuing an aggregate of approximately $376.7 million of investment grade debt. Concord retained an equity and junior debt interest in the portfolio with a notional amount of $88.4 million, which it increased to $117.5 million when it repurchased $29.1 million in additional junior debt interest for $13.1 million. As a result, if CDO-1 does not ultimately have sufficient funds to satisfy all of its obligations to its noteholders, Concord will bear the first $117.5 million in loss, our proportionate share of which would be $58.7 million.

The financing through CDO-1 was intended to enhance Concord’s return on the loan assets and loan securities held in CDO-1 as the weighted average interest rate on the loan assets and loan securities held in CDO-1 at December 31, 2008 was 3.96% and the weighted average interest rate on the amount payable by Concord on its notes at December 31, 2008 was 0.95%. Accordingly, assuming the loan assets and loan securities are paid in accordance with their terms, Concord retains an average spread of the difference between the interest received on the loan assets and loan securities and the interest paid on the loan assets and loan securities.

The following tables provide detail on CDO-1 as of December 31, 2008:

CDO-1 loan assets, loan securities and note obligations at December 31, 2008 are summarized below (in thousands):

CDO Loan Assets and Loan Securities December 31, 2008				CDO Notes December 31, 2008
Date Closed	Par Value of CDO Collateral (2)	Weighted Average Interest Rate	Weighted Average Life (years)	Outstanding CDO Notes (1)	Weighted Average Interest Rate	Stated Maturity	Retained Interests
12/21/06	$464,744	3.96%	2.81	$347,525	0.95%	12/2016	$117,475

(1)	Includes only notes held by third parties.
(2)	Consists of loan assets with a par value of $336,000 and loan securities with a par value of $128,744.

The following table sets forth the aggregate carrying values, allocation by loan type and weighted average coupons of the loan assets and loan securities held in CDO-1 as of December 31, 2008 (in thousands):

	Par Value	Carrying Value (1)	Allocation by Investment Type	Fixed Rate Average Yield	Floating Rate Average Spread over LIBOR

Whole loans, floating rate	$20,000	$20,000	4.31%	-	195	bps
Whole loans, fixed rate	30,267	30,140	6.51%	6.36%	-
Subordinate interests in whole loans, floating rate	108,864	108,847	23.42%	-	292	bps
Subordinate interests in whole loans, fixed rate	27,451	25,082	5.91%	7.45%	-
Mezzanine loans, floating rate	81,410	81,410	17.52%	-	218	bps
Mezzanine loans, fixed rate	68,008	65,938	14.63%	6.99%	-
Loan securities, floating rate	106,368	75,240	22.89%	-	195	bps
Loan securities, fixed rate	22,376	12,713	4.81%	5.87%	-

Total/Average	$464,744	$419,370	100.00%	6.78%	227	bps

(1)	Net of unamortized fees, discounts, and unfunded commitments.

CDO-1 loan assets were diversified by industry as follows at December 31, 2008:

Industry	% of Par Value
Hospitality	30.78%
Office	45.52%
Mixed Use	5.14%
Retail	4.46%
Industrial	7.13%
Multi-family	6.97%
100.00%

The following table sets forth the maturity dates for the loan assets held in CDO-1 at December 31, 2008 (in thousands):

Year of Maturity (1)	Number of Loan Assets Maturity	Carrying Value	% of Total

2009	9	$174,840	52.76%
2010	4	46,890	14.15%
2011	1	6,300	1.90%
2012	1	5,045	1.52%
2013 and thereafter	8	98,342	29.67%

Total	23	$331,417	100.00%

(1)

Weighted average maturity is 3.08 years. The calculation of weighted average maturity is based upon the remaining initial term and does not take into account any maturity extension periods or the ability to prepay the investment after a negotiated lock-out period, which may be available to the borrower.

The following table sets forth the maturity dates, assuming remaining extensions are exercised by the applicable borrower, for the loan assets held in CDO-1 at December 31, 2008 (in thousands):

Year of Maturity (1)	Number of Loan Assets Maturing	Carrying Value	% of Total

2009	-	$-	-
2010	3	26,472	7.99%
2011	9	177,963	53.70%
2012	3	28,640	8.64%
2013 and thereafter	8	98,342	29.67%
Total	23	$331,417	100.00%

(1)	Weighted average maturity is 3.94 years. The calculation of weighted average maturity is based upon the remaining initial term and the exercise of any extension options available to the borrower.

The following table sets forth a summary of the loan securities held in CDO-1 at December 31, 2008:

Description	Par Value	Amortized Cost	Gross Unrealized Loss	Impairment Loss	Carrying Value

Fixed rate	$22,376	$20,481	$-	$(7,768)	$12,713
Floating rate	106,368	106,325	(30)	$(31,055)	75,240
Total	$128,744	$126,806	$(30)	$(38,823)	$87,953

The following table sets forth a summary of the underlying Standard & Poor’s credit rating of the loan securities held in CDO-1 at December 31, 2008:

Rating	Par Value	Percentage
	(In thousands)
A-	$1,211	0.94%
BBB+	9,000	6.99%
BBB	13,376	10.39%
BBB-	36,004	27.97%
BB+	12,797	9.94%
BB	9,000	6.99%
B+	20,000	15.53%
B-	9,393	7.30%
CCC-	11,000	8.54%
Not rated	6,963	5.41%
Total	$128,744	100.00%

Concord’s Other Loan Assets and Loan Securities

Concord acquired other loan assets and loan securities outside of CDO-1, which it originally intended to contribute to a second CDO. As the market for bonds collateralized by debt obligations has declined, Concord has been unable to launch a second CDO platform.

The following tables set forth the aggregate carrying values, allocation by investment type and weighted average yields of loan assets and loan securities held by Concord outside of CDO-1 as of December 31, 2008 (in thousands):

	Par Value	Carrying Value (1)	Allocation by Investment Type	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR

Whole loans, floating rate	$109,172	$105,172	16.93%	-	182	bps
Whole loans, fixed rate	39,900	30,000	6.19%	9.15%	-
Subordinate interests in whole loans, floating rate	148,645	144,577	23.05%	-	216	bps
Subordinate interests in whole loans, fixed rate	15,750	14,291	2.44%	8.63%	-
Mezzanine loans, floating rate	190,334	188,621	29.52%	-	215	bps
Mezzanine loans, fixed rate	65,702	54,098	10.19%	8.35%	-
Loan securities, floating rate	75,364	30,538	11.68%	-	141	bps
Loan loss reserve	-	(5,032)	-	-	-

Total/Average	$644,867	$562,265	100.00%	8.65%	198	bps

    (1) Net of unamortized fees and discounts, loan loss reserves, impairment charges and mark-to-market adjustments.

The following table sets forth the maturity dates, assuming no remaining extensions are exercised by the applicable borrower, for Concord’s other loan assets:

Year of Maturity (1)	Number of Loan Assets Maturing	Carrying Value (in thousands)	% of Total

2009	18	$254,355	47.84%
2010	5	154,164	28.98%
2011	1	16,000	3.01%
2012	3	70,576	13.27%
2013 and thereafter	8	41,664	7.84%
Loan loss reserve		(5,032)	(0.94)%
Total	35	$531,727	100.00%

(1)  The calculation of weighted average maturity of 1.76 years is based upon the remaining initial term and does not take into account any maturity extension periods or the ability to prepay the investment after a negotiated lock-out period, which in either case may be available to the borrower.

The following table sets forth the maturity dates, assuming all remaining extensions are exercised, for Concord’s other loan assets:

Year of Maturity (1)	Number of Loan Assets Maturing	Carrying Value (in thousands)	% of Total

2009	1	$1,438	0.27%
2010	3	48,711	9.16%
2011	10	147,388	27.72%
2012	13	297,558	55.95%
2013 and thereafter	8	41,664	7.84%
Loan loss reserve		(5,032)	(0.94)%
Total	35	$531,727	100.00%

(1) The calculation of weighted average maturity of 3.24 years is based upon the remaining term, assuming the exercise of all extension options available to the borrower.

Concord’s non CDO-1 loan assets were diversified by industry as follows at December 31, 2008:

Industry	% of Par Value
Hospitality	41.65%
Office	43.88%
Mixed Use	5.88%
Industrial	0.26%
Multi-family	8.33%
100.00%

The following tables summarize Concord’s other loan securities at December 31, 2008 (in thousands):

Description	Par Value	Amortized Cost	Gross Unrealized Gain	Impairment Loss	Carrying Value
Floating rate	$75,364	$75,088	$120	$(44,670)	$30,538

The following table sets forth a summary of the underlying Standard & Poor’s credit rating of Concord’s other loan securities at December 31, 2008:

Rating	Par Value	Percentage
BBB+	$1,094	1.45%
BBB	6,260	8.31%
BBB-	22,280	29.56%
BB	4,700	6.24%
B	1,133	1.50%
B-	1,474	1.96%
D	14,246	18.90%
Not rated	24,177	32.08%
Total	$75,364	100.00%

Credit Facilities

On March 7, 2008, Concord entered into a $100.0 million secured revolving credit facility with KeyBank. The credit facility enables Concord to finance existing unlevered assets as well as new assets acquired by Concord. The initial maximum borrowings under the loan are $100.0 million, expandable to $350.0 million upon compliance with certain conditions. Borrowings under the facility bear interest at spreads over LIBOR ranging from 1.75% to 2.25%, depending on the underlying loan asset or debt security for which such borrowing is made. At December 31, 2008, $80.0 million was outstanding on the credit facility, the weighted average interest rate on amounts outstanding during the year was 2.71%, and the carrying value of loan assets securing the facility was approximately $134.3 million. The facility matures March 2010 and may be extended to March 2011. The credit facility is subject to financial covenants and other covenants on an ongoing basis.

Under the terms of the facility, Concord is required to maintain minimum liquidity, comprised of cash and cash equivalents, of at least $10.0 million at all times. At certain times during the year ended December 31, 2008 and at certain times subsequent to the year ended December 31, 2008, Concord’s cash balances declined to an amount below the $10.0 million liquidity requirements. On February 24, 2009, Concord received a waiver of the retrospective covenant violation from KeyBank. In addition, the covenant will be waived through June 30, 2009. In connection with the waiver, Concord agreed that all regular cash flow of Concord from interest payments on the KeyBank collateral shall be applied in the following manner:

a)	first, to payments due to KeyBank;
b)	second, together with other available cash flow of Concord, for distribution by Concord for payment of the preferred distribution to holders of preferred membership interests;
c)	third, together with other available cash flow of Concord, up to $6.0 million annually for distribution by Concord for payment of common distribution to Lex-Win Concord;
d)	fourth, available cash flow in an amount such that not less than $10.0 million shall have been deposited and maintained in account at KeyBank as a cash reserve; and
e)	any remaining cash flow shall be paid to KeyBank to reduce the outstanding loan balance.

Repurchase Facilities

Concord has financed certain of its loan assets and loan securities through credit facilities in the form of repurchase agreements. In the repurchase agreements entered into by Concord to date, the lender, referred to as the repurchase counterparty, purchases the loan asset or loan security from or on behalf of Concord. Concord then repurchases the loan asset or loan security in cash on a specific repurchase date or, at the election of Concord, an earlier date. While the loan asset is held by the repurchase counterparty, the repurchase counterparty retains a portion of each interest payment made on such loan asset or loan security equal to the “price differential” which is effectively the interest rate on the purchase price paid the repurchase counterparty to Concord for the loan asset or loan security, with the balance of such payments being paid to Concord. Pursuant to the terms of the repurchase agreements, if the market value of the loan assets or loan securities pledged or sold by Concord decline, which decline is determined, in most cases, by the repurchase counterparty, Concord may be required to provide additional collateral or pay down a portion of the funds advanced. During 2008, Concord was required to pay down an aggregate of $107.3 million against $412.7 million of outstanding repurchase obligations. Concord satisfied these amounts with cash flow, borrowings under its KeyBank credit facility and capital contributions from Inland Concord.

All of Concord’s repurchase facilities are recourse to Concord and require Concord to maintain certain loan to asset value ratios, a minimum net worth and minimum liquidity. In addition, all of the repurchase facilities require that Concord pay down borrowings under these facilities as principal payments on the loan assets and loan securities pledged to these facilities are received.

Under the terms of three repurchase facilities, Concord is required to maintain minimum liquidity, comprised of cash and cash equivalents, of at least $10.0 million at all times. At certain times during the year ended December 31, 2008 and at certain times subsequent to the year ended December 31, 2008, Concord’s cash balance declined to an amount below the $10.0 million minimum liquidity requirements. On February 22, 2009, Concord modified its repurchase facilities with Column Financial Inc., which we refer to as Column, to eliminate the liquidity covenant and on February 24, 2009, Concord received a waiver of the retrospective covenant as well as a waiver of the liquidity requirement through June 30, 2009 from Greenwich Capital Financial Products, Inc. (Royal Bank of Scotland, PLC, which we refer to as RBS.)

The following table summarizes Concord’s repurchase facilities at December 31, 2008 (in thousands):

Counterparty	Maximum Outstanding Balance		Outstanding Balance	Interest Rate – LIBOR Plus	Maturity Date	Carrying Value of Loan Assets Securing Facility
Greenwich (1)	$ 21,516		$ 21,516	100 bps	12/09	$ 36,452
Greenwich (1)	59,613		59,613	100 bps	2/12	71,417
Column (1)	15,000		15,000	100 bps	3/09 (4)	25,880
Column (2)	150,000	(4)	144,475	85-135 bps (3)	3/11	263,587

(1)	Repurchase facilities cover specific loan assets and may not be used for any other loan assets.
(2)

Repurchase facility may be used for multiple loan assets and loan securities subject to the repurchase counterparty’s consent. Repurchase counterparties have advised that no additional advance will be made except, if at all, in connection with loans assets or debt securities acquired for the repurchase counterparty.

(3)	Interest rate is based on type of loan asset or loan security for which financing is provided. Weighted average interest rate on the Column repurchase facility at December 31, 2008 was 1.49%.
(4)

In February 2009, the $15,000 asset-specific repurchase agreement was terminated and the asset which was subject to this repurchase agreement was added to the multiple loan asset repurchase agreement and the maximum outstanding balance was increased to $165,000. The multiple loan asset repurchase agreement was modified to provide that the interest rate, maturity date and advance rate, with respect to the asset added to the multiple loan asset repurchase facility, would remain as it was under the specific repurchase agreement.

Concord utilizes interest rate swaps to manage interest rate risk. At December 31, 2008, Concord had $203.3 million of notional amounts of hedges. The three counterparties of these arrangements are major financial institutions. Concord is exposed to credit risk in the event of non-performance by these counterparties.

Events (unaudited) Subsequent to the Date of our 2008 Annual Report

There have been several material events relating to our investment in Lex-Win Concord subsequent to the issuance of our Annual Report on March 2, 2009.

Debt covenant violations

Concord’s line of credit agreement with KeyBank required Concord to maintain a minimum tangible net worth and a maximum indebtedness to tangible net worth. For the quarter ended June 30, 2009, Concord was in default as it failed the covenant tests.

Additionally, Concord’s warehouse agreement with Column required Concord to maintain a minimum tangible net worth and a maximum indebtedness to tangible net worth. For the quarter ended June 30, 2009, Concord was in default as it failed the covenant tests.

Concord’s repurchase facility with RBS required Concord to maintain a minimum net worth and a maximum indebtedness to tangible net worth. For the quarter ended June 30, 2009, Concord was in default of its agreement as it failed the covenant tests. In July 2009, RBS agreed to restructure its agreement with Concord. The new provisions include (i) extending the maturity to January 2011; (ii) waiving the covenant that precludes Concord from receiving from its auditors an opinion that is qualified or limited by reference to Concord as a going concern; (iii) reducing the net worth requirement to $100.0 million; and (iv) suspending the leverage and liquidity covenant until March 31, 2010. The restructuring of the agreement requires Concord to reduce the outstanding balance by $11.5 million, which payment was made on July 31, 2009 as a result of Concord selling a real estate debt investment.

Asset sales in response to accelerated maturities of repurchase obligations

During April 2009, Concord entered into an amendment to its warehouse facility with Column as a result of a $35.0 million margin call. The amendment provided, among other things, that (1) two loan assets be sold by May 31, 2009, (2) on or after September 30, 2009 through December 30, 2009 the outstanding balance on the facility must be reduced to $80.0 million, (3) at December 31, 2009 and thereafter, the balance of the facility cannot exceed $60.0 million, and (4) the maturity date of the facility is now December 31, 2010. In conjunction with the amendment Lex-Win Concord has designated certain assets as held for sale and has had to sell assets at a loss to satisfy the accelerated maturity requirements contained in the amendment.

As a result of the Column amendment and other market and economic factors, Concord recorded $133.2 million in impairment losses, loan losses, and loan loss reserves on its loan and bond portfolio during the six months ended June 30, 2009.

Litigation matters

On May 22, 2009, Inland Concord filed an action in the Delaware Chancery Court against Lex-Win Concord and Concord, seeking (i) reformation of the Second Amended and Restated Limited Liability Company Joint Venture Agreement, or the Joint Venture Agreement of Concord to modify the provision relating to distributions of proceeds from capital transactions, (ii) a declaration that Inland Concord is not required to make any additional capital contributions for the purpose of satisfying amounts due to Concord’s lenders under certain of its existing credit facilities and (iii) a declaration that Inland Concord not be required to satisfy the May 11, 2009 capital call made by Concord in the amount of $24.0 million the proceeds of which are to be used for “Permitted Investments” (as defined in the Joint Venture Agreement). We believe that the language of the Joint Venture Agreement speaks for itself with respect to Inland Concord’s claims and that Inland Concord’s action is without merit. Lex-Win Concord filed its answer with the Chancery Court of the State of Delaware in this action on July 21, 2009 denying the claims raised by Inland Concord and bringing counterclaims seeking declaration that (i) Inland Concord is required to fund the capital call, (ii) Concord can recoup the unmade capital call by setting it off against any distributions otherwise payable to Inland Concord, and (iii) Inland Concord’s failure to fund the capital call is a material breach of the Joint Venture Agreement and that Lex-Win Concord will seek to recover all losses incurred by it as a result of such breach.

With respect to one of the loans that is held by Concord there is a future funding obligation relating to tenant improvements, leasing commissions and debt service payments totaling approximately $8.1 million, or the Future Funding Amount.  The Future Funding Amount was to have been forwarded on June 19, 2009.  However, Concord is disputing its obligation to fund the Future Funding Amount due to alleged breaches of the loan documents by the borrower and the guarantor.  In this regard, Concord has brought an action in California State Court seeking, among other things, declaratory relief as to whether Concord is required to fund the Future Funding Amount.

Lex-Win Concord's Inability to Continue As a Going Concern

The real estate markets and capital markets have been significantly impacted by the continued deterioration of the global credit markets and other macro economic factors. As a result of these and other factors, including the margin call and modification of the warehouse facility  with Column, the litigation initiated by Inland Concord in May 2009 as described above, and further declines in values during the period January 1, 2009 through June 30, 2009 to Concord’s real estate debt investments and available for sale securities which resulted in significant impairment charges and difficulty experienced in executing sales of select investments pursuant to certain repurchase agreements, Concord’s operations have been negatively impacted.

Accordingly, Concord is unable to satisfy certain of its financial covenants under its loan documents for which it has not yet received waivers and is in technical default under these loans. In addition, Concord has near-term repayment obligations under one of its repurchase agreements. Concord is working with the lenders, but there can be no assurance that the lenders will grant long-term forbearance and could exercise their remedies at any time. If the lenders declare default under the repurchase agreements and line of credit, Concord may be forced to sell additional assets at disadvantageous terms in order to satisfy its lenders.

In addition, a continued decline in the operating performance of the underlying collateral of certain of Concord real estate loans may result in borrowers’ inability to meet their debt service payments, which could result in additional impairments of loan assets. Such defaults could significantly reduce the cash flow available to Concord for its obligations and also necessitate additional asset sales at disadvantageous terms.

Concord’s management is pursuing the sale of certain assets and the repayment and / or restructuring of its repurchase agreements and revolving line of credit. Concord may be unable to consummate certain actions that would improve Concord’s financial flexibility such as the sale or refinancing of encumbered assets for fair value. Uncertainties also exist as to the ability of Concord to obtain capital from Inland Concord based on the recent litigation described above.

Lex-Win Concord’s financial statements for the year ended December 31, 2008 have been reissued as of August 26, 2009 and have been prepared assuming that Lex-Win Concord will continue as a going concern. Concord has suffered recurring losses from operations and is in violation of certain debt covenants that raise substantial doubt about its ability to continue as a going concern. Concord’s management's plans in regard to these matters are also described above. The reissued financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Investment in Lex-Win Concord

Although Lex-Win Concord's 2008 financial statements have been reissued with information about events that raise substantial doubt about Concord's ability to continue as a going concern, these events occurred subsequent to December 31, 2008, and thus do not impact our investment in Lex-Win Concord at December 31, 2008.  However, our management performs a comprehensive analysis of our investment in Lex-Win Concord on a quarterly basis to determine if the investment is other-than-temporarily impaired. Primarily due to (1) the continued deterioration in the value of Concord’s loan and bond portfolio, (2) the margin call received by Concord in the first quarter of 2009 and potential additional margin calls, (3) Inland Concord’s failure to fund the requested Concord capital call, (4) an increase in Concord borrower defaults, (5) Concord’s debt covenant violations, and (6) the distressed sale of assets and potential sale of assets at distressed levels to satisfy margin calls and amendments to lender agreements, our management determined that our investment in Lex-Win Concord should be valued at zero as of June 30, 2009. As a result, we recorded total other-than-temporary impairment charges of $68.2 million during the quarters ended March 31, 2009 and June 30, 2009.

Contractual Obligations

The following summarizes the Company’s principal contractual obligations as of December 31, 2008 ($000’s):

	2009	2010	2011	2012	2013	2014 and Thereafter	Total
Notes payable(2)(3)(5)(6)	$305,464	$145,151	$119,901	$426,233	$318,587	$1,056,987	$2,372,323
Contract rights payable	229	491	540	593	652	12,271	14,776
Purchase obligations (4)	—	—	6,802	—	—	—	6,802
Operating lease obligations(1)	3,111	2,867	2,479	604	451	3,214	12,726
	$308,804	$148,509	$129,722	$427,430	$319,690	$1,072,472	$2,406,627

__________

(1)

Includes ground lease payments and office rent. Amounts disclosed do not include rents that adjust to fair market value. In addition certain ground lease payments due under bond leases allow for a right of offset between the lease obligation and the debt service and accordingly are not included.

(2)	We have $1.7 million in outstanding letters of credit.

(3)	Includes balloon payments.
(4)	Represents the December 31, 2008 fair value of the remaining forward purchase equity commitment which must be settled by October 2011.
(5)	Subsequent to December 31, 2008, $199,280 of 2009 maturities have been extended to 2011.
(6)	2012 and 2013 amounts are shown net of $6,926 and $4,158 discounts, respectively.

We may be required to fund up to $37.5 million of additional capital to Lex-Win Concord as required by its limited liability company agreement. We may be required to fund up to $22.5 million of additional capital to NLS as required by its limited partnership agreement.

Item 8.  Financial Statements and Supplementary Data

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

INDEX

Page
Report of Independent Registered Public Accounting Firm	27
Consolidated Balance Sheets as of December 31, 2008 and 2007	28
Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006	29
Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2008, 2007 and 2006	30
Consolidated Statements of Changes in Equity for the years ended December 31, 2008, 2007 and 2006	31-33
Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006	34
Notes to Consolidated Financial Statements	35-67
Financial Statement Schedule
Schedule III — Real Estate and Accumulated Depreciation	68-71

Report of Independent Registered Public Accounting Firm

The Trustees and Shareholders

Lexington Realty Trust:

We have audited the accompanying consolidated financial statements of Lexington Realty Trust and subsidiaries (the “Company”), as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits. We did not audit the financial statements of Lex-Win Concord LLC (“Concord”), a 50 percent-owned investee company. The Company’s investment in Concord at December 31, 2008 was $109.6 million,and its equity in losses of Concord and other comprehensive loss attributable to Concord was $30.2 million and $6.1 million, respectively, for the year then ended. The financial statements of Concord were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Concord, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lexington Realty Trust and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, in 2009 the accompanying consolidated financial statements were retrospectively adjusted for the adoptions of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB 51, and FASB Staff Position EITF 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 1, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

(signed) KPMG LLP

New York, New York

March 1, 2009, except for notes 2, 3, 6, 10, 12,

13, 20 and 21, which are as of
August 31, 2009

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Consolidated Balance Sheets

($000 except per share amounts)

As of December 31,

	2008	2007
ASSETS
Real estate, at cost:
Buildings and building improvements	$3,106,784	$3,388,421
Land and land estates	617,762	694,020
Land improvements	797	893
Fixtures and equipment	8,089	11,944
Construction in progress	22,756	13,819
	3,756,188	4,109,097
Less: accumulated depreciation and amortization	461,661	379,831
	3,294,527	3,729,266
Properties held for sale — discontinued operations	8,150	150,907
Intangible assets (net of accumulated amortization of $283,926 in 2008 and $181,190 in 2007)	343,192	516,698
Cash and cash equivalents	67,798	412,106
Restricted cash	31,369	41,026
Investment in and advances to non-consolidated entities	179,133	226,476
Deferred expenses (net of accumulated amortization of $13,894 in 2008 and $12,051 in 2007)	35,741	41,582
Notes receivable	68,812	69,775
Rent receivable — current	19,829	25,289
Rent receivable — deferred	16,499	14,997
Other assets, net	40,675	36,583
Total assets	$4,105,725	$5,264,705

LIABILITIES AND EQUITY
Liabilities:
Mortgages and notes payable	$2,033,854	$2,312,422
Exchangeable notes payable	204,074	430,538
Trust preferred securities	129,120	200,000
Contract rights payable	14,776	13,444
Dividends payable	24,681	158,168
Liabilities — discontinued operations	6,142	103,466
Accounts payable and other liabilities	33,814	49,442
Accrued interest payable	16,345	23,507
Deferred revenue – below market leases (net of accretion of $36,474 in 2008 and $14,076 in 2007)	121,722	217,389
Prepaid rent	20,126	16,764
	2,604,654	3,525,140
Commitments and contingencies (Notes 8, 9, 11, 12, 14, & 16)

Equity:
Preferred shares, par value $0.0001 per share; authorized 100,000,000 shares;
Series B Cumulative Redeemable Preferred, liquidation preference, $79,000; 3,160,000 shares issued and outstanding	76,315	76,315
Series C Cumulative Convertible Preferred, liquidation preference $129,915 and $155,000; 2,598,300 and 3,100,000 shares issued and outstanding in 2008 and 2007, respectively	126,217	150,589
Series D Cumulative Redeemable Preferred, liquidation preference $155,000; 6,200,000 shares issued and outstanding	149,774	149,774
Special Voting Preferred Share, par value $0.0001 per share; 1 share authorized, issued and outstanding in 2007	—	—
Common shares, par value $0.0001 per share, authorized 400,000,000 shares, 100,300,238 and 61,064,334 shares issued and outstanding in 2008 and 2007, respectively	10	6
Additional paid-in-capital	1,638,540	1,056,464
Accumulated distributions in excess of net income	(569,131)	(469,769)
Accumulated other comprehensive income (loss)	(15,650)	(2,778)
Total shareholders’ equity	1,406,075	960,601
Noncontrolling interests	94,996	778,964
Total equity	1,501,071	1,739,565
Total liabilities and equity	$4,105,725	$5,264,705

The accompanying notes are an integral part of these consolidated financial statements.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Consolidated Statements of Operations

($000 except per share amounts)

Years ended December 31,

	2008	2007	2006
Gross revenues:
Rental	$396,546	$373,877	$164,557
Advisory and incentive fees	1,432	13,567	4,555
Tenant reimbursements	43,253	32,214	16,851
Total gross revenues	441,231	419,658	185,963
Expense applicable to revenues:
Depreciation and amortization	(239,899)	(228,050)	(74,280)
Property operating	(82,187)	(58,764)	(30,268)
General and administrative	(30,515)	(39,334)	(35,500)
Non-operating income	24,410	11,448	3,671
Interest and amortization expense	(159,524)	(166,156)	(63,282)
Debt satisfaction gains (charges), net	59,710	(1,209)	(216)
Change in value of forward equity commitment	(2,128)	—	—
Gains on sales of properties – affiliates	31,806	17,864	—
Income (loss) before benefit (provision) for income taxes, equity in earnings (losses) of non-consolidated entities and discontinued operations	42,904	(44,543)	(13,912)
Benefit (provision) for income taxes	(3,008)	(3,288)	237
Equity in earnings (losses) of non-consolidated entities	(43,305)	46,467	4,248
Loss from continuing operations	(3,409)	(1,364)	(9,427)
Discontinued operations
Income from discontinued operations	753	28,948	16,356
Provision for income taxes	(506)	(3,413)	(73)
Debt satisfaction gains (charges), net	3,062	(7,950)	11,935
Gains on sales of properties	13,151	92,878	22,866
Impairment charges	(16,519)	(17,170)	(35,430)
Total discontinued operations	(59)	93,293	15,654
Net income (loss)	(3,468)	91,929	6,227
Less net (income) loss attributable to noncontrolling interests	6,222	(16,680)	1,526
Net income attributable to Lexington Realty Trust	2,754	75,249	7,753
Dividends attributable to preferred shares — Series B	(6,360)	(6,360)	(6,360)
Dividends attributable to preferred shares — Series C	(8,852)	(10,075)	(10,075)
Dividends attributable to preferred shares — Series D	(11,703)	(10,298)	—
Redemption discount – Series C	5,678	—	—
Net income (loss) attributable to common shareholders	$(18,483)	$48,516	$(8,682)

Income (loss) per common share — basic:
Income (loss) from continuing operations, after preferred dividends	$(0.27)	$(0.39)	$(0.54)
Income (loss) from discontinued operations	(0.01)	1.12	0.34
Net income (loss) attributable to common shareholders	$(0.28)	$0.73	$(0.20)
Weighted average common shares outstanding — basic	67,872,590	64,910,123	52,163,569

Income (loss) per common share — diluted:
Income (loss) from continuing operations, after preferred dividends	$(0.27)	$(0.39)	$(0.54)
Income (loss) from discontinued operations	(0.01)	1.12	0.34
Net income (loss) attributable to common shareholders	$(0.28)	$0.73	$(0.20)
Weighted average common shares outstanding — diluted	67,872,590	64,910,123	52,163,569

Amounts attributable to common shareholders:
Income (loss) from continuing operations	$(17,824)	$(24,461)	$(26,220)
Income (loss) from discontinued operations	(659)	72,977	17,538
Net income (loss) attributable to common shareholders	$(18,483)	$48,516	$(8,682)

The accompanying notes are an integral part of these consolidated financial statements.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

($000)

Years ended December 31,

	2008	2007	2006
Net income (loss)	$ (3,468)	$91,929	$ 6,227
Other comprehensive income (loss):
Change in unrealized gain (loss) in marketable equity securities, net	38	(827)	789
Change in unrealized gain (loss) in foreign currency translation	(96)	371	484
Change in unrealized loss from non-consolidated entities, net	(6,137)	(8,390)	—
Change in unrealized loss on interest rate swap, net	(1,882)	—	—
Other comprehensive income (loss)	(8,077)	(8,846)	1,273
Comprehensive income (loss)	(11,545)	83,083	7,500
Comprehensive (income) loss attributable to noncontrolling interests	6,446	(11,885)	1,526
Comprehensive income (loss) attributable to Lexington Realty Trust	$(5,099)	$71,198	$ 9,026

The accompanying notes are an integral part of these consolidated financial statements.

	LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES
	CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
	($000 except share amounts)
	Years ended December 31,

				Lexington Realty Trust Shareholders
	Total	Number of Preferred Shares	Preferred Shares	Number of Common Shares	Common Shares	Additional Paid-in-Capital	Deferred Compensation, Net	Accumulated Distributions in Excess of Net Income	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interests
Balance at December 31, 2005	$952,682	6,260,000	$226,904	52,155,855	$5	$848,564	$(11,401)	$(172,762)	$--	$61,372

Effect of adoption of new accounting principle – SFAS 123R	--	--	--	--	--	(11,401)	11,401	--	--	--

Redemption of OP units	--	--	--	96,205	--	1,099	--	--	--	(1,099)

Repurchase of OP Units	(115)	--	--	--	--	--	--	--	--	(115)

Contributions from noncontrolling interests	820	--	--	--	--	--	--	--	--	820

Issuance of OP units	750	--	--	--	--	--	--	--	--	750

Purchase of noncontrolling interests	851,093	--	--	--	--	--	--	--	--	851,093

Issuance of common shares, net	350,640	--	--	16,799,721	2	350,638	--	--	--	--

Issuance of special voting preferred	--	1	--	--	--	--	--	--	--	--

Dividends/distributions	(138,185)	--	--	--	--	--	--	(129,631)	--	(8,554)

Comprehensive Income (loss):

Net income (loss)	6,227	--	--	--	--	--	--	7,753	--	(1,526)

Other comprehensive income (loss):

Change in unrealized gain (loss) on marketable equity securities, net	789	--	--	--	--	--	--	--	789	--

Change in unrealized gain (loss) on foreign currency translation	484	--	--	--	--	--	--	--	484	--

Other comprehensive income (loss)	1,273

Comprehensive income (loss)	7,500

Balance at December 31, 2006	$2,025,185	6,260,001	$226,904	69,051,781	$7	$1,188,900	$--	$(294,640)	$1,273	$902,741

                                                                                        The accompanying notes are an integral part of these consolidated financial statements.

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY ($000 except share amounts) Years ended December 31,

			Lexington Realty Trust Shareholders
	Total	Number of Preferred Shares	Preferred Shares	Number of Common Shares	Common Shares	Additional Paid-in-Capital	Accumulated Distributions in Excess of Net Income	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interests
Balance at December 31, 2006	$2,025,185	6,260,001	$226,904	69,051,781	$7	$1,188,900	$(294,640)	$1,273	$902,741

Redemption of OP Units	--	--	--	1,283,629	--	25,223	--	--	(25,223)

Repurchase of units/noncontrolling interests	(23,432)	--	--	--	--	--	--	--	(23,432)
Sale of noncontrolling interest	(11,832)	--	--	--	--	--	--	--	(11,832)

Finalization of purchase price allocation – Newkirk merger	9,683	--	--	--	--	--	--	--	9,683

Issuance of Exchangeable Notes	23,132	--	--	--	--	23,132	--	--	--

Issuance of common shares, net	9,432	--	--	324,740	--	9,331	101	--	--

Issuance of preferred shares	149,774	6,200,000	149,774	--	--	--	--	--	--

Repurchase of common shares	(190,123)	--	--	(9,595,816)	(1)	(190,122)	--	--	--

Dividends/distributions	(335,337)	--	--	--	--	--	(250,479)	--	(84,858)

Comprehensive income (loss):

Net income (loss)	91,929	--	--	--	--	--	75,249	--	16,680

Other comprehensive loss:

Change in unrealized gain (loss) on marketable equity securities, net	(827)	--	--	--	--	--	--	(896)	69

Change in unrealized gain (loss) on foreign currency translation	371	--	--	--	--	--	--	371	--
Change in unrealized loss from non-consolidated entities, net	(8,390)	--	--	--	--	--	--	(3,526)	(4,864)

Other comprehensive income (loss)	(8,846)

Comprehensive income (loss)	83,083

Balance at December 31, 2007	$1,739,565	12,460,001	$376,678	61,064,334	$6	$1,056,464	$(469,769)	$(2,778)	$778,964

	The accompanying notes are an integral part of these consolidated financial statements.

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
($000 except share amounts)
Years ended December 31,

			Lexington Realty Trust Shareholders
	Total	Number of Preferred Shares	Preferred Shares	Number of Common Shares	Common Shares	Additional Paid-in-Capital	Accumulated Distributions in Excess of Net Income	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interests
Balance at December 31, 2007	$1,739,565	12,460,001	$376,678	61,064,334	$6	$1,056,464	$(469,769)	$(2,778)	$778,964

Repurchase of exchangeable note equity component	(2,839)	--	--	--	--	(2,839)	--	--	--

Contributions from noncontrolling interests	1,957	--	--	--	--	--	--	--	1,957

Redemption of OP Units	--	--	--	34,377,989	3	516,537	--	--	(516,540)

Repurchase of OP Units	(475)	--	--	--	--	156	--	--	(631)

Purchase of noncontrolling interest	(5,311)	--	--	--	--	--	--	--	(5,311)

Transfer of noncontrolling interest	(3,086)	--	--	--	--	--	--	--	(3,086)

Issuance of common shares, net	85,101	--		6,037,715	1	85,075	25	--	--

Repurchase of common shares	(16,853)	--	--	(1,179,800)	--	(16,853)	--	--	--

Repurchase of preferred shares	(24,372)	(501,700)	(24,372)	--	--	--	--	--	--

Redemption discount – Series C	5,678	--	--	--	--	--	5,678	--	--

Retirement of special voting preferred	--	(1)	--	--	--	--	--	--	--
Dividends/distributions	(266,749)	--	--	--	--	--	(107,819)	--	(158,930)

Comprehensive income (loss):

Net income (loss)	(3,468)	--	--	--	--	--	2,754	--	(6,222)

Other comprehensive income (loss):
Change in unrealized gain (loss) on marketable equity securities, net	38	--	--	--	--	--	--	107	(69)
Change in unrealized gain (loss) on foreign currency translation	(96)	--	--	--	--	--	--	(96)	--

Change in unrealized gain (loss) on interest rate swap, net	(1,882)	--	--	--	--	--	--	(2,064)	182
Change in unrealized loss from non-consolidated entities, net	(6,137)	--	--	--	--	--	--	(5,800)	(337)
Transfer of noncontrolling interests share	--							(5,019)	5,019

Other comprehensive income (loss)	(8,077)

Comprehensive income (loss)	(11,545)

Balance at December 31, 2008	$1,501,071	11,958,300	$352,306	100,300,238	$10	$1,638,540	$(569,131)	$(15,650)	$94,996

	The accompanying notes are an integral part of these consolidated financial statements.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Consolidated Statements of Cash Flows

($000 except per share amounts)

Years ended December 31,

	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$(3,468)	$91,929	$6,227
Adjustments to reconcile net income (loss) to net cash provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	252,389	257,663	84,734
Gains on sales of properties	(44,957)	(110,742)	(22,866)
Debt satisfaction charges (gains), net	(62,889)	2,250	(14,761)
Impairment charges	16,519	17,170	35,430
Straight-line rents	2,114	16,151	(4,923)
Other non-cash charges	5,093	16,774	17,233
Equity in (earnings) losses of non-consolidated entities	43,305	(46,474)	(4,186)
Distributions of accumulated earnings from non-consolidated entities	1,697	7,930	8,058
Deferred tax assets, net	1,313	2,358	(738)
(Decrease) increase in accounts payable and other liabilities	(9,129)	4,999	1,999
Change in rent receivable and prepaid rent, net	22,829	12,378	(3,521)
(Decrease) increase in accrued interest payable	(6,026)	15,193	1,383
Other adjustments, net	11,411	72	3,951
Net cash provided by operating activities	230,201	287,651	108,020
Cash flows from investing activities:
Net proceeds from sales/transfers of properties	238,600	423,634	76,627
Net proceeds from sales of properties-affiliates	95,576	126,628	—
Purchase of noncontrolling interests	(5,311)	—	—
Cash paid relating to Merger	—	—	(12,395)
Investments in real estate including intangible assets	(94,610)	(163,746)	(173,661)
Investments in and advances to non-consolidated entities	(18,388)	(97,942)	(9,865)
Acquisition of interest in certain non-consolidated entities	—	(366,614)	—
Acquisition of additional interest in LSAC	—	(24,199)	(42,619)
Collection of notes from affiliate	—	—	8,300
Issuance of notes receivable to affiliate	—	—	(8,300)
Principal payments received on loans receivable	1,468	8,499	—
Real estate deposits	223	1,756	359
Investment in notes receivable	(1,000)	—	(11,144)
Proceeds from the sale of marketable equity securities	2,506	29,462	—
Investment in marketable equity securities	—	(723)	(5,019)
Distribution from non-consolidated entities in excess of accumulated earnings	26,355	9,457	19,640
Increase in deferred leasing costs	(11,988)	(5,713)	(1,737)
Change in escrow deposits and restricted cash	(3,303)	28,011	5,734
Net cash provided by (used in) investing activities	230,128	(31,490)	(154,080)
Cash flows from financing activities:
Proceeds of mortgages and notes payable	13,700	246,965	147,045
Change in credit facility borrowing, net	25,000	(65,194)	65,194
Dividends to common and preferred shareholders	(241,306)	(137,259)	(93,681)
Dividend reinvestment plan proceeds	—	5,652	12,525
Repurchase of exchangeable notes	(169,479)	—	—
Repurchase of trust preferred securities	(44,561)	—	—
Principal payments on debt, excluding normal amortization	(242,679)	(665,124)	(82,010)
Principal amortization payments	(64,552)	(73,351)	(28,966)
Debt deposits	—	—	291
Proceeds from term loan	70,000	225,000	—
Proceeds from trust preferred securities	—	200,000	—
Proceeds from exchangeable notes	—	450,000	—
Issuance of common/preferred shares	47,014	149,898	272
Repurchase of common and preferred shares	(24,374)	(190,123)	(11,159)
Contributions from noncontrolling interests	1,957	—	810
Cash distributions to noncontrolling interests	(158,930)	(84,858)	(8,554)
Increase in deferred financing costs	(2,712)	(18,707)	(1,169)
Swap termination costs	(415)	—	—
Payments on forward purchase of common shares	(12,825)	—	—
Purchases of partnership units	(475)	(3,926)	(115)
Net cash (used in) provided by financing activities	(804,637)	38,973	483
Cash acquired in co-investment program acquisition	—	20,867	—
Cash associated with sale of interest in entity	—	(1,442)	—
Cash attributable to newly consolidated entity	—	—	31,985
Cash attributable to Merger	—	—	57,624
Change in cash and cash equivalents	(344,308)	314,559	44,032
Cash and cash equivalents, beginning of year	412,106	97,547	53,515
Cash and cash equivalents, end of year	$67,798	$412,106	$97,547

  The accompanying notes are an integral part of these consolidated financial statements.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

($000 except per share/unit amounts)

December 31, 2008 and 2007

(1)  The Company

Lexington Realty Trust, formerly Lexington Corporate Properties Trust (the “Company”), is a self-managed and self-administered Maryland statutory real estate investment trust (“REIT”) that acquires, owns, and manages a geographically diversified portfolio of net leased office, industrial and retail properties and provides investment advisory and asset management services to investors in the net lease area. As of December 31, 2008, the Company had ownership interests in approximately 225 consolidated properties located in 41 states and the Netherlands. The real properties owned by the Company are generally subject to triple net leases to tenants, which are generally characterized as leases in which the tenant pays all or substantially all of the cost and/or cost increases for real estate taxes, insurance, utilities and ordinary maintenance of the property. However, certain leases provide that the Company is responsible for certain operating expenses. As of December 31, 2007, the Company had ownership interests in approximately 280 consolidated properties in 42 states and the Netherlands.

On December 31, 2006, the Company completed its merger (the “Merger”) with Newkirk Realty Trust, Inc., (“Newkirk”). Newkirk’s primary business was similar to the primary business of the Company. All of Newkirk’s operations were conducted and all of its assets were held through its master limited partnership, The Newkirk Master Limited Partnership (“MLP”). Newkirk was the general partner and owned 31.0% of the units of limited partner interest in the MLP (the “MLP units”). In connection with the Merger, the Company changed its name to Lexington Realty Trust, the MLP was renamed The Lexington Master Limited Partnership and an affiliate of the Company became the general partner of the MLP and another affiliate of the Company became the holder of a 31.0% ownership interest in the MLP.

In the Merger, Newkirk merged with and into the Company, with the Company as the surviving entity. Each share of Newkirk’s common stock was exchanged for 0.80 common shares of the Company, and the MLP effected a 1.0 for 0.80 reverse unit-split, resulting in 35.5 million MLP units applicable to the noncontrolling interest being outstanding after the Merger. Each MLP unit was redeemable at the option of the holder for cash based on the value of a common share of the Company or, at the Company’s election, on a one-for-one basis into Lexington common shares. On December 31, 2008, the remaining 6.4 million MLP units were redeemed for Lexington common shares, the Company became the sole owner of the MLP and the MLP was merged into the Company and ceased to exist. The acquisition of the remaining MLP units was recorded at the noncontrolling interests’ carrying value.

The Company believes it has qualified as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the Company will not be subject to federal income tax, provided that distributions to its shareholders equal at least the amount of its REIT taxable income as defined under the Code. The Company is permitted to participate in certain activities from which it was previously precluded in order to maintain its qualification as a REIT, so long as these activities are conducted in entities which elect to be treated as taxable REIT subsidiaries (“TRS”) under the Code. As such, the TRS are subject to federal income taxes on the income from these activities.

The Company conducts its operations either directly or through operating partnerships in which the Company is the sole unit holder of the general partner and the sole unit holder of a limited partner that holds a majority of the limited partnership interests (“OP units”) or through Lexington Realty Advisors, Inc. (“LRA”), a wholly-owned TRS. As of December 31, 2008, there were three operating partnerships: (1) Lepercq Corporate Income Fund L.P. (“LCIF”), (2) Lepercq Corporate Income Fund II L.P. (“LCIF II”), and (3) Net 3 Acquisition L.P. (“Net 3”).

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

(2)  Summary of Significant Accounting Policies

Basis of Presentation and Consolidation.  The Company’s consolidated financial statements are prepared on the accrual basis of accounting. The financial statements reflect the accounts of the Company and its consolidated subsidiaries, including LCIF, LCIF II, Net 3, LRA and Six Penn Center L.P. The MLP, formerly an operating partnership subsidiary, was merged with and into the Company as of December 31, 2008. Lexington Contributions, Inc. (“LCI”) and Lexington Strategic Asset Corp. (“LSAC”), each a formerly majority owned TRS, were merged with and into the Company as of March 25, 2008 and June 30, 2007, respectively. The Company determines whether an entity for which it holds an interest should be consolidated pursuant to Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities (“FIN 46R”) and/or Emerging Issues Task Force (“EITF”) 04-05, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-05”). FIN 46R requires the Company to evaluate whether it has a controlling financial interest in an entity through means other than voting rights. If the entity is not a variable interest entity the Company applies the guidance in EITF 04-05, and if the Company controls the entity’s voting shares or similar rights as determined in EITF 04-05, the entity is consolidated.

Earnings Per Share.  Basic net income (loss) per share is computed by dividing net income reduced by preferred dividends and amounts allocated to unvested share-based payment awards, if applicable, by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share amounts are similarly computed but include the effect, when dilutive, of in-the-money common share options, OP units, put options of certain partners’ interests in non-consolidated entities and convertible preferred shares.

Recently Issued Accounting Standards. In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109 Accounting for Income Taxes (“SFAS 109”). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 was effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have an impact on the Company’s consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, as amended (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS 157 were effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, except for those relating to non-financial assets and liabilities, which were deferred for one additional year, and a scope exception for purposes of fair value measurements affecting lease classification or measurement under SFAS No. 13 Accounting for Leases, as Amended (“SFAS 13”) and related standards. SFAS 157 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1 – quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2 – observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3 – unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in the Company’s assessment of fair value. The adoption of the effective portions of this statement did not have a material impact on the Company’s financial position, results of operations or cash flows. The implementation of this statement as it relates to non-financial assets and liabilities is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

The following table presents the Company’s financial assets and liabilities measured at fair value as of December 31, 2008, aggregated by the level within the SFAS 157 fair value hierarchy within which those measurements fall:

Fair Value Measurements using

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance December 31, 2008
Forward purchase equity asset	$ --	$ 10,698	$ --	$ 10,698

Interest rate swap liability	$ --	$ 7,055	$ --	$ 7,055

Although the Company has determined that the majority of the inputs used to value its swap obligation fall within Level 2 of the fair value hierarchy, the credit valuation associated with the swap obligation utilizes Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2008, the Company has determined that the credit valuation adjustment relative to the overall swap obligation is not significant. As a result, the entire swap obligation has been classified in Level 2 of the fair value hierarchy.

The Company has determined that the forward purchase equity asset should fall within Level 2 of the fair value hierarchy as its value is based not only on the value of the Company’s common share price but other observable inputs.

In September 2006, the Securities and Exchange Commission (the “SEC”) released Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 provides guidance on how the effects of the carryover or reversal of prior year financial statements misstatements should be considered in quantifying a current period misstatement. In addition, upon adoption, SAB 108 permits the Company to adjust the cumulative effect of immaterial errors relating to prior years in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of retained earnings. SAB 108 also requires the adjustment of any prior quarterly financial statement within the fiscal year of adoption for the effects of such errors on the quarters when the information is next presented. The Company adopted SAB 108 for the year ended December 31, 2006, and its adoption had no impact on the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and liabilities and certain other items at fair value. An enterprise will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied on an instrument-by-instrument basis, with several exceptions, such as investments accounted for by the equity method, and once elected, the option is irrevocable unless a new election date occurs. The fair value option can be applied only to entire instruments and not to portions thereof. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company did not elect to adopt the optional fair value provisions of this pronouncement and thus it did not have an impact on the Company’s financial position, results of operations or cash flows.

In June 2007, the SEC announced revisions to EITF Topic D-98 related to the release of SFAS 159, pursuant to which the SEC will no longer accept liability classification for financial instruments that meet the conditions for temporary equity classification under ASR 268, Presentation in Financial Statements of “Redeemable Preferred Stocks” and EITF Topic No. D-98. As a result, the fair value option under SFAS 159 may not be applied to any financial instrument (or host contract) that qualifies as temporary equity. This is effective for all instruments that are entered into, modified, or otherwise subject to a remeasurement event in the first fiscal quarter beginning after September 15, 2007. As the Company did not adopt the fair value provisions of SFAS 159, the adoption of this pronouncement did not have a material impact on the Company’s financial position.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”). SFAS 141R requires most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value” and acquisition related costs will generally be expensed rather than included as part of the basis of the acquisition. SFAS 141R expands required disclosures to improve the ability to evaluate the nature and financial effects of business combinations. SFAS 141R is effective for acquisitions in periods beginning on or after December 15, 2008. The adoption of this standard could materially impact the Company’s future financial results to the extent that the Company acquires significant amounts of real estate, as related acquisition costs will be expensed as incurred compared to current practice of capitalizing such costs and amortizing them over the estimated useful life of the assets acquired.

In December 2007, the FASB ratified EITF consensus on EITF 07-06, Accounting for the Sale of Real Estate Subject to the Requirements of FASB Statement No. 66, Accounting for Sales of Real Estate, When the Agreement Includes a Buy-Sell Clause (“EITF 07-06”). EITF 07-06 clarifies that a buy-sell clause in a sale of real estate that otherwise qualifies for partial sale accounting does not by itself constitute a form of continuing involvement that would preclude partial sale accounting under SFAS No. 66. EITF 07-06 is effective for fiscal years beginning after December 15, 2007. The adoption of EITF 07-06 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities- an amendment of SFAS No.133 (“SFAS 161”). SFAS 161, which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, requires companies with derivative instruments to disclose information about how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. The required disclosures include the fair value of derivative instruments and their gains or losses in tabular format, information about credit-risk-related contingent features in derivative agreements, counterparty, credit risk, and the company’s strategies and objectives for using derivative instruments. SFAS 161 is effective prospectively for periods beginning on or after November 15, 2008. The adoption of this statement is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In October 2008, the FASB issued FASB Staff Position FAS 157-3 (“FSP FAS 157-3”), Determining the Fair Value of a Financial Asset When the Market For That Asset is Not Active, which clarifies the application of FASB 157, Fair Value Measurements, in a market that is not active. Among other things, FSP FAS 157-3 clarifies that determination of fair value in a dislocated market depends on facts and circumstances and may require the use of significant judgment about whether individual transactions are forced liquidations or distressed sales. In cases where the volume and level of trading activity for an asset have declined significantly, the available prices vary significantly over time or among market participants, or the prices are not current, observable inputs might not be relevant and could require significant adjustment. In addition, FSP FAS 157-3 also clarifies that broker or pricing service quotes may be appropriate inputs when measuring fair value, but are not necessarily determinative if an active market does not exist for the financial asset. Regardless of the valuation techniques used, FSP FAS 157-3 requires that an entity include appropriate risk adjustments that market participants would make for nonperformance and liquidity risks. FSP FAS 157-3 was effective upon issuance and includes prior periods for which financial statements have not been issued. The Company has adopted FSP FAS 157-3, which did not have a material impact on the Company’s financial position, results of operations or cash flows.

On November 13, 2008, the FASB ratified EITF consensus on EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”). EITF 08-6 addresses questions about the potential effect of FASB Statement No. 141R, Business Combinations, and FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, on equity-method accounting under Accounting Principles Board (“APB”) Opinion 18, The Equity Method of Accounting for Investments in Common Stock (“APB 18”). EITF 08-6 generally continues existing practices under APB 18 including the use of a cost-accumulation approach to initial measurement of the investment. EITF 08-6 does not require the investor to perform a separate impairment test on the underlying assets of an equity method investment. However, an equity-method investor is required to recognize its proportionate share of impairment charges recognized by the investee, adjusted for basis differences, if any, between the investee’s carrying amount for the impaired assets and the cost allocated to such assets by the investor. The investor is also required to perform an overall other-than-temporary impairment test of its investment in accordance with APB 18. EITF 08-6 is effective for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years and shall be applied prospectively. The adoption of this pronouncement is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

On December 11, 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, Disclosures about Transfers of Financial Assets and Interests in Variable Interest Entities (“FSP FAS 140-4 and FIN 46R-8”). This FSP includes disclosure objectives and requires public entities to provide additional year-end and interim disclosures about transfers of financial assets and involvement with variable interest entities. The requirements apply to transferors, sponsors, servicers, primary beneficiaries, and holders of significant variable interests in a variable-interest entity or qualifying special purpose entity. FSP FAS 140-4 and FIN 46R-8 is effective for the first interim period or fiscal year ending after December 15, 2008. The Company does not believe that the adoption of FSP FAS 140-4 and FIN 46R-8 will have an impact on the Company’s financial statements as the Company does not have significant variable interests.

Newly Adopted Accounting Pronouncements That Required Retrospective Application

 In December 2007, the FASB issued SFAS No.160, Noncontrolling Interest in Consolidated Financial Statements – an amendment of ARB 51 (“SFAS No.160”). SFAS No.160 requires noncontrolling interests (previously referred to as minority interests) to be treated as a separate component of equity, not as liability or other item outside of permanent equity. SFAS No.160 was effective for periods beginning on or after December 15, 2008 and was applied prospectively, effective January 1, 2009, except for the presentation and disclosure requirements which were applied retrospectively for all periods presented. As a result of this pronouncement, the Company performed a complete evaluation of its noncontrolling interests previously classified in the “mezzanine” section of the balance sheet to determine if the noncontrolling interests should be treated as permanent equity. SFAS No. 160 does not specifically address the accounting for redeemable noncontrolling interests that are required to be presented outside of permanent equity pursuant to EITF Topic D-98, Classification and Measurement of Redeemable Securities, and SEC Accounting Series Release No. 268, Presentation in Financial Statements of Redeemable Preferred Stocks. The Company determined that the noncontrolling interests should be classified as a separate component of permanent equity.

In May 2008, the FASB issued FSP No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP 14-1”). FSP 14-1 is applicable to issuers of convertible debt that may be settled wholly or partially in cash. The adoption of FSP 14-1 affected the accounting for the Company’s 5.45% Exchangeable Guaranteed Notes issued in 2007. FSP 14-1 required the initial proceeds from the sale of 5.45% Exchangeable Guaranteed Notes to be allocated between a liability component representing debt and an additional paid-in-capital component representing the conversion feature. The resulting discount is amortized using the effective interest method over the period the debt is expected to remain outstanding as additional interest expense. FSP 14-1 was effective for fiscal years beginning after December 31, 2008, was adopted by the Company on January 1, 2009 and required retrospective application.

The adoption of FSP 14-1 resulted in the recognition of an aggregate unamortized debt discount of $6,926 and $19,462 as of December 31, 2008 and 2007, respectively, in the Company’s Consolidated Balance Sheets. The Company also recognized an increase in interest expense and debt satisfaction gain reduction, net of noncontrolling interest, for each reporting period as follows:

For the year ended December 31	Interest expense	Debt satisfaction gain reduction
2006	$--	$--
2007	$1,602	$--
2008	$1,997	$(3,714)

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP 03-6-1”). FSP 03-6-1 requires unvested share based payment awards that contain nonforfeitable rights to dividends or dividend equivalents to be treated as participating securities as defined in EITF Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128 (“SFAS 128”), and, therefore, included in the earnings allocation in computing earnings per share under the two-class method described in FASB Statement No. 128, Earnings per Share. FSP 03-6-1 was adopted by the Company on January 1, 2009. The Company has determined that its unvested share based payment awards are participating securities and has applied the two-class method under SFAS 128 to the calculation of earnings per share for all periods presented. Under the two-class method unvested share based payment awards are not allocated losses as they are not obligated to absorb losses.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

The retrospective adoption of these standards has changed the following footnotes in these audited consolidated financial statements: Note 3 – Earnings Per Share; Note 6 – Discontinued Operations and Assets Held For Sale; Note 10 – Exchangeable Notes and Trust Preferred Securities; Note 12 – Noncontrolling Interests; Note 13 – Shareholder’s Equity; Note 20 – Supplemental Disclosure of Statement of Cash Flow Information; and Note 21 – Unaudited Quarterly Financial Data.

Use of Estimates.  Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses to prepare these consolidated financial statements in conformity with U.S. generally accepted accounting principles. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management adjusts such estimates when facts and circumstances dictate. The most significant estimates made include the recoverability of accounts receivable, allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed, the determination of impairment of long-lived assets and equity method investments, valuation and impairment of assets held by equity method investees, valuation of derivative financial instruments, and the useful lives of long-lived assets. Actual results could differ materially from those estimates.

Business Combinations.  The Company follows the provisions of SFAS No. 141, Business Combinations (“SFAS 141”) and records all assets acquired and liabilities assumed at fair value. On December 31, 2006, the Company acquired Newkirk which was a variable interest entity (VIE). The Company follows the provisions of FASB Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities (“FIN 46R”), and as a result has recorded the noncontrolling interest in Newkirk at estimated fair value on the date of acquisition. The value of the consideration issued in common shares is based upon a reasonable period before and after the date that the terms of the Merger were agreed to and announced.

Purchase Accounting for Acquisition of Real Estate.  The fair value of the real estate acquired, which includes the impact of fair value adjustments for assumed mortgage debt related to property acquisitions, is allocated to the acquired tangible assets, consisting of land, building and improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.

The fair value of the tangible assets of an acquired property (which includes land, building and improvements and fixtures and equipment) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and improvements based on management’s determination of relative fair values of these assets. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market lease values are recorded based on the difference between the current in-place lease rent and management’s estimate of current market rents. Below-market lease intangibles are recorded as part of deferred revenue and amortized into rental revenue over the non-cancelable periods and bargain renewal periods of the respective leases. Above-market leases are recorded as part of intangible assets and amortized as a direct charge against rental revenue over the non-cancelable portion of the respective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and customer relationships, is measured by the excess of (1) the purchase price paid for a property over (2) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and customer relationships based on management’s evaluation of the specific characteristics of each tenant’s lease. The value of in-place leases are amortized to expense over the remaining non-cancelable periods and any bargain renewal periods of the respective leases. Customer relationships are amortized to expense over the applicable lease term plus expected renewal periods.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

Revenue Recognition.  The Company recognizes revenue in accordance with SFAS 13, Accounting for Leases (“SFAS 13”). SFAS 13 requires that revenue be recognized on a straight-line basis over the term of the lease unless another systematic and rational basis is more representative of the time pattern in which the use benefit is derived from the leased property. Renewal options in leases with rental terms that are lower than those in the primary term are excluded from the calculation of straight line rent if the renewals are not reasonably assured. In those instances in which the Company funds tenant improvements and the improvements are deemed to be owned by the Company, revenue recognition will commence when the improvements are substantially completed and possession or control of the space is turned over to the tenant. When the Company determines that the tenant allowances are lease incentives, the Company commences revenue recognition when possession or control of the space is turned over to the tenant for tenant work to begin. The lease incentive is recorded as a deferred expense and amortized as a reduction of revenue on a straight-line basis over the respective lease term. The Company recognizes lease termination payments as a component of rental revenue in the period received, provided that there are no further obligations under the lease. All above market lease assets, below market lease liabilities and deferred rent assets or liabilities for terminated leases are charged against or credited to rental revenue in the period the lease is terminated. All other capitalized lease costs and lease intangibles are accelerated via amortization expense to the date of termination.

Gains on sales of real estate are recognized pursuant to the provisions of SFAS No. 66, Accounting for Sales of Real Estate, as amended (“SFAS 66”). The specific timing of the sale is measured against various criteria in SFAS 66 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria are not met, the gain is deferred and the finance, installment or cost recovery method, as appropriate, is applied until the sales criteria are met. To the extent the Company sells a property and retains a partial ownership interest in the property, the Company recognizes gain to the extent of the third party ownership interest in accordance with SFAS 66.

Accounts Receivable.  The Company continuously monitors collections from its tenants and would make a provision for estimated losses based upon historical experience and any specific tenant collection issues that the Company has identified. As of December 31, 2008 and 2007, the Company’s allowance for doubtful accounts was not significant.

Impairment of Real Estate.  The Company evaluates the carrying value of all tangible and intangible assets held when a triggering event under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as amended (“SFAS 144”) has occurred to determine if an impairment has occurred which would require the recognition of a loss. The evaluation includes estimating and reviewing anticipated future cash flows to be derived from the asset. However, estimating future cash flows is highly subjective and such estimates could differ materially from actual results.

Depreciation is determined by the straight-line method over the remaining estimated economic useful lives of the properties. The Company generally depreciates buildings and building improvements over periods ranging from 8 to 40 years, land improvements from 15 to 20 years, and fixtures and equipment from 2 to 16 years.

Only costs incurred to third parties in acquiring properties are capitalized. No internal costs (rents, salaries, overhead) are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations which extend the useful life of the properties are capitalized.

Impairment of Equity Method Investments. The Company assesses whether there are indicators that the value of its equity method investments may be impaired. An investment’s value is impaired if the Company determines that a decline in the value of the investment below its carrying value is other than temporary. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated value of the investment.

Properties Held For Sale.  The Company accounts for properties held for sale in accordance with SFAS 144. SFAS 144 requires that the assets and liabilities of properties that meet various criteria in SFAS 144 be presented separately in the Consolidated Balance Sheets, with assets and liabilities being separately stated. The operating results of these properties are reflected as discontinued operations in the Consolidated Statements of Operations. Properties that do not meet the held for sale criteria of SFAS 144 are accounted for as operating properties.

Investments in Non-consolidated Entities.  The Company accounts for its investments in 50% or less owned entities under the equity method, unless pursuant to FIN 46R consolidation is required or if its investment in the entity is less than 3% and it has no influence over the control of the entity then the entity is accounted for under the cost method.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

Marketable Equity Securities.  The Company classifies its existing marketable equity securities as available-for-sale in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. These securities are carried at fair market value, with unrealized gains and losses, including the Company’s proportionate share of the unrealized gains or losses from non-consolidated entities, reported in shareholders’ equity as a component of accumulated other comprehensive income. Gains or losses on securities sold and other than temporary impairments are included in the Consolidated Statement of Operations. Sales of securities are recorded on the trade date and gains and losses are generally determined by the specific identification method.

Investments in Debt Securities.  Investments in debt securities are classified as held-to-maturity, reported at amortized cost and are included with other assets in the accompanying Consolidated Balance Sheets and amounted to $15,447 and $15,926 at December 31, 2008 and 2007, respectively. A decline in the market value of any held-to-maturity security below cost that is deemed to be other-than-temporary results in an impairment and would reduce the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Notes Receivable.  The Company evaluates the collectability of both interest and principal of each of its notes, if circumstances warrant, to determine whether it is impaired. A note is considered to be impaired, when based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms. When a note is considered to be impaired, the amount of the loss accrual is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the note’s effective interest rate. Interest on impaired notes is recognized on a cash basis.

Deferred Expenses.  Deferred expenses consist primarily of debt and leasing costs. Debt costs are amortized using the straight-line method, which approximates the interest method, over the terms of the debt instruments and leasing costs are amortized over the term of the related lease.

Derivative Financial Instruments.  The Company accounts for its interest rate swap agreements in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted (“SFAS 133”). In accordance with SFAS 133, these agreements are carried on the balance sheet at their fair value, as an asset, if their fair value is positive, or as a liability, if their fair value is negative. If the interest rate swap is designated as a cash flow hedge, the effective portion of the swap’s change in fair value is reported as a component of other comprehensive income (loss) and the ineffective portion, if any, is recognized in earnings as an increase or decrease to interest expense.

Upon entering into hedging transactions, the Company documents the relationship between the interest rate swap agreements and the hedged liability. The Company also documents its risk-management policies, including objectives and strategies, as they relate to its hedging activities. The Company assesses, both at inception of a hedge and on an on-going basis, whether or not the hedge is highly effective, as defined by SFAS 133. The Company will discontinue hedge accounting on a prospective basis with changes in the estimated fair value reflected in earnings when: (1) it is determined that the derivative is no longer effective in offsetting cash flows of a hedge item (including forecasted transactions); (2) it is no longer probable that the forecasted transaction will occur; or (3) it is determined that designating the derivative as an interest rate swap is no longer appropriate. The Company may utilize interest rate swap and cap agreements to manage interest rate risk and does not anticipate entering into derivative transactions for speculative trading purposes.

Stock Compensation. The Company maintains an equity participation plan. Options granted under the plan in 2008 vest upon attainment of certain market performance measures and expire ten years from the date of grant. Non-vest share grants generally vest either based upon (i) time (ii) performance and/or (iii) market conditions.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

Prior to January 1, 2003, the Company accounted for the plan under the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation (an interpretation of APB Opinion No. 25). Effective January 1, 2003, the Company adopted the prospective method provisions of SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure an Amendment of FASB Statement No. 123 (“SFAS No. 148”), which applies the recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) to all employee awards granted, modified or settled after January 1, 2003.

During December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”), which is a revision of Statement 123. SFAS No. 123(R) supersedes APB Opinion 25. Generally, the approach in SFAS No. 123(R) is similar to the approach described in Statement 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro-forma disclosure is no longer an alternative under SFAS No. 123(R). SFAS No. 123(R) was effective for fiscal years beginning after December 31, 2005. The Company began expensing stock based employee compensation with its adoption of the prospective method provisions of SFAS No. 148, effective January 1, 2003, as a result, the adoption of SFAS No. 123(R) did not have a material impact on the Company’s financial position or results of operations.

Tax Status.  The Company has made an election to qualify, and believes it is operating so as to qualify, as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its shareholders equal at least the amount of its REIT taxable income as defined under Sections 856 through 860 of the Code.

The Company is permitted to participate in certain activities from which it was previously precluded in order to maintain its qualification as a REIT, so long as these activities are conducted in entities which elect to be treated as taxable REIT subsidiaries under the Code. LRA is, and LCI and LSAC were, taxable REIT subsidiaries. As such, the Company is subject to federal and state income taxes on the income from these activities.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

During the fourth quarter of 2007, the Board of Trustees declared a special common share dividend of $2.10 per common share, which was paid in January 2008. During the fourth quarter of 2006, the Board of Trustees declared a special common share dividend of $0.2325 per common share, which was paid in January 2007.

A summary of the average taxable nature of the Company’s common dividends for each of the years in the three year period ended December 31, 2008, is as follows:

	2008	2007	2006
Total dividends per share	$2.25408 (ii)	$2.93342(i) (ii)	$1.46
Ordinary income	62.24%	42.36%	68.89%
15% rate — qualifying dividend	0.66%	2.50%	0.77%
15% rate gain	14.12%	35.62%	7.97%
25% rate gain	9.56%	19.52%	5.13%
Return of capital	13.42%	--	17.24%
	100.00%	100.00%	100.00%

(i)	Includes the special dividend of $0.2325 paid in January 2007 and a portion of the special dividend of $2.10 paid in January 2008.
(ii)	Of the total dividend paid in January 2008, $1.21092 is allocated to 2007 and $1.26408 is allocated to 2008.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

A summary of the average taxable nature of the Company’s dividend on Series B Cumulative Redeemable Preferred Shares for each of the years in the three year period ended December 31, 2008, is as follows:

	2008	2007	2006
Total dividends per share	$2.0125	$2.0125	$2.0125
Ordinary income	71.90%	42.36%	83.24%
15% rate — qualifying dividend	0.76%	2.50%	0.93%
15% rate gain	16.30%	35.62%	9.63%
25% rate gain	11.04%	19.52%	6.20%
	100.00%	100.00%	100.00%

A summary of the average taxable nature of the Company’s dividend on Series C Cumulative Convertible Preferred Shares for each of the years in the three year period ended December 31, 2008, is as follows:

	2008	2007	2006
Total dividends per share	$7.63976 (i)	$3.25	$3.25
Ordinary income	66.35%	42.36%	83.24%
15% rate — qualifying dividend	0.70%	2.50%	0.93%
15% rate gain	15.05%	35.62%	9.63%
25% rate gain	10.19%	19.52%	6.20%
Return of capital	7.71%	—	—
	100.00%	100.00%	100.00%

(i)	Includes deemed distribution of $4.38976 due to an adjustment to the conversion rate.

A summary of the average taxable nature of the Company’s dividend on Series D Cumulative Redeemable Preferred shares for the years in the two-year period ended December 31, 2008, is as follows:

	2008	2007
Total dividends per share	$1.415625 (i)	$1.662049
Ordinary income	71.90%	42.36%
15% rate — qualifying dividend	0.76%	2.50%
15% rate gain	16.30%	35.62%
25% rate gain	11.04%	19.52%
	100.00%	100.00%

(i)	Dividend paid in January 2008 is allocated to 2007.

Cash and Cash Equivalents.  The Company considers all highly liquid instruments with maturities of three months or less from the date of purchase to be cash equivalents.

Restricted Cash.  Restricted cash is comprised primarily of cash balances held by lenders and amounts deposited to complete tax-free exchanges.

Foreign Currency.  The Company has determined that the functional currency of its foreign operations is the respective local currency. As such, assets and liabilities of the Company’s foreign operations are translated using period-end exchange rates, and revenues and expenses are translated using exchange rates as determined throughout the period. Unrealized gains or losses resulting from translation are included in accumulated other comprehensive income (loss) and as a separate component of the Company’s shareholders’ equity.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

Environmental Matters.  Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. Although the Company’s tenants are primarily responsible for any environmental damage and claims related to the leased premises, in the event of the bankruptcy or inability of the tenant of such premises to satisfy any obligations with respect to such environmental liability, the Company may be required to satisfy any obligations. In addition, the Company as the owner of such properties may be held directly liable for any such damages or claims irrespective of the provisions of any lease. As of December 31, 2008 and 2007, the Company was not aware of any environmental matter that could have a material impact on the Company’s financial position, results of operations or cash flows.

Segment Reporting.  The Company operates generally in one industry segment, investment in net-leased real properties.

Reclassifications.  Certain amounts included in prior years’ financial statements have been reclassified to conform with the current year presentation, including reclassifying certain income statement captions for properties held for sale as of December 31, 2008 and properties sold during 2008, which are presented as discontinued operations.

(3)  Earnings Per Share

The Company’s unvested share-based payment awards are considered participating securities in accordance with FSP 03-6-1, as such the Company is required to use the two-class method for the computation of basic and diluted earnings per share in accordance with SFAS 128. Under the two-class computation method net losses are not allocated to participating securities unless the holder of the security has a contractual obligation to share in the losses. The unvested share-based payment awards are not allocated losses as the awards do not have a contractual obligation to share in losses of the Company. The Company had a loss from continuing operations attributable to common shareholders for the years ending December 31, 2008, 2007 and 2006 which was not allocated to unvested share based payment awards. The following is a reconciliation of numerators and denominators of the basic and diluted earnings per share computations for each of the years in the three year period ended December 31, 2008:

	2008	2007	2006
BASIC
Income (loss) from continuing operations attributable to common shareholders	$(17,824)	$(24,461)	$(26,220)
Less: Unvested common share dividends	(491)	(1,362)	(1,743)
Income (loss) attributable to common shareholders from continuing operations for earnings per share	(18,315)	(25,823)	(27,963)
Total income (loss) from discontinued operations attributable to shareholders	(659)	72,977	17,538
Net income (loss) attributable to common shareholders for earnings per share	$(18,974)	$47,154	$(10,425)

Weighted average number of common shares outstanding - basic	67,872,590	64,910,123	52,163,569

Income (loss) per common share — basic:
Income (loss) from continuing operations	$(0.27)	$(0.39)	$(0.54)
Income (loss) from discontinued operations	(0.01)	1.12	0.34
Net income (loss)	$(0.28)	$0.73	$(0.20)
DILUTED
Income (loss) attributable to common shareholders from continuing operations for earnings per share — basic	$(18,315)	$(25,823)	$(27,963)
Add — incremental loss attributable to assumed conversion of dilutive securities	—	—	—
Income (loss) attributable to common shareholders from continuing operations for earnings per share	(18,315)	(25,823)	(27,963)
Total income (loss) from discontinued operations attributable to shareholders	(659)	72,977	17,538
Net income (loss) attributable to common shareholders for earnings per share	$(18,974)	$47,154	$(10,425)

Weighted average number of shares used in calculation of basic earnings per share	67,872,590	64,910,123	52,163,569
Add — incremental shares representing:
Shares issuable upon conversion of dilutive securities	—	—	—
Weighted average number of common shares – diluted	67,872,590	64,910,123	52,163,569

Income (loss) per common share — diluted:
Income (loss) from continuing operations	$(0.27)	$(0.39)	$(0.54)
Income (loss) from discontinued operations	(0.01)	1.12	0.34
Net income (loss)	$(0.28)	$0.73	$(0.20)

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

During the second quarter of 2008, the Company redeemed 501,700 shares of 6.50% Series C Cumulative Convertible Preferred stock (“Series C Preferred”) at a $5,678 discount to their historical cost basis. In accordance with EITF D-42, The Effect on the Calculation of Earnings Per Share for the Redemption or Induced Conversion of Preferred Stock, this discount constitutes a deemed negative dividend, offsetting other dividends, and is accretive to the common shareholders and, accordingly, it has been added to net income to arrive at net income allocable to common shareholders for the year ended December 31, 2008.

In accordance with EITF D-53, Computation of Earnings Per Share for a Period That Includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock, for purposes of computing diluted earnings per share for the year ended December 31, 2008, the discount on redemption has been subtracted from net income allocable to common shareholders in the incremental loss attributed to assumed conversion of dilutive securities, and the Series C shares have been assumed redeemed for common shares at the beginning of the period. The Company determined that the Series C Preferred shares that were not redeemed were not dilutive to basic earnings per share.

All incremental shares are considered anti-dilutive for periods that have a loss from continuing operations applicable to common shareholders. In addition, other common share equivalents may be anti-dilutive in certain periods.

(4)  Investments in Real Estate and Intangible Assets

During 2008 and 2007, the Company made acquisitions, excluding (1) properties acquired from the acquisition of the four former co-investment programs, and (2) acquisitions made directly by non-consolidated entities (including LSAC), totaling $57,488 and $131,532, respectively.

In 2007, the Company acquired additional shares in LSAC for $16,781 and LSAC paid $7,418 to repurchase its common stock in a tender offer. On June 30, 2007, LSAC was merged with and into the Company and ceased to exist.

During the second quarter of 2007, the Company, including through its consolidated subsidiaries, completed transactions with its joint venture partners as summarized as follows:

Triple Net Investment Company LLC (“TNI”)

On May 1, 2007, the Company entered into a purchase agreement with the Utah State Retirement Investment Fund, its partner in one of its co-investment programs, TNI, and acquired the 70% of TNI it did not already own through a cash payment of approximately $82,600 and the assumption of approximately $156,600 in non-recourse mortgage debt. Accordingly, the Company became the sole owner of the 15 primarily single tenant net leased real estate properties owned by TNI. The debt assumed by the Company bears stated interest at rates ranging from 4.9% to 9.4% with a weighted-average stated rate of 5.9% and matures at various dates ranging from 2010 to 2021. In connection with this transaction, the Company recognized $2,064 as an incentive fee in accordance with the TNI partnership agreement.

Lexington Acquiport Company LLC (“LAC”) and Lexington Acquiport Company II LLC (“LAC II”)

On June 1, 2007, the Company entered into purchase agreements with the Common Retirement Fund of the State of New York, its 66.67% partner in one of its co-investment programs, LAC, and 75% partner in another of its co-investment programs, LAC II, and acquired the interests in LAC and LAC II it did not already own through a cash payment of approximately $277,400 and the assumption of approximately $515,000 in non-recourse mortgage debt. Accordingly, the Company became the sole owner of the 26 primarily single tenant net leased real estate properties owned collectively by LAC and LAC II. The debt assumed by the Company bears interest at stated rates ranging from 5.0% to 8.2% with a weighted-average stated rate of 6.2% and matures at various dates ranging from 2009 to 2021.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

Lexington/Lion Venture L.P. (“LION”)

Effective June 1, 2007, the Company and its 70% partner in LION agreed to terminate LION and distribute the 17 primarily net leased properties owned by LION. Accordingly, the Company was distributed seven of the properties, which are subject to non-recourse mortgage debt of approximately $112,500. The debt assumed by the Company bears interest at stated rates ranging from 4.8% to 6.2% with a weighted-average stated rate of 5.4% and matures at various dates ranging from 2012 to 2016. In addition, the Company paid approximately $6,600 of additional consideration to its former partner in connection with the termination. In connection with this transaction, the Company recognized $8,530 as an incentive fee in accordance with the LION partnership agreement and was allocated equity in earnings of $34,164 related to its share of earnings relating to the 10 properties transferred to the partner.

During 2007, the Company formed a new co-investment program. See note 8 for a discussion of this transaction.

For properties acquired during 2008, the components of intangible assets and their respective weighted average lives are as follows:

	Costs	Weighted Average Life (yrs)
Lease origination costs	$4,830	12.1
Customer relationships	2,161	10.8
	$6,991

As of December 31, 2008 and 2007, the components of intangible assets, are as follows:

	2008	2007
Lease origination costs	$362,712	$404,820
Customer relationships	165,009	178,716
Above-market leases	99,397	114,352
	$627,118	$697,888

The estimated amortization of the above intangibles for the next five years is $70,445 in 2009, $54,184 in 2010, $49,172 in 2011, $38,720 in 2012 and $27,529 in 2013.

Below-market leases, net of accretion, which are included in deferred revenue, are $121,284 and $216,923, respectively in 2008 and 2007. The estimated accretion for the next five years is $10,436 in 2009, $8,616 in 2010, $8,482 in 2011, $8,132 in 2012 and $7,680 in 2013.

(5)  Newkirk Merger

On December 31, 2006, Newkirk merged with and into the Company pursuant to an Agreement and Plan of Merger dated as of July 23, 2006. The Company believes this strategic combination of two real estate companies achieved key elements of its then strategic business plan. The Company believed that the Merger enhanced its property portfolio in key markets, reduced its exposure to any one property or tenant credit, enabled the Company to gain immediate access to a debt platform and will allow it to build on its existing customer relationships. At the time of the Merger, Newkirk owned or held an ownership interest in approximately 170 industrial, office and retail properties.

In the Merger, each share of Newkirk common stock was exchanged for 0.8 common shares of the Company. Fractional shares, which were not material, were paid in cash. In connection with the Merger, the Company issued approximately 16.0 million common shares of the Company to former Newkirk stockholders.

The allocation of the purchase price was based upon estimates and assumptions. The Company engaged a third party valuation expert to assist with the fair value assessment of the real estate. During 2007, certain estimates were revised and these revisions did not have a significant impact on its financial position or results of operations. The reallocation to real estate was $8,235 during 2007.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

The following unaudited pro forma financial information for the year ended December 31, 2006, gives effect to the Merger as if it had occurred on January 1, 2005. The pro forma results are based on historical data and are not intended to be indicative of the results of future operations.

Year Ended December 31,
2006
Total gross revenues	$ 376,659
Income from continuing operations	586
Net income	34,967
Net income per common share — basic	0.27
Net income per common share — diluted	0.27

Certain non-recurring charges recognized historically by Newkirk have been eliminated for purposes of the unaudited pro forma consolidated information.

On December 31, 2008, the remaining MLP units were redeemed for common shares of the Company, the Company became the sole owner of the MLP, and the MLP ceased to exist.

(6)  Discontinued Operations and Assets Held For Sale

At December 31, 2008, the Company had held for sale assets of $8,150, which represented the assets of one property and the receivables from recently sold properties. The Company had held for sale liabilities of $6,142 as of December 31, 2008, which included the liabilities of one property and the payables of recently sold properties, including a mortgage note payable of $5,275 which was due to mature in 2009. As of December 31, 2007, the Company had three properties held for sale, with aggregate assets of $150,907 and aggregate liabilities, principally mortgage notes payable and below market lease obligations, of $103,466. In 2008, 2007 and 2006, the Company recorded impairment charges of $16,519, $17,170 and $35,430, respectively, related to discontinued operations.

The Company sold, to unrelated parties, 41 properties in 2008, one of which was conveyed through foreclosure, 53 properties in 2007 and seven properties in 2006, for aggregate net proceeds of $238,600, $423,634 and $76,627, respectively, which resulted in gains in 2008, 2007 and 2006 of $13,151, $92,878 and $22,866, respectively. These gains are included in discontinued operations.

The following presents the operating results for the properties sold and held for sale during the years ended December 31, 2008, 2007 and 2006:

	Year Ending December 31,
	2008	2007	2006
Total gross revenues	$10,856	$65,703	$33,329
Pre-tax income (loss), including gains on sales	$447	$96,706	$15,727

The provision for income taxes included in discontinued operations in 2007 of $3,413 relates primarily to taxes incurred on the sale of properties by taxable REIT subsidiaries, including C-Corp built in gain taxes. The federal and state portion of the $3,413 is $2,731 and $682, respectively.

During 2008, the Company conveyed one property to a lender in full satisfaction of the $6,516 non-recourse mortgage note payable. The Company recorded a gain on debt satisfaction of $3,990 and an impairment loss of $4,488 relating to this transaction.

During 2007, the Company sold one property for a sale price of $35,700 and provided $27,700 in secured financing to the buyer at a rate of 6.45%. The note matures in 2015 when a balloon payment of $25,731 is due.

During 2006, the Company conveyed a property to a lender for full satisfaction of a loan and satisfied the related mortgages on properties sold, which resulted in a net debt satisfaction gain of $4,492. In addition, the Company sold one property for a sale price of $6,400 and provided $3,200 in interest only secured financing to the buyer at a rate of 6.0%, which matures in 2017.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

During 2006, the tenant in a property in Warren, Ohio exercised its option to purchase the property at fair market value, as defined in the lease. Based on the appraisals received and the procedure set forth in the lease, the Company estimated that the fair market value, as defined in the lease, would not exceed approximately $15,800. Accordingly, the Company recorded an impairment charge of $28,209 in the third quarter of 2006. The Company sold the property in 2007 for $15,800.

The Company has not treated properties sold to Net Lease Strategic Assets Fund L.P. as discontinued operations as it has continuing involvement with such assets through its partnership interest. In addition, management will not consider assets being marketed for sale as discontinued operations until all criteria of SFAS 144 have been met, including that it is probable that a sale will take place within 12 months.

(7)  Notes Receivable

As of December 31, 2008 and 2007, the Company’s notes receivable, including accrued interest, are comprised primarily of first and second mortgage loans on real estate aggregating $68,812 and $69,775, respectively, bearing interest, including imputed interest, at rates ranging from 3.5% to 16.0% and maturing at various dates between 2011 and 2022.

(8)  Investment in Non-Consolidated Entities

In 2007 the Company acquired additional shares in LSAC for $16,781 and LSAC paid $7,418 to repurchase its common stock in a tender offer. On June 30, 2007, LSAC was merged with and into the Company and ceased to exist.

During 2007, the Company acquired all the interests it did not already own in TNI, LAC, LACII and LION. See note 4.

The Company received a waiver from the SEC from the requirement in Rule 3-09 of Regulation S-K to provide audited financial statements of LION, which was dissolved in June 2007, for the period January 1, 2007 through May 31, 2007, as long as summarized financial data of LION for such period is provided.

The following is a summary income statement data for LION for the period January 1, 2007 through May 31, 2007 and the year ended December 31, 2006:

	2007	2006
Gross rental revenues	$21,883	$51,425
Depreciation and amortization	(9,349)	(21,895)
Interest expense	(6,669)	(15,657)
Property operating and other	(5,272)	(12,461)
Income before gain on sale	$593	$1,412

Concord Debt Holdings LLC (“Concord”) and Lex-Win Concord LLC (“Lex-Win Concord”)

The Company and WRT Realty L.P. (“Winthrop”) have a co-investment program to acquire and originate loans secured, directly and indirectly, by real estate assets through Concord. The Company’s former Executive Chairman and Director of Strategic Acquisitions is also the Chairman and Chief Executive Officer of the parent of Winthrop. The co-investment program was equally owned and controlled by the Company and Winthrop.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

During the third quarter of 2008, the Company and Winthrop formed a jointly-owned subsidiary, Lex-Win Concord LLC, and the Company and Winthrop each contributed to Lex-Win Concord all of their right, title, interest and obligations in Concord and WRP Management LLC, the entity that provides collateral management and asset management services to Concord and its existing CDO. Immediately following the contribution, a subsidiary of Inland American Real Estate Trust Inc. ("Inland Concord") entered into an agreement to contribute up to $100,000 in redeemable preferred membership interest over an 18 month period to Concord, of which $76,000 has been contributed as of December 31, 2008. Lex-Win Concord, as managing member, and Inland Concord, as a preferred member, entered into the Second Amended and Restated Limited Liability Company Agreement of Concord. Under the terms of the agreement, additional contributions by Inland Concord are to be used primarily for the origination and acquisition of additional debt instruments including whole loans, B notes and mezzanine loans. In addition, provided that certain terms and conditions are satisfied, including payment to Inland Concord of a 10% priority return, both the Company and Winthrop may elect to reduce their aggregate capital investment in Concord to $200,000 through distributions of principal payments from the retirement of existing loans and bonds in Concord's current portfolio. In addition, Lex-Win Concord is obligated to make additional capital contributions to Concord of up to $75,000 only if such capital contributions are necessary under certain circumstances.

The Company and Winthrop have invested $162,500 each in Lex-Win Concord. As of December 31, 2008 and 2007, $114,604 and $155,830, respectively, was the Company’s investment in and advances to Lex-Win Concord. All profits, losses and cash flows are distributed in accordance with the respective membership interests.

The following is summary balance sheet data as of December 31, 2008 and 2007 and income statement data for the years ended December 31, 2008 and 2007 for Lex-Win Concord:

	As of 12/31/08	As of 12/31/07
Investments, net of impairments and reserves	$981,635	$1,140,108
Cash, including restricted cash	15,134	19,554
Warehouse debt and credit facilities obligations	320,604	472,324
Collateralized debt obligations	347,525	376,650
Minority interest	76,555	102
Members’ equity	219,208	310,921

	For the Year Ended 12/31/08	For the Year Ended 12/31/07
Interest and other income	$71,733	$68,453
Gain on debt extinguishment	15,603	--
Interest expense, including non-qualifying cash flow hedge	(36,410)	(41,675)
Impairment charges and loan loss reserves	(104,885)	(11,028)
Other expenses and minority interests	(6,455)	(5,554)
Net income (loss)	(60,414)	10,196
Other comprehensive loss	(12,273)	(17,932)
Comprehensive loss	$(72,687)	$(7,736)

Concord’s loan assets are intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan origination costs and fees, repayments and unfunded commitments unless such loan is deemed to be other-than-temporarily impaired. Concord’s bonds are treated as available for sale securities and, accordingly, are marked-to-market on a quarterly basis based on valuations performed by Concord’s management. During 2008, the management of Concord performed a complete evaluation of its bond and loan portfolio, including an analysis of any underlying collateral supporting these investments. This resulted in a charge to earnings at Concord of $104,885 for the year ended December 31, 2008 relating to other-than-temporary impairments and loan loss reserves.

The Company has determined that as of December 31, 2008, Lex-Win Concord met the conditions of a significant subsidiary under Rule 1-02(w) of Regulation S-X. The separate financial statements of Lex-Win Concord required pursuant to Rule 3-09 of Regulation S-X are filed as Exhibit 99.1 to the Company's Annual Report on Form 10-K.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

Net Lease Strategic Assets Fund L.P. (“NLS”)

    NLS is a co-investment program with a subsidiary of Inland American Real Estate Trust, Inc. (“Inland”). NLS was established to acquire single-tenant net lease specialty real estate in the United States. Since the formation of NLS in 2007, the Company has contributed fee and leasehold interests in 19 properties and $15,022 in cash to NLS, and Inland has contributed $216,004 in cash to NLS. In addition, the Company sold, for cash, leasehold interests in 24 properties, plus a 40% tenant-in-common interest in a property, to NLS and recorded an aggregate gain of $31,806 and $19,422 (including the Company’s share of gain on the 40% interest in a property) in 2008 and 2007, respectively, which was limited by the Company’s aggregate ownership interest in NLS’s common and preferred equity. The properties were subject to approximately $339,500 in mortgage debt, which was assumed by NLS. The mortgage debt assumed by NLS has stated interest rates ranging from 5.1% to 8.5%, with a weighted average interest rate of 6.1%, and maturity dates ranging from 2009 to 2025. After these transactions, Inland and the Company own 85% and 15%, respectively, of NLS’s common equity and the Company owns 100% of NLS’s preferred equity.

    Inland and the Company are currently entitled to a return on/of their respective investments as follows: (1) Inland, 9% on its common equity, (2) the Company, 6.5% on its preferred equity, (3) the Company, 9% on its common equity, (4) return of the Company preferred equity, (5) return of Inland common equity, (6) return of the Company common equity and (7) any remaining cash flow is allocated 65% to Inland and 35% to the Company as long as the Company is the general partner, if not, allocations are 85% to Inland and 15% to the Company.

   In addition to the capital contributions described above, the Company and Inland have committed to invest up to an additional $22,500 and $127,500, respectively, in NLS to acquire additional specialty single-tenant net leased assets.

LRA has entered into a management agreement with NLS whereby LRA will receive (1) a management fee of 0.375% of the equity capital, (2) a property management fee of up to 3.0% of actual gross revenues from certain assets for which the landlord is obligated to provide property management services (contingent upon the recoverability of such fees from the tenant under the applicable lease), and (3) an acquisition fee of 0.5% of the gross purchase price of each acquired asset by NLS.

The following is summary historical cost basis selected balance sheet data as of December 31, 2008 and 2007 and statement of operations data for the period December 20, 2007 (inception) to December 31, 2007 and for the year ended December 31, 2008.

	As of 12/31/08	As of 12/31/07
Real estate, including intangibles, net	$719,409	$405,834
Cash, including restricted cash	9,370	2,230
Mortgages payable	320,898	171,556
Preferred equity	170,772	87,802
Partners’ capital	233,281	143,854

	For the Year Ended 12/31/08	For the Period 12/20/07 to 12/31/07
Total gross revenues	$50,312	$951
Depreciation and amortization	(32,499)	--
Interest expense	(17,667)	(338)
Other expenses, net	(2,968)	(14)
Net income (loss)	$(2,822)	$599

During the year ended December 31, 2008, the Company recognized ($16,902) equity in losses relating to NLS based upon the hypothetical liquidation book value method. The difference between the assets contributed to NLS and the fair value of the

Company’s equity investment in NLS is $94,723 and is accreted into income over the estimated useful lives of NLS’s assets. During

2008, the Company recorded earnings of $3,213 related to this difference, which is included in equity in earnings (losses) of non-consolidated entities on the accompanying Consolidated Statement of Operations.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

During 2008 and 2007, the Company incurred transaction costs relating to the formation of NLS of $1,138 and $2,316,

respectively, which are included in general and administrative expenses in the Consolidated Statements of Operations.

The Company has determined that as of December 31, 2008, NLS met the conditions of a significant subsidiary under Rule 1-02(w) of Regulation S-X. The separate financial statements of NLS required pursuant to Rule 3-09 of Regulation S-X are filed as Exhibit 99.2 to the Company's Annual Report on Form 10-K.

Lex-Win Acquisition LLC (“Lex-Win”)

During 2007, Lex-Win, an entity in which the Company holds a 28% ownership interest, acquired 3.9 million shares of common stock in Piedmont Office Realty Trust, Inc. (formerly known as Wells Real Estate Investment Trust, Inc.) (“Wells”), a non-exchange traded entity, at a price per share of $9.30 in a tender offer. During 2007, the Company funded $12,542 relating to this tender and received $1,890 relating to an adjustment of the number of shares tendered. Winthrop and three other members hold the remaining interests in Lex-Win. The Company’s former Executive Chairman and Director of Strategic Acquisitions is the Chief Executive

Officer of the parent of Winthrop. Profits, losses and cash flows of Lex-Win are allocated in accordance with the membership interests. During 2008, Lex-Win incurred losses of $3,847 relating to its investment in Wells and sold its entire interest in Wells for $32,289.

Other Equity Method Investment Limited Partnerships

The Company is a partner in eight partnerships with ownership percentages ranging between 26% and 40%, which own primarily net leased properties. All profits, losses and cash flows are distributed in accordance with the respective partnership agreements. The partnerships are encumbered by $73,215 in mortgage debt (the Company’s proportionate share is $23,497) with interest rates ranging from 6.7% to 15.0% with a weighted average rate of 9.9% and maturity dates ranging from 2009 to 2018.

The Company, through LRA, earns advisory fees from certain of these non-consolidated entities for services related to acquisitions, asset management and debt placement. Advisory fees earned from these non-consolidated investments were $1,105, $1,226, and $3,815 in 2008, 2007 and 2006, respectively. In addition, the Company earned incentive fees in 2007 of $11,685.

(9)  Mortgages and Notes Payable and Contract Rights Payable

The Company had outstanding mortgages and notes payable of $2,033,854 and $2,312,422 as of December 31, 2008 and 2007, respectively, excluding discontinued operations. Interest rates, including imputed rates on mortgages and notes payable, ranged from 2.0% to 10.5% at December 31, 2008 and the mortgages and notes payable mature between 2009 and 2022. Interest rates, including imputed rates, ranged from 3.9% to 10.5% at December 31, 2007. The weighted average interest rate at December 31, 2008 and 2007 was approximately 5.5% and 5.9%, respectively.

During 2008, the Company obtained $25,000 and $45,000 original principal amount secured term loans from KeyBank National Association (“KeyBank”). The loans are interest only at LIBOR plus 60 basis points and mature in 2013. The net proceeds of the loans of $68,000 were used to partially repay indebtedness on three cross-collateralized mortgages. After such repayment, the amount owed on the three mortgages was $103,511, the three mortgages were combined into one mortgage, which is interest only instead of having a portion as self-amortizing and matures in September 2014. The Company was in compliance with the loan covenants as of December 31, 2008. These loans have an outstanding principal balance of $25,000 and $35,723, respectively, as of December 31, 2008.

Pursuant to the new loan agreements, the Company simultaneously entered into an interest-rate swap agreement with KeyBank to swap the LIBOR rate on the loans for a fixed rate of 4.9196% through March 18, 2013, and the Company assumed a liability for the fair value of the swap at inception of approximately $5,696 ($7,055 at December 31, 2008). The new debt is presented net of a discount at inception of $5,696 ($4,158 at December 31, 2008). The discount is being amortized as interest expense over the term of the loans.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

Also at inception, in accordance with SFAS No. 133, as amended, the Company designated the swap as a cash flow hedge of the risk of variability attributable to changes in the LIBOR swap rate on $45,000 and $25,000 original principal amount of LIBOR-indexed variable-rate debt. Accordingly, changes in the fair value of the swap are recorded in other comprehensive income and reclassified to earnings as interest becomes receivable or payable. Because the fair value of the swap at inception of the hedge was not zero, the Company cannot assume that there will be no ineffectiveness in the hedging relationship. However, the Company expects the hedging relationship to be highly effective and will measure and report any ineffectiveness in earnings. During 2008, the Company terminated a portion of the swap for a notional amount of $9,277 due to required principal payments of the same amount on the $45,000 original principal amount secured term loan. The Company recognized $253 of interest expense during 2008 due to the swap's ineffectiveness and forecasted transactions no longer being probable.

During 2008 and 2007, the Company obtained $21,245 and $246,965 original principal amount in non-recourse mortgages that bear interest at a weighted-average fixed rate of 6.0% and 6.1%, respectively, and have maturity dates ranging from 2012 to 2021.

The MLP had a secured loan, which bore interest, at the election of the MLP, at a rate equal to either (1) LIBOR plus 175 basis points or (2) the prime rate. This loan was fully repaid during 2007.

The Company had a $200,000 revolving credit facility, which was scheduled to expire in June 2009, bore interest at 120-170 basis points over LIBOR, depending on the amount of the Company’s leverage level and had an interest rate period of one, three or six months, at the option of the Company. The credit facility contained various leverage, debt service coverage, net worth maintenance and other covenants, which the Company was in compliance with as of December 31, 2008 and 2007. As of December 31, 2008, there were $25,000 in outstanding borrowings under the credit facility, approximately $173,327 was available to be borrowed and the Company had outstanding letters of credit aggregating $1,673. The Company paid an unused facility fee equal to 25 basis points if 50% or less of the credit facility is utilized and 15 basis points if greater than 50% of the credit facility is utilized. This revolving credit facility was refinanced subsequent to the year ended December 31, 2008. See note 22.

In June 2007, the Company obtained a $225,000 original principal amount secured term loan from KeyBank. The interest only secured term loan was scheduled to mature in June 2009, with a six month extension option at the Company’s election, and bore interest at LIBOR plus 60 basis points. The Company was in compliance with the loan’s covenants as of December 31, 2008 and 2007. The loan required the Company to make principal payments from the proceeds of certain property sales, unless the proceeds were used to complete a tax-free exchange, and financing of certain properties. As of December 31, 2008, there was $174,280 outstanding relating to this note, which is included in the $2,033,854 above. This secured term loan was refinanced subsequent to the year ended December 31, 2008. See note 22.

During 2007, the Company settled an interest rate swap agreement for $1,870 in cash and recognized a loss of $649.

Included in the Consolidated Statements of Operations, the Company recognized debt satisfaction gains (charges), excluding discontinued operations, of ($1,073), ($1,209) and ($216) for the years ended December 31, 2008, 2007 and 2006, respectively, due to the satisfaction of mortgages and notes payable other than the 5.45% Exchangeable Guaranteed Notes and Trust Preferred Securities.

Contract right mortgage payable is a promissory note with a fixed interest rate of 9.68%, which provides for the following amortization payments:

Year ending December 31,	Total
2009	$229
2010	491
2011	540
2012	593
2013	652
Thereafter	12,271
$14,776

Mortgages payable and secured loans are generally collateralized by real estate and the related leases. Certain mortgages payable have yield maintenance or defeasance requirements relating to any repayments. In addition, certain mortgages are cross-collateralized and cross-defaulted.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

Scheduled principal and balloon payments for mortgages and notes payable, excluding mortgages payable relating to discontinued operations, for the next five years and thereafter are as follows:

Year ending December 31,	Total
2009 (1)	$300,189
2010	145,151
2011	119,901
2012	222,159
2013	318,587
Thereafter	927,867
$2,033,854

(1)	Subsequent to December 31, 2008, $199,280 of 2009 maturities have been extended to 2011 – see note 22.

(10)  Exchangeable Notes and Trust Preferred Securities

During 2007, the Company issued an aggregate $450,000 original principal amount of 5.45% Exchangeable Guaranteed Notes due in 2027. These notes can be put to the Company commencing in 2012 and every five years thereafter through maturity and upon certain events. The notes are exchangeable by the holders into common shares of the Company at a price of $21.99 per share at December 31, 2008, subject to adjustment upon certain events. Upon exchange the holders of the notes would receive (1) cash equal to the principal amount of the note and (2) to the extent the exchange value exceeds the principal amount of the note, either cash or common shares of the Company at the Company’s option. The notes had an outstanding balance of $204,074 and $430,538, net of unamortized discount of $6,926 and $19,462, as of December 31, 2008 and 2007, respectively. The initial discount of $23,693 was retrospectively recorded in accordance with FSP APB 14-1. The discount is being amortized as additional interest expense through January 2012, the first put date of the 5.45% Exchangeable Guaranteed Notes. Coupon interest expense on the 5.45% Exchangeable Guaranteed Notes was $17,552 and $21,936 for 2008 and 2007, respectively. The discount amortization on the notes was $3,544 and $4,231 for 2008 and 2007, respectively. The notes had an effective interest rate of 6.87% and 6.49% for 2008 and 2007, respectively.

During 2008, the Company repurchased $239,000 original principal amount of the 5.45% Exchangeable Guaranteed Notes for cash payments and issuances of common shares of the Company of $192,984. As a result, the Company recognized a gain on debt extinguishment of $36,042 during 2008, net of write-offs of $12,793 of the unamortized debt discount and deferred financing costs.

During 2007, the Company, through a wholly-owned subsidiary, issued $200,000 original principal amount of Trust Preferred Securities. The Trust Preferred Securities, which are classified as debt, are due in 2037, are redeemable by the Company commencing April 2012 and bear interest at a fixed rate of 6.804% through April 2017 and thereafter, at a variable rate of three month LIBOR plus 170 basis points through maturity. During 2008, the Company repurchased $70,880 original principal amount of the Trust Preferred Securities for a cash payment of $44,561, which resulted in a gain on debt extinguishment of $24,742 including a write-off of $1,577 in deferred financing costs. As of December 31, 2008, there was $129,120 original principal amount of Trust Preferred Securities outstanding.

Scheduled principal payments for these debt instrument for the next five years and thereafter are as follows:

Year ending December 31,	Total
2009	$—
2010	—
2011	—
2012 (1)	204,074
2013	—
Thereafter	129,120
$333,194

__________

(1)	Although the 5.45% Exchangeable Guaranteed Notes mature in 2027, the notes can be put to the Company in 2012, and the amount is shown net of $6,926 debt discount.

The Company is in compliance with its obligations under the documents governing these debt instruments.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

(11)  Leases

Lessor:

Minimum future rental receipts under the non-cancellable portion of tenant leases, including the lease on a property held for sale, assuming no new or re-negotiated leases, for the next five years and thereafter are as follows:

Year ending December 31,	Total
2009	$338,585
2010	307,819
2011	293,217
2012	262,801
2013	223,679
Thereafter	845,047
$2,271,148

The above minimum lease payments do not include reimbursements to be received from tenants for certain operating expenses and real estate taxes and do not include early termination payments provided for in certain leases.

Certain leases allow for the tenant to terminate the lease if the property is deemed obsolete, as defined, but must make a termination payment to the Company, as stipulated in the lease. In addition, certain leases provide the tenant with the right to purchase the leased property at fair market value or a stipulated price.

Lessee:

The Company holds leasehold interests in various properties. Generally, the ground rents on these properties are either paid directly by the tenants to the fee holder or reimbursed to the Company as additional rent. Certain properties are economically owned through the holding of industrial revenue bonds and as such neither ground lease payments nor bond debt service payments are made or received, respectively. For certain of these properties, the Company has an option to purchase the fee interest.

Minimum future rental payments under non-cancellable leasehold interests, excluding leases held through industrial revenue bonds and lease payments in the future that are based upon fair market value for the next five years and thereafter are as follows:

Year ending December 31,	Total
2009	$1,811
2010	1,564
2011	1,173
2012	580
2013	451
Thereafter	3,214
$8,793

Rent expense for the leasehold interests was $995, $1,481 and $604 in 2008, 2007 and 2006, respectively.

The Company leases its corporate headquarters. The lease expires December 2015, with rent fixed at $1,211 per annum through December 2011 and will be adjusted to fair market value, as defined in the lease, thereafter. The Company is also responsible for its proportionate share of operating expenses and real estate taxes. As an incentive to enter the lease, the Company received a payment of $845 which it is amortizing as a reduction of rent expense. The Company also leases an office in San Francisco until March 2012, which it has subleased to a third-party. The minimum lease payments for these offices are $1,300 for 2009, $1,303 for 2010, $1,306 for 2011 and $24 for 2012. Rent expense for these offices for 2008, 2007 and 2006 was $958, $975 and $877, respectively, and is included in general and administrative expenses.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

(12)  Noncontrolling Interests

In conjunction with several of the Company’s acquisitions in prior years, sellers were issued OP units as a form of consideration in exchange for the property. Substantially all OP units, other than the OP units held directly or indirectly by the Company, are redeemable at certain times, only at the option of the holders, and are not otherwise mandatorily redeemable by the Company. During 2006, one of the Company’s operating partnerships issued 33,954 OP units ($750) in connection with an acquisition. During 2008, the remaining MLP units were redeemed and the MLP was merged into the Company and ceased to exist. As of December 31, 2008, there were 5.3 million OP units outstanding, of which 1.6 million are held by related parties. Generally, holders of OP units are entitled to receive distributions equal to the dividends paid to the Company’s common shareholders, except that certain OP units have stated distributions in accordance with their respective partnership agreement. To the extent that the Company’s dividend per share is less than the stated distribution per unit per the applicable partnership agreement, the stated distributions per unit are reduced by the percentage reduction in the Company’s dividend. No OP units have a liquidation preference. The following discloses the effects of changes in the Company’s ownership interests in its noncontrolling interests in accordance with SFAS No. 160:

	Net Income Attributable to Lexington Realty Trust and Transfers (to) from Noncontrolling Interests
	2008	2007	2006
Net income attributable to Lexington Realty Trust	$2,754	$75,249	$7,753
Transfers from noncontrolling interests:
Increase in additional paid-in-capital/ common shares for redemption/repurchase of noncontrolling interest OP units	516,696	25,223	1,099
Decrease in accumulated other comprehensive income for redemption of noncontrolling interest OP units	(5,019)	--	--
Change from net income attributable to Lexington Realty Trust and transfers (to) from noncontrolling interest	$514,431	$100,472	$8,852

(13)  Shareholders’ Equity

   During 2008, the Company repurchased and retired 501,700 shares of Series C Preferred by issuing 727,759 of its common shares and paying $7,522 in cash. The difference between the cost to retire these shares of Series C Preferred and the historical cost of these shares was $5,678 and is treated as an increase to shareholders’ equity and as a reduction in preferred dividends paid for calculating earnings per share.

    On June 30, 2008, the Company issued 3,450,000 of its common shares raising net proceeds of approximately $47,237. The proceeds, along with cash held, were used to retire $25,000 original principal amount of the 5.45% Exchangeable Guaranteed Notes at a price plus accrued interest of $22,937, and $67,755 original principal amount of the Trust Preferred Securities at a price plus accrued interest of $43,454.

During 2008, 2007 and 2006, the Company repurchased and retired 1,213,251, 9,784,062 and 522,969, respectively, of its common shares and OP units under a repurchase plan authorized by the Company’s Board of Trustees. The common shares and OP units were repurchased in the open market and through private transactions with employees and third parties at an average price of $14.28, $19.83 and $21.15, respectively, per common share/OP unit. As of December 31, 2008, approximately 1,057,000 common shares/OP units were eligible for repurchase under the current authorization adopted by the Company’s Board of Trustees.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

During 2007, the Company issued 6,200,000 of its Series D Cumulative Redeemable Preferred Stock (“Series D Preferred”) having a liquidation amount of $155,000 and annual dividends at a rate of 7.55%, raising net proceeds of $149,774. The Series D Preferred has no maturity date and the Company is not required to redeem the Series D Preferred at any time. Accordingly, the Series D Preferred will remain outstanding indefinitely, unless the Company decides at its option on or after February 14, 2012, to exercise its redemption right. If at any time following a change of control, the Series D Preferred are not listed on any of the national stock exchanges, the Company will have the option to redeem the Series D Preferred, in whole but not in part, within 90 days after the first date on which both the change of control has occurred and the Series D Preferred are not so listed, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not declared) up to but excluding the redemption date. If the Company does not redeem the Series D Preferred and the Series D Preferred are not so listed, the Series D Preferred will pay dividends at an annual rate of 8.55%.

During 2006, the Company issued 15,994,702 of its common shares relating to the Merger.

During 2008, 2007 and 2006, holders of an aggregate of 34,377,989, 1,283,629 and 96,205 OP units, respectively, redeemed such OP units for common shares of the Company. These redemptions resulted in an aggregate increase in shareholders’ equity and corresponding decrease in noncontrolling interest of $511,521, $25,223 and $1,099, respectively.

During 2008, 2007 and 2006, the Company issued 211,125, 0 and 639,353 of its common shares, respectively, to certain employees. These common shares generally vest ratably, on anniversaries of the grant date, however in certain situations the vesting is cliff-based after a specific number of years and/or subject to meeting certain performance criteria. See note 14.

During 2008, 2007 and 2006, the Company issued 0, 282,051 and 627,497 common shares, respectively, under its dividend reinvestment plan which allows shareholders to reinvest dividends in common shares of the Company.

The Company has 2,598,300 shares of Series C Preferred, outstanding at December 31, 2008. The shares have a dividend of $3.25 per share per annum, have a liquidation preference of $129,915, and the Company commencing November 2009, if certain common share prices are achieved, can force conversion into common shares of the Company. The shares are currently convertible into 2.1683 common shares. This conversion ratio may increase over time if the Company’s common share dividend exceeds certain quarterly thresholds.

If certain fundamental changes occur, holders may require the Company, in certain circumstances, to repurchase all or part of their Series C Preferred. In addition, upon the occurrence of certain fundamental changes, the Company will under certain circumstances increase the conversion rate by a number of additional common shares or, in lieu thereof, may in certain circumstances elect to adjust the conversion rate upon the Series C Preferred becoming convertible into shares of the public acquiring or surviving company.

On or after November 16, 2009, the Company may, at the Company’s option, cause the Series C Preferred to be automatically converted into that number of common shares that are issuable at the then prevailing conversion rate. The Company may exercise its conversion right only if, at certain times, the closing price of the Company’s common shares equals or exceeds 125% of the then prevailing conversion price of the Series C Preferred.

Investors in the Series C Preferred generally have no voting rights, but will have limited voting rights if the Company fails to pay dividends for six or more quarters and under certain other circumstances. Upon conversion the Company may choose to deliver the conversion value to investors in cash, common shares, or a combination of cash and common shares.

The Company has retrospectively recorded an additional paid-in-capital amount of $23,132 representing the conversion feature of the 5.45% Exchangeable Guaranteed Notes with the adoption of FSP 14-1. The initial amount of $23,132 was reduced to $20,293 during 2008 as a result of the Company’s repurchases of certain of these notes.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

(14)  Benefit Plans

The Company maintains an equity award plan pursuant to which qualified and non-qualified options may be issued. Options granted under the plan prior to 2008 generally vested over a period of one to four years and expired five years from date of grant. No compensation cost was reflected in net income as all options granted under the plan prior to 2008 had an exercise price equal to the market value of the underlying common shares on the date of grant. The Company granted 2,000,000 common share options on December 31, 2008. The options vest 50% following a 20-day trading period where the average closing price of a common share of the Company on the New York Stock Exchange is $8.00 or higher and 50% following a 20-day trading period where the average closing price is $10.00 or higher and expire 10 years from date of grant.

The Company engaged a third party to value the options as of December 31, 2008. The third party determined the value to be $2,480 using the Monte Carlo simulation model. The options are considered equity awards as the number of options issued is fixed and determinable at the date of grant. As such, the options were valued as of the date of the grant and do not require subsequent remeasurement. There were several assumptions used to fair value the options including the expected volatility in the Company’s common share price based upon the fluctuation in the Company’s historical common share price. The more significant assumptions underlying the determination of fair value for options granted during 2008 were as follows:

Year Ended December 31,	2008
Weighted average fair value of options granted	$1.24
Weighted average risk-free interest rates	1.33%
Weighted average expected option lives (in years)	3.60
Weighted average expected volatility	59.94%
Weighted average expected dividend yield	14.40%

In addition, the Company has unrecognized compensation costs of $2,480 relating to the outstanding options issued on December 31, 2008 that will be charged to compensation expense over an average of approximately 3.6 years.

Share option activity during the years indicated is as follows:

	Number of Shares	Weighted-Average Exercise Price Per Share
Balance at December 31, 2005	40,500	$14.71
Granted	—	—
Exercised	(20,500)	14.15
Forfeited	(2,000)	15.50
Expired	(1,500)	11.82
Balance at December 31, 2006	16,500	15.56
Granted	—	—
Exercised	(15,500)	15.56
Forfeited	—	—
Expired	(1,000)	15.50
Balance at December 31, 2007	—	—
Granted	2,000,000	5.60
Balance at December 31, 2008	2,000,000	$5.60

The Company sponsors a 401(k) retirement savings plan covering all eligible employees. During the year ended December 31, 2008, the Company matched 100% of the first 2.5% of employee contributions. In addition, based on its profitability, the Company may make a discretionary contribution at each fiscal year end to all eligible employees. The matching and discretionary contributions are subject to vesting under a schedule providing for 25% annual vesting starting with the first year of employment and 100% vesting after four years of employment. Approximately $366, $382 and $229 of contributions are applicable to 2008, 2007 and 2006, respectively.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

Non-vested share activity for the years ended December 31, 2008 and 2007, is as follows:

	Number of Shares	Weighted-Average Value Per Share
Balance at December 31, 2006	654,761	$21.52
Granted	—	—
Forfeited	(8,430)	21.99
Vested	(224,608)	20.48
Balance at December 31, 2007	421,723	22.06
Granted	211,125	13.47
Forfeited	(5,622)	18.47
Vested	(139,682)	17.54
Balance at December 31, 2008	487,544	$19.48

As of December 31, 2008, of the remaining 487,544 non-vested shares, 253,105 are subject to time vesting and 234,439 are subject to performance vesting. At December 31, 2008, there are 2,756,099 awards available for grant after the issuance of the 2,000,000 options. The Company has $5,731 in unrecognized compensation costs relating to the unvested shares that will be charged to compensation expense over an average of approximately 2.7 years.

 In 2006, the Company’s Board of Trustees approved the accelerated vesting of certain time based non-vested shares, which resulted in a charge to earnings of $10,758, which is included in general and administrative expenses.

During 2008, 2007 and 2006, the Company recognized $3,980, $3,645 and $16,950 (including the $10,758 in accelerated amortization of non-vested shares), respectively, in compensation relating to share grants to trustees and employees.

The Company has established a trust for certain officers in which non-vested common shares, which generally vest ratably over five years, granted for the benefit of the officers are deposited. The officers exert no control over the common shares in the trust and the common shares are available to the general creditors of the Company. As of December 31, 2008 and 2007, there were 427,531 common shares in the trust.

On February 6, 2007, the Company’s Board of Trustees established the Lexington Realty Trust 2007 Outperformance Program, a long-term incentive compensation program. Under this program, participating officers will share in an “outperformance pool” if the Company’s total shareholder return for the three-year performance period beginning on the effective date of the program, January 1, 2007, exceeds the greater of an absolute compounded annual total shareholder return of 10% or 110% of the compounded annual return of the MSCI US REIT INDEX during the same period measured against a baseline value equal to the average of the ten consecutive trading days immediately prior to April 1, 2007. The size of the outperformance pool for this program will be 10% of the Company’s total shareholder return in excess of the performance hurdle, subject to a maximum amount of $40,000. On April 2, 2007, the Company’s Compensation Committee modified the effective date of the program from January 1, 2007 to April 1, 2007. On December 20, 2007, the program was modified to clarify the definition of annual shareholder return.

The awards are considered liability awards because the number of shares issued to the participants are not fixed and determinable as of the grant date. These awards contain both a service condition and a market condition. As these awards are liability based awards, the measurement date for liability instruments is the date of settlement. Accordingly, liabilities incurred under share-based payment arrangements were initially measured on the grant date of February 6, 2007 and are required to be measured at the end of each reporting period until settlement.

A third party was engaged to value the awards and the Monte Carlo simulation model was used to estimate the compensation expense of the outperformance pool. As of grant date, it was determined that the value of the awards was $1,901. As of December 31, 2008 and 2007, the value of the awards was $343 and $715, respectively. The Company recognized $15 and ($111) in compensation income (expense) relating to the award during the years ended December 31, 2008 and 2007, respectively.

Each participating officer’s award under this program will be designated as a specified participation percentage of the aggregate outperformance pool. On February 6, 2007, the Company’s Compensation Committee allocated 83% of the outperformance pool to certain of the Company’s officers. During 2007 and 2008, two participating officers separated from the Company and the rights relating to their aggregate allocated 19% were forfeited. The remaining unallocated balance of 36% may be allocated by the Company’s Compensation Committee in its discretion.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

If the performance hurdle is met, the Company will grant each participating officer non-vested common shares as of the end of the performance period with a value equal to such participating officer’s share of the outperformance pool. The non-vested common shares would vest in two equal installments on the first two anniversaries of the date the performance period ends provided the executive continues employment. Once issued, the non-vested common shares would be entitled to dividends and voting rights.

In the event of a change in control (as determined for purposes of the program) during the performance period, the performance period will be shortened to end on the date of the change in control and participating officers’ awards will be based on performance relative to the hurdle through the date of the change in control. Any common shares earned upon a change in control will be fully vested. In addition, the performance period will be shortened for an executive officer if he or she is terminated by the Company without “cause” or he or she resigns for “good reason,” as such terms are defined in the executive officer’s employment agreement. All determinations, interpretations, and assumptions relating to the vesting and the calculation of the awards under this program will be made by the Company’s Compensation Committee.

  During 2008, the Company and a former executive officer and his affiliate entered into a Services and Non-Compete Agreement and a Separation and General Release. In addition to an aggregate cash payment of $1,500 paid in 2008, non-vested common shares previously issued to the officer were accelerated and immediately vested which resulted in a charge of $265.

During the second quarter of 2007, the Company and an executive officer entered into an employment separation agreement. In addition to a cash payment of $3,600, non-vested common shares were accelerated and immediately vested which resulted in a charge of $933.

(15)  Income Taxes

The benefit (provision) for income taxes relates primarily to the taxable income of the Company’s taxable REIT subsidiaries. The earnings, other than in taxable REIT subsidiaries, of the Company are not generally subject to Federal income taxes at the Company level due to the REIT election made by the Company.

Income taxes have been provided for on the asset and liability method as required by SFAS 109. Under the asset and liability method, deferred income taxes are recognized for the temporary differences between the financial reporting basis and the tax basis of assets and liabilities.

The Company’s benefit (provision) for income taxes for the years ended December 31, 2008, 2007 and 2006 is summarized as follows:

	2008	2007	2006
Current:
Federal	$(395)	$(928)	$(139)
State and local	(1,889)	(2,593)	(332)
NOL utilized	629	799	—
Deferred:
Federal	(972)	(407)	561
State and local	(381)	(159)	147
	$(3,008)	$(3,288)	$237

Deferred tax assets (liability) of ($442) and $872 are included in other assets (other liabilities) on the accompanying Consolidated Balance Sheets at December 31, 2008 and 2007, respectively. These deferred tax assets relate primarily to differences in the timing of the recognition of income/(loss) between GAAP and tax, basis of real estate investments and net operating loss carry forwards.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

The income tax benefit (provision) differs from the amount computed by applying the statutory federal income tax rate to pre-tax operating income as follows:

	2008	2007	2006
Federal benefit (provision) at statutory tax rate (34)%	$(397)	$488	$548
State and local taxes, net of federal benefit	(45)	4	86
Other	(2,566)	(3,780)	(397)
	$(3,008)	$(3,288)	$237

For the years ended December 31, 2008 and 2007, the “other” amount of $2,566 and $3,780, respectively, is comprised primarily of state taxes of $1,827 and $2,310, respectively, and the write-off of deferred tax assets of $742 and $1,605, respectively, relating to the dissolution of the Company’s taxable subsidiaries.

As of December 31, 2008 and 2007, the Company has estimated net operating loss carry forwards for federal income tax reporting purposes of $3,476 and $5,126, respectively, which would begin to expire in tax year 2025. No valuation allowances have been recorded against deferred tax assets as the Company believes they are fully realizable, based upon projected future taxable income.

(16)  Commitments and Contingencies

In addition to the commitments and contingencies disclosed elsewhere, the Company has the following commitments and contingencies.

From time to time the Company is involved in legal proceedings arising in the ordinary course of business. In management’s opinion, after consultation with legal counsel, the outcome of such matters, including the matters set forth below, are not expected to have a material adverse effect on the Company’s financial position, result of operations or cash flows.

Lexington Streetsboro LLC v. Alfred Geis, et al. Beginning in January 2005, on behalf of one of the Company’s co-investment programs, the Company received notices from the tenant in its Streetsboro, Ohio facility regarding certain alleged deficiencies in the construction of the facility as compared to the original building specifications. Upon acquisition of the facility from the developer, the then owner of the facility obtained an indemnity from the principals of the developer covering a breach of construction warranties, the construction and/or the condition of the premises. After two years of correspondence among the owner of the facility, the developer and the tenant, the Company (after the Company’s acquisition of the facility from its co-investment program) entered into an amendment to the lease with the tenant providing for the repair of a portion of the alleged deficiencies and commenced such repairs beginning in the summer of 2007.

Following a demand for reimbursement under the indemnity agreement, the Company filed suit against the developer and the principals of the developer in the Federal District Court for the Northern District of Ohio on August 10, 2007 for breach of the indemnity agreement, declaratory judgment, unjust enrichment, breach of contract and negligent design (Lexington Streestboro LLC v. Alfred Geis, et al., Case No. 5:07CV2450). On November 1, 2007, the developer filed (1) counter-claims against the Company for unjust enrichment regarding the repair work performed and for a declaration of its obligations under the indemnity agreement and (2) multiple cross-claims against its sub-contractors asking to be reimbursed for any deficiencies in the building specifications for which they are held liable. The developer was also permitted by the Court to file a claim against the tenant. The claim against the tenant was withdrawn after a settlement of a portion of the Company’s claim against the developer.

As of December 31, 2008, the Company has incurred $4,924 of costs in connection with repair and other work at the facility.

In August and October 2008, the Company participated in a court ordered mediation, which did not result in a final settlement. The suit is ongoing and trial is scheduled for October 2009. The Company has reached a preliminary agreement to settle all claims for a $2,000 cash payment to the Company. The agreement is being documented and it is expected that the Company will execute a settlement agreement within the next 30 days. The Company can give no assurance that it will receive the $2,000 cash payment or enter into the settlement agreement.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

Deutsche Bank Securities, Inc. and SPCP Group LLC v. Lexington Drake, L.P., et al. On June 30, 2006, the Company, including a co-investment program as it relates to the Antioch claim, sold to Deutsche Bank Securities, Inc. ("Deutsche Bank"), (1) a $7,680 bankruptcy damage claim against Dana Corporation for $5,376 (the "Farmington Hills claim"), and (2) a $7,727 bankruptcy damage claim against Dana Corporation for $5,680 (the "Antioch claim"). Under the terms of the agreements covering the sale of the claims, the Company is obligated to reimburse Deutsche Bank should the claim ever be disallowed, subordinated or otherwise impaired, to the extent of such disallowance, subordination or impairment, plus interest at the rate of 10% per annum from the date of payment of the purchase price by Deutsche Bank to the Company. On October 12, 2007, Dana Corporation filed an objection to both claims. The Company assisted Deutsche Bank and the then holders of the claims in the preparation and filing of a response to the objection. Despite a belief by the Company that the objections were without merit, the holders of the claims, without the Company’s consent, settled the allowed amount of the claims at $6,500 for the Farmington Hills claim and $7,200 for the Antioch claim. Deutsche Bank made a formal demand with respect to the Farmington Hills claim in the amount of $826 plus interest, but did not make a formal demand with respect to the Antioch claim. Following a rejection of the demand, Deutsche Bank and SPCP Group, LLC filed a summons and complaint with the Supreme Court of the State of New York, County of New York for the Farmington Hills and Antioch claims, and claimed damages of approximately $1,200 plus interest and expenses.

The Company answered the complaint on November 26, 2008 and served numerous discovery requests. The Company intends to continue to vigorously defend the claims for a variety of reasons, including that (1) the holders of the claims arbitrarily settled the claims for reasons based on factors other than the merits and (2) the holders of the claims voluntarily reduced the claims to participate in certain settlement pools.

Certain employees have employment contracts and are entitled to severance benefits in the case of a change of control, as defined in the employment contract.

The Company, including its non-consolidated entities, are obligated under certain tenant leases to fund the expansion of the underlying leased properties.

During 2007, the Company wrote off approximately $431 relating to costs incurred for the LSAC initial public offering. The costs were written off when LSAC decided not to pursue an initial public offering of its shares.

During 2008, the Company entered into a forward purchase equity commitment with a financial institution to purchase 3,500,000 common shares of the Company at $5.60 per share. The Company has prepaid $12,798 with the remainder to be paid in October 2011 through (i) physical settlement or (ii) cash settlement, net share settlement or a combination of both, at the Company’s option. The Company agreed to make floating payments during the term of the forward purchase at LIBOR plus 250 basis points per annum and the Company retains the dividends paid on the common shares. In addition, the Company may be required to make additional prepayments pursuant to the forward purchase equity commitment. The Company’s third party consultant determined the fair value of this asset to be $10,698 at December 31, 2008 and the Company recognized a charge to earnings of $2,128 primarily relating to the decrease in the fair value. The asset is included in other assets on the December 31, 2008 Consolidated Balance Sheet.

The Company has entered into sales agreements with two financial institutions to sell up to 9,000,000 common shares of the Company from time to time in controlled at-the-market equity offerings. Sales of the common shares of the Company, if any, will depend on market conditions and other factors. The Company has no obligations to sell any common shares of the Company covered by the sales agreements and may terminate the sales agreements at any time.

(17)  Related Party Transactions

In addition to related party transactions disclosed elsewhere, the Company was a party to the following related party transactions.

Certain officers of the Company own OP units or other interests in entities consolidated or accounted for under the equity method.

All related party acquisitions, sales and loans were approved by the independent members of the Company’s Board of Trustees or the Audit Committee.

The Company has an ownership interest in a securitized pool of first mortgages which included two mortgage loans encumbering Company properties as of December 31, 2007, the value of the ownership interest was $15,926, at December 31, 2007.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

Entities partially owned and controlled by the Company’s former Executive Chairman and Director of Strategic Acquisitions provide property management services at certain properties and co-investments owned by the Company. These entities earned, including reimbursed expenses, $5,136 and $3,693 respectively, for these services for the years ended 2008 and 2007.

On March 20, 2008, the Company entered into a Services and Non-Compete Agreement with its former Executive Chairman and Director of Strategic Acquisitions and his affiliate, which provides that the Company’s former Executive Chairman and Director of Strategic Acquisitions and his affiliate will provide the Company with certain asset management services in exchange for $1,500. The $1,500 is included in general and administrative expenses in the Consolidated Statement of Operations for the year ended December 31, 2008.

As of December 31, 2008 and 2007, $4,102 and $21,378, respectively, in mortgage notes payable are due to entities owned by significant shareholders and the former Executive Chairman and Director of Strategic Acquisitions. The mortgages were assumed in connection with the Merger. In addition, the Company leases four properties to entities owned by significant shareholders and/or the former Executive Chairman and Director of Strategic Acquisitions. During 2008 and 2007, the Company recognized $1,575 per year in rental revenue from these properties. The Company leases its corporate office in New York City from Vornado, a significant shareholder. Rent expense for this property was $865 and $829 in 2008 and 2007, respectively.

During 2007, the Company repurchased common shares from two of its officers for an aggregate of $405 and purchased LSAC shares from several of its officers for $2,200.

During 2007, the Company and Winthrop, an entity affiliated with the Company’s former Executive Chairman and Director of Strategic Acquisitions, entered into a joint venture with other unrelated partners, to acquire shares of Wells (see note 8).

Winthrop, an affiliate of the Company’s former Executive Chairman and Director of Strategic Acquisitions, is the 50% partner in Lex-Win Concord (see note 8).

In addition, the Company earns fees from certain of its non-consolidated investments (see note 8).

The Company has an indemnity obligation to one of its significant shareholders with respect to actions by the Company that affect the significant shareholder’s status as a REIT.

(18)  Fair Market Value of Financial Instruments

Cash Equivalents, Restricted Cash, Accounts Receivable and Accounts Payable.  The Company estimates that the fair value approximates carrying value due to the relatively short maturity of the instruments.

Notes Receivable.  The Company determines the fair value of these instruments based upon a discounted cash flow analysis using a discount rate that approximates the current borrowing rates for instruments having similar maturities. Based on this, the Company has determined that the fair value of these instruments was approximately $62,000 at December 31, 2008 and approximated carrying costs at December 31, 2007 as their interest rates approximated market.

Mortgages and Notes Payable, Exchangeable Notes and Trust Preferred Securities.  The Company determines the fair value of these instruments based on recent repurchases and/or on a discounted cash flow analysis using a discount rate that approximates the current borrowing rates for instruments of similar maturities. Based on this, the Company has determined that the fair value of these instruments was approximately $2,055,000 at December 31, 2008 and approximated carrying values at December 31, 2007. The Company has applied SFAS 157 to evaluate the fair value of these instruments at December 31, 2008. The Company has determined that the fair value of the 5.45% Exchangeable Guaranteed Notes of approximately $134,000 at December 31, 2008, falls within Level 2 of the SFAS 157 fair value hierarchy as the Company repurchased these instruments in December 2008 at a discount to original cost of 36.5%. The fair value of the remaining mortgages and notes payable and Trust Preferred Securities of approximately $1,921,000 at December 31, 2008 falls within Level 3 of the SFAS 157 fair value hierarchy.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

(19)  Concentration of Risk

The Company seeks to reduce its operating and leasing risks through diversification achieved by the geographic distribution of its properties, avoiding dependency on a single property and the creditworthiness of its tenants.

For the years ended December 31, 2008, 2007 and 2006, no tenant represented 10% or more of gross revenues.

Cash and cash equivalent balances may exceed insurable amounts. The Company believes it mitigates risk by investing in or through major financial institutions.

(20)  Supplemental Disclosure of Statement of Cash Flow Information

 During 2008, 2007 and 2006, the Company paid $160,134, $154,917 and $70,256, respectively, for interest and $767, $3,452 and $273, respectively, for income taxes.

  In connection with the formation of NLS in 2008 and 2007, the Company contributed real estate and intangibles, net of accumulated depreciation and amortization, of $90,200 and $129,427, respectively, to NLS. The Company’s contributed or sold properties to NLS with consolidated mortgage notes payable in the amount of $155,824 and $171,502, respectively, which were assumed by NLS.

 During 2008, 2007 and 2006, holders of an aggregate of 34,377,989, 1,283,629 and 96,205 OP units, respectively, redeemed such units for common shares of the Company. These redemptions resulted in increases in shareholders’ equity and corresponding decreases in noncontrolling interests of $511,521, $25,223 and $1,099, respectively.

During 2008, the Company assumed a $7,545 mortgage note payable in connection with a property acquisition.

  In 2008, the Company received land in a lease termination transaction with an appraised value of $16,000, which is included in non-operating income in the Consolidated Statement of Operations.

   During 2008, the Company entered into a swap obligation with an initial value of $5,696, which was reflected as a reduction of mortgages payable and included in accounts payable and other liabilities.

   During 2008, the Company sold one property through foreclosure with a mortgage principal balance of $6,516 and an asset carrying value of $6,488.

   In 2008, the Company had a net decrease in the non-cash accruals for construction in progress, deferred leasing costs and deferred financing costs of $14,333.

 During 2008, the Company issued 1,620,879 common shares (with a value at issuance of $23,505) and cash of $5,432 to repurchase $32,500 of 5.45% Exchangeable Guaranteed Notes.

During 2007, the Company sold one property for a sale price of $35,700 and provided $27,700 in secured financing to the buyer.

  In connection with the acquisition of the co-investment programs in 2007, the Company paid approximately $366,600 in cash and acquired approximately $1,071,000 in real estate, $264,000 in intangibles, $21,000 in cash, assumed $785,000 in mortgages payable, $40,000 in below-market leases and $14,000 in all other assets and liabilities (see note 8).

   During 2006, the Company sold a property in which the purchaser assumed a mortgage note encumbering the property in the amount of $14,170. In addition, the Company provided a $3,200, 6.00% interest only mortgage due in 2017 relating to the sale of another property.

During 2006, the Company recorded a derivative asset of $2,745 and a derivative liability of $512.

During 2006, the Company issued 33,954 OP units valued at $750 to acquire a single net leased property.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

Effective November 1, 2006, LSAC became a consolidated subsidiary of the Company. The assets and liabilities of LSAC, which are treated as non-cash activities for the Consolidated Statement of Cash Flows, were as follows:

Real estate	$106,112
Cash	$31,985
Other assets	$23,476
Mortgage payable	$72,057
Other liabilities	$1,341

See footnote 5 for discussion of the Merger.

(21)  Unaudited Quarterly Financial Data

	2008
	3/31/2008	6/30/2008	9/30/2008	12/31/2008
Total gross revenues(1)	$105,522	$126,711	$103,901	$105,097
Net income (loss)	$11,937	$5,030	$(4,438)	$(15,997)
Net income (loss) allocable to common shareholders for earnings per share — basic	$(1,539)	$13,815	$(10,762)	$(20,488)
Net income (loss) allocable to common shareholders — per share:
Basic	$(0.02)	$0.23	$(0.17)	$(0.24)
Diluted	$(0.02)	$(0.06)	$(0.17)	$(0.24)

	2007
	3/31/2007	6/30/2007	9/30/2007	12/31/2007
Total gross revenues(1)	$78,850	$106,482	$115,026	$119,300
Net income (loss)	$(5,099)	$50,297	$15,780	$30,951
Net income (loss) allocable to common shareholders for earnings per share — basic	$(3,781)	$21,342	$6,798	$22,795
Net income (loss) allocable to common shareholders — per share:
Basic	$(0.06)	$0.33	$0.11	$0.36
Diluted	$(0.06)	$0.33	$0.11	$0.36

__________

(1)

All periods have been adjusted to reflect the impact of properties sold during the years ended December 31, 2008 and 2007, and properties classified as held for sale, which are reflected in discontinued operations in the Consolidated Statements of Operations.

The sum of the quarterly income (loss) per common share amounts may not equal the full year amounts primarily because the computations of the weighted average number of common shares of the Company outstanding for each quarter and the full year are made independently.

(22)  Subsequent Events

Subsequent to December 31, 2008, the Company:

•

Refinanced its (1) unsecured revolving credit facility, with $25,000 outstanding as of December 31, 2008, which was scheduled to expire in June 2009, and (2) secured term loan, with $174,280 outstanding as of December 31, 2008,which was scheduled to mature in 2009, with a secured credit facility consisting of a $165,000 term loan and a $85,000 revolving credit agreement with KeyBank, as agent. The new facility bears interest at 2.85% over LIBOR and matures in February 2011, but can be extended until February 2012 at the Company’s option. The new credit facility is secured by ownership interest pledges and guarantees by certain of the Company’s subsidiaries that in the aggregate own interests in a borrowing base consisting of 72 properties. With the consent of the lenders, the Company can increase the size of (1) the term loan by $135,000 and (2) the revolving loan by $115,000 (or $250,000 in the aggregate, for a total facility size of $500,000) by adding properties to the borrowing base;

•	Sold one property, which was classified as held for sale at December 31, 2008, for an aggregate sales price of $11,386 and satisfied the $5,259 non-recourse mortgage note encumbering the property; and

•	Repurchased $13,000 face amount of the 5.45% Exchangeable Guaranteed Notes for $8,860, including accrued interest.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

(23)  Subsequent Events - Investment in Lex-Win Concord (unaudited)

Events (unaudited) Subsequent to the Date of the 2008 Annual Report on Form 10-K

There have been several material events relating to the Company’s investment in Lex-Win Concord subsequent to the issuance of the Company’s 2008 Annual Report on Form 10-K filed on March 2, 2009.

Debt covenant violations

Concord’s line of credit agreement with KeyBank N.A. required Concord to maintain a minimum tangible net worth and a maximum indebtedness to tangible net worth. For the quarter ended June 30, 2009, Concord was in default as it failed the covenant tests.

Additionally, Concord’s warehouse agreement with Column Financial Inc. (“Column”) required Concord to maintain a minimum tangible net worth and a maximum indebtedness to tangible net worth. For the quarter ended June 30, 2009, Concord was in default as it failed the covenant tests.

Concord’s repurchase facility with the Royal Bank of Scotland, PLC (“RBS”) required Concord to maintain a minimum net worth and a maximum indebtedness to tangible net worth. For the quarter ended June 30, 2009, Concord was in default of its agreement as it failed the covenant tests. In July 2009, RBS agreed to restructure its agreement with Concord. The new provisions include (i) extending the maturity to January 2011; (ii) waiving the covenant that precludes Concord from receiving from its auditors an opinion that is qualified or limited by reference to Concord as a going concern; (iii) reducing the net worth requirement to $100,000; and (iv) suspending the leverage and liquidity covenant until March 31, 2010. The restructuring of the agreement requires Concord to reduce the outstanding balance by $11,500, which payment was made on July 31, 2009 as a result of Concord selling a real estate debt investment.

Asset sales in response to accelerated maturities of repurchase obligations

During April 2009, Concord entered into an amendment to its warehouse facility with Column as a result of a $35,000 margin call. The amendment provided, among other things, that (1) two loan assets be sold by May 31, 2009, (2) on or after September 30, 2009 through December 30, 2009 the outstanding balance on the facility must be reduced to $80,000, (3) at December 31, 2009 and thereafter, the balance of the facility cannot exceed $60,000, and (4) the maturity date of the facility is now December 31, 2010. In conjunction with the amendment Lex-Win Concord has designated certain assets as held for sale and has had to sell assets at a loss to satisfy the accelerated maturity requirements contained in the amendment.

As a result of the Column amendment and other market and economic factors, Concord recorded $133,180 in impairment losses, loan losses, and loan loss reserves on its loan and bond portfolio during the six months ended June 30, 2009.

Litigation matters

On May 22, 2009, Inland Concord filed an action in the Delaware Chancery Court against Lex-Win Concord and Concord, seeking (i) reformation of the Second Amended and Restated Limited Liability Company Joint Venture Agreement (the “Joint Venture Agreement”) of Concord to modify the provision relating to distributions of proceeds from capital transactions, (ii) a declaration that Inland Concord is not required to make any additional capital contributions for the purpose of satisfying amounts due to Concord’s lenders under certain of its existing credit facilities, and (iii) a declaration that Inland Concord not be required to satisfy the May 11, 2009 capital call made by Concord in the amount of $24,000 the proceeds of which are to be used for “Permitted Investments” (as defined in the Joint Venture Agreement). The Company believes that the language of the Joint Venture Agreement speaks for itself with respect to Inland Concord’s claims and that Inland Concord’s action is without merit. Lex-Win Concord filed its answer with the Chancery Court of the State of Delaware in this action on July 21, 2009 denying the claims raised by Inland Concord and bringing counterclaims seeking declaration that (i) Inland Concord is required to fund the capital call, (ii) Concord can recoup the unmade capital call by setting it off against any distributions otherwise payable to Inland Concord, and (iii) Inland Concord’s failure to fund the capital call is a material breach of the Joint Venture Agreement and that Lex-Win Concord will seek to recover all losses incurred by it as a result of such breach.

LEXINGTON REALTY TRUST

AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

($000 except per share/unit amounts)

With respect to one of the loans that is held by Concord there is a future funding obligation relating to tenant improvements, leasing commissions and debt service payments totaling approximately $8,100 (the “Future Funding Amount”).  The Future Funding Amount was to have been forwarded on June 19, 2009.  However, Concord is disputing its obligation to fund the Future Funding Amount due to alleged breaches of the loan documents by the borrower and the guarantor.  In this regard, Concord has brought an action in California State Court seeking, among other things, declaratory relief as to whether Concord is required to fund the Future Funding Amount.

Lex-Win Concord's Inability to Continue As a Going Concern

The real estate markets and capital markets have been significantly impacted by the continued deterioration of the global credit markets and other macro economic factors. As a result of these and other factors, including the margin call and modification of the warehouse facility with Column, the litigation initiated by Inland Concord in May 2009 as described above, and further declines in values during the period January 1, 2009 through June 30, 2009 to Concord’s real estate debt investments and available for sale securities which resulted in significant impairment charges and difficulty experienced in executing sales of select investments pursuant to certain repurchase agreements, Concord’s operations have been negatively impacted.

Accordingly, Concord is unable to satisfy certain of its financial covenants under its loan documents for which it has not yet received waivers and is in technical default under these loans. In addition, Concord has near-term repayment obligations under one of its repurchase agreements. Concord is working with the lenders, but there can be no assurance that the lenders will grant long-term forbearance and could exercise their remedies at any time. If the lenders declare default under the repurchase agreements and line of credit, Concord may be forced to sell additional assets at disadvantageous terms in order to satisfy its lenders.

In addition, a continued decline in the operating performance of the underlying collateral of certain of Concord real estate loans may result in borrowers’ inability to meet their debt service payments, which could result in additional impairments of loan assets. Such defaults could significantly reduce the cash flow available to Concord for its obligations and also necessitate additional asset sales at disadvantageous terms.

Concord’s management is pursuing the sale of certain assets and the repayment and / or restructuring of its repurchase agreements and revolving line of credit. Concord may be unable to consummate certain actions that would improve Concord’s financial flexibility such as the sale or refinancing of encumbered assets for fair value. Uncertainties also exist as to the ability of Concord to obtain capital from Inland Concord based on the recent litigation described above.

Lex-Win Concord’s financial statements for the year ended December 31, 2008 have been reissued as of August 26, 2009 and have been prepared assuming that Lex-Win Concord will continue as a going concern. Concord has suffered recurring losses from operations and is in violation of certain debt covenants that raise substantial doubt about its ability to continue as a going concern. Concord’s management's plans in regard to these matters are also described above. The reissued financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Investment in Lex-Win Concord

Although Lex-Win Concord's 2008 financial statements have been reissued with information about events that raise substantial doubt about Concord's ability to continue as a going concern, these events occurred subsequent to December 31, 2008, and thus do not impact the Company's investment in Lex-Win Concord at December 31, 2008.  However, the Company’s management performs a comprehensive analysis of its investment in Lex-Win Concord on a quarterly basis to determine if the investment is other-than-temporarily impaired. Primarily due to (1) the continued deterioration in the value of Concord’s loan and bond portfolio, (2) the margin call received by Concord in the first quarter of 2009 and potential additional margin calls, (3) Inland Concord’s failure to fund the requested Concord capital call, (4) an increase in Concord borrower defaults, (5) Concord’s debt covenant violations, and (6) the distressed sale of assets and potential sale of assets at distressed levels to satisfy margin calls and amendments to lender agreements, the Company’s management determined that its investment in Lex-Win Concord should be valued at zero as of June 30, 2009. As a result, the Company recorded total other-than-temporary impairment charges of $68,213 during the quarters ended March 31, 2009 and June 30, 2009.

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES
Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000)

Description	Location		Encumbrances	Land, Improvements and Land Estates	Buildings and Improvements	Total	Accumulated Depreciation and Amortization	Date Acquired	Date Constructed	Useful life computing depreciation in latest income statements (years)
Industrial	Marshall, MI	2	$ 0	$ 40	$ 900	$ 940	$ 548	Aug-87	1979	12, 20 & 40
Office/Warehouse	Memphis, TN	1,2	0	1,054	11,539	12,593	10,494	Feb-88	1987	8 & 15
Office	Tampa, FL		5,655	2,160	7,258	9,418	4,429	Jul-88	1986	9, 10, 24, 26, 31 & 40
Retail/Health Club	Canton, OH		64	603	3,819	4,422	1,241	Dec-95	1987	40
Office	Salt Lake City, UT		2,096	0	55,404	55,404	26,954	May-96	1982	26
Retail	Honolulu, HI	1,2	0	0	11,147	11,147	11,017	Dec-96	1980	5
Retail	Tulsa, OK	2	0	447	2,432	2,879	1,629	Dec-96	1981	14 & 24
Retail	Clackamas, OR	2	0	523	2,848	3,371	1,907	Dec-96	1981	14 & 24
Retail	Lynnwood, WA	2	0	488	2,658	3,146	1,780	Dec-96	1981	14 & 24
Warehouse	New Kingston, PA		3,161	674	5,360	6,034	1,580	Mar-97	1981	40
Warehouse	Mechanicsburg, PA		4,897	1,012	8,039	9,051	2,370	Mar-97	1985	40
Warehouse	New Kingston, PA		6,635	1,380	10,963	12,343	3,232	Mar-97	1989	40
Office	Dallas, TX		0	3,582	38,115	41,697	9,933	Sep-97	1981	5, 12 & 40
Office	Decatur, GA		0	975	14,910	15,885	3,874	Dec-97	1983	4, 5, 6, 15 & 40
Office	Richmond, VA		15,522	0	27,282	27,282	9,306	Dec-97	1990	32.25
Office	Hebron, OH	1	0	1,063	4,271	5,334	752	Dec-97	2000	40
Office/Warehouse	Bristol, PA		0	2,508	11,558	14,066	2,737	Mar-98	1982	40
Office	Hebron, KY	2	0	1,615	8,125	9,740	2,167	Mar-98	1987	6, 10, 12 & 40
Office	Palm Beach Gardens, FL	2	0	3,578	15,478	19,056	3,844	May-98	1996	10, 20 & 40
Warehouse/Distribution	Baton Rouge, LA		1,487	685	3,316	4,001	881	Oct-98	1998	9 & 40
Office	Herndon, VA		17,809	5,127	20,730	25,857	4,654	Dec-99	1987	40
Office	Hampton, VA		6,891	2,333	9,352	11,685	1,665	Mar-00	1999	40
Office	Phoenix, AZ		18,449	4,666	19,966	24,632	4,391	May-00	1997	6 & 40
Industrial	Danville, IL		6,030	1,796	15,922	17,718	1,591	Dec-00	2000	40
Retail	Eau Claire, WI		1,406	860	3,441	4,301	613	Nov-01	1994	40
Retail	Canton, OH	2	0	884	3,534	4,418	629	Nov-01	1995	40
Industrial	Plymouth, MI		4,372	1,533	6,130	7,663	1,092	Nov-01	1996	40
Retail	Spartanburg, SC	2	0	833	3,334	4,167	594	Nov-01	1996	40
Industrial	Henderson, NC		3,887	1,488	5,953	7,441	1,060	Nov-01	1998	40
Office	Hampton, VA		4,225	1,353	5,441	6,794	1,196	Nov-01	2000	40
Retail	Westland, MI		490	1,444	5,777	7,221	1,029	Nov-01	1987/1997	40
Office	Phoenix, AZ	1,2	0	2,287	20,759	23,046	2,751	Nov-01	1995/1994	5, 8, 10.5 & 40
Industrial	Hebron, OH	1,2	0	1,681	6,779	8,460	1,212	Dec-01	1999	5 & 40
Industrial	Dillon, SC		22,501	3,223	26,054	29,277	4,090	Dec-01	2001/2005	22 & 40
Office	Lake Forest, CA		10,210	3,442	13,769	17,211	2,338	Mar-02	2001	40
Office	Fort Mill, SC		10,725	3,601	14,404	18,005	2,176	Dec-02	2002	40
Office	Boca Raton, FL		20,400	4,290	17,160	21,450	2,520	Feb-03	1983/2002	40
Industrial	Dubuque, IA		10,442	2,052	8,443	10,495	1,180	Jul-03	2002	11, 12 & 40
Office	Wallingford, CT		3,318	1,049	4,198	5,247	529	Dec-03	1978/1985	40
Industrial	Waxahachie, TX	2	0	652	13,045	13,697	4,625	Dec-03	1996/1997	10, 16 & 40
Office	Wall Township, NJ		28,891	8,985	26,961	35,946	5,212	Jan-04	1983	22 & 40
Industrial	Moody, AL		7,111	654	9,943	10,597	2,546	Feb-04	2004	15 & 40
Office	Sugar Land, TX		14,677	1,834	16,536	18,370	1,964	Mar-04	1997	40
Office	Houston, TX		56,740	16,613	52,682	69,295	6,256	Mar-04	1976/1984	40
Office	Florence, SC	2	0	3,235	12,941	16,176	2,244	May-04	1998	40
Office	Clive, IA		5,697	2,761	7,453	10,214	2,041	Jun-04	2003	12, 13 & 40
Office	Carrollton, TX		13,693	1,789	18,157	19,946	3,161	Jun-04	2003	19 & 40
Industrial	High Point, NC		7,928	1,330	11,183	12,513	2,215	Jul-04	2002	18 & 40
Office	Southfield, MI	1,2	0	0	12,124	12,124	3,472	Jul-04	1963/1965	7, 16 & 40
Industrial	San Antonio, TX		28,210	2,482	38,535	41,017	8,271	Jul-04	2001	17 & 40
Office	Fort Mill, SC		19,973	1,798	25,192	26,990	5,830	Nov-04	2004	15 & 40
Office	Foxboro, MA		16,120	2,231	25,653	27,884	5,251	Dec-04	1982	16 & 40
Industrial	Olive Branch, MS	2	0	198	10,276	10,474	3,034	Dec-04	1989	8, 15 & 40
Office	Los Angeles, CA		11,064	5,110	10,911	16,021	2,604	Dec-04	2000	13 & 40
Industrial	Knoxville, TN		7,525	1,079	10,762	11,841	2,170	Mar-05	2001	14 & 40
Industrial	Millington, TN		17,170	723	19,118	19,841	3,534	Apr-05	1997	16 & 40
Office	Fort Meyers, FL		8,912	1,820	10,198	12,018	2,251	Apr-05	1997	13 & 40
Office	Harrisburg, PA		8,832	900	10,556	11,456	3,295	Apr-05	1998	9 & 40
Office	Indianapolis, IN		12,688	1,700	16,448	18,148	4,685	Apr-05	1999	10 & 40
Office	Tulsa, OK		7,394	2,126	8,493	10,619	2,365	Apr-05	2000	11 & 40
Office	Houston, TX		17,005	3,750	21,149	24,899	4,669	Apr-05	2000	13 & 40
Office	Houston, TX		16,340	800	22,538	23,338	5,685	Apr-05	2000	11 & 40
Office	San Antonio, TX		12,598	2,800	14,587	17,387	3,780	Apr-05	2000	11 & 40
Office	Richmond, VA		10,222	1,100	11,919	13,019	2,361	Apr-05	2000	15 & 40
Office	Suwannee, GA		11,325	3,200	10,903	14,103	2,581	Apr-05	2001	12 & 40
Office	Indianapolis, IN		9,277	1,360	13,150	14,510	2,959	Apr-05	2002	12 & 40
Office	Lakewood, CO		8,364	1,400	8,653	10,053	2,024	Apr-05	2002	12 & 40
Office	Atlanta, GA		43,629	4,600	55,333	59,933	11,939	Apr-05	2003	13 & 40
Office	Houston, TX		12,762	1,500	14,581	16,081	2,939	Apr-05	2003	14 & 40
Office	Philadelphia, PA		48,040	13,209	50,999	64,208	10,214	Jun-05	1957	5, 10, 14, 15 & 40
Industrial	Dry Ridge, KY		6,701	560	12,553	13,113	1,527	Jun-05	1988	25 & 40
Industrial	Elizabethtown, KY		2,917	352	4,862	5,214	591	Jun-05	2001	25 & 40
Industrial	Elizabethtown, KY		15,463	890	26,868	27,758	3,268	Jun-05	1995/2001	25 & 40
Industrial	Owensboro, KY		5,967	393	11,956	12,349	1,508	Jun-05	1998/2000	25 & 40
Industrial	Hopkinsville, KY		9,063	631	16,154	16,785	1,964	Jun-05	Various	25 & 40
Office	Southington, CT		13,248	3,240	25,339	28,579	12,415	Nov-05	1983	12, 28 & 40
Office	Omaha, NE		8,680	2,566	8,324	10,890	791	Nov-05	1995	20 & 40
Office	Tempe, AZ		8,198	0	9,442	9,442	874	Dec-05	1998	30 & 40
Industrial	Collierville, TN	1,2	0	714	2,483	3,197	309	Dec-05	2005	14, 20 & 40
Industrial	Crossville, TN	2	0	545	6,999	7,544	1,042	Jan-06	1989/2006	17 & 40

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES
Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000)

Description	Location		Encumbrances	Land, Improvements and Land Estates	Buildings and Improvements	Total	Accumulated Depreciation and Amortization	Date Acquired	Date Constructed	Useful life computing depreciation in latest income statements (years)
Office	Renswoude, Netherlands		$ 36,645	$ 2,788	$ 25,277	$ 28,065	$ 3,452	Jan-06	1994/2003	17 & 40
Office	Memphis, TN		3,951	464	4,467	4,931	392	Nov-06	1888	20 & 40
Office	Charleston, SC		7,350	1,189	8,724	9,913	807	Nov-06	2006	40
Office	Hanover, NJ		16,341	4,063	19,711	23,774	1,724	Nov-06	2006	20 & 40
Industrial	Saugerties, NY	2	0	508	2,837	3,345	147	Dec-06	1979	40
Industrial	Owensboro, KY	2	0	819	2,439	3,258	318	Dec-06	1975	40
Industrial	Memphis, TN	2	0	1,553	12,326	13,879	758	Dec-06	1973	40
Industrial	N. Myrtle Beach, SC	1	0	1,481	2,078	3,559	261	Dec-06	1983	40
Industrial	Long Beach, CA	4	2,027	6,230	7,802	14,032	772	Dec-06	1981	40
Industrial	Lumberton, NC	1,2	0	405	12,049	12,454	775	Dec-06	1998	40
Industrial	McDonough, GA		23,000	2,463	24,291	26,754	1,240	Dec-06	2000	40
Industrial	Columbus, OH	1,2	0	1,990	10,580	12,570	696	Dec-06	1973	40
Office	Palo Alto, CA	1,2	0	12,398	16,977	29,375	4,448	Dec-06	1974	40
Industrial	Rockford, IL		0	371	2,573	2,944	151	Dec-06	1998	40
Industrial	Rockford, IL		6,876	509	5,289	5,798	290	Dec-06	1992	40
Industrial	North Berwick, ME	1,2	0	1,383	31,817	33,200	1,640	Dec-06	1965	40
Industrial	Statesville, NC		14,051	891	16,494	17,385	1,275	Dec-06	1999	40
Industrial	Orlando, FL	1,2	0	1,030	10,869	11,899	613	Dec-06	1981	40
Industrial	Cincinnati, OH	1,2	0	1,009	7,007	8,016	425	Dec-06	1991	40
Land	Baltimore, MD		0	4,605	0	4,605	0	Dec-06	N/A	N/A
Office	Clinton, CT		0	285	4,043	4,328	532	Dec-06	1971	40
Office	Irvine, CA		0	4,758	36,300	41,058	4,314	Dec-06	1983	40
Office	Lisle, IL		10,390	3,236	13,667	16,903	901	Dec-06	1985	40
Office	Dallas, TX	1	0	4,042	16,961	21,003	997	Dec-06	1981	40
Office	Beaumont, TX		0	456	3,506	3,962	190	Dec-06	1978	40
Office	Bridgewater, NJ		14,805	4,738	27,331	32,069	1,449	Dec-06	1986	40
Office	Pleasanton, CA		4,101	2,671	2,839	5,510	554	Dec-06	1984	40
Office	San Francisco, CA		21,197	14,539	36,570	51,109	1,875	Dec-06	1959	40
Office	Colorado Springs, CO	1	0	1,018	2,459	3,477	205	Dec-06	1982	40
Office	Bridgeton, MO	1,2	0	1,853	4,469	6,322	251	Dec-06	1980	40
Office	Glenwillow, OH		16,939	2,228	24,530	26,758	1,335	Dec-06	1996	40
Office	Columbus, IN	3	25,831	235	45,729	45,964	2,181	Dec-06	1983	40
Office	Johnson City, TN	1,2	0	1,214	7,568	8,782	423	Dec-06	1983	40
Office	Memphis, TN	3	46,252	5,291	97,032	102,323	5,054	Dec-06	1985	40
Office	Orlando, FL	1,2	0	586	35,012	35,598	1,817	Dec-06	1982	40
Office	Long Beach, CA	4	5,472	19,672	67,478	87,150	5,003	Dec-06	1981	40
Office	Little Rock, AR	1,2	0	1,353	2,260	3,613	135	Dec-06	1980	40
Office	Baltimore, MD	1	0	32,959	78,959	111,918	21,221	Dec-06	1973	40
Office	Rockaway, NJ		14,900	4,646	20,428	25,074	1,296	Dec-06	2002	40
Office	Orlando, FL	1	0	11,498	33,671	45,169	3,748	Dec-06	1984	40
Office	Beaumont, TX	1,2	0	0	27,094	27,094	1,347	Dec-06	1983	40
Office	Rochester, NY		18,734	645	25,892	26,537	1,404	Dec-06	1988	40
Office	Las Vegas, NV	3	31,428	8,824	53,164	61,988	2,718	Dec-06	1982	40
Other	Sun City, AZ	2	0	2,154	2,775	4,929	142	Dec-06	1982	40
Other	Carlsbad, NM	2	0	918	775	1,693	50	Dec-06	1980	40
Other	Corpus Christi, TX	2	0	987	974	1,961	52	Dec-06	1983	40
Other	El Paso, TX	2	0	220	1,749	1,969	90	Dec-06	1982	40
Other	McAllen, TX	2	0	606	1,257	1,863	66	Dec-06	2004	40
Other	Victoria, TX	2	0	300	1,149	1,449	61	Dec-06	1981	40
Retail	Rock Falls, IL	1,2	0	135	702	837	81	Dec-06	1991	40
Retail	Florence, AL	1,2	0	862	3,747	4,609	189	Dec-06	1983	40
Retail	Chattanooga, TN	1,2	0	556	1,241	1,797	74	Dec-06	1982	40
Retail	Paris, TN	1	0	247	547	794	41	Dec-06	1982	40
Retail	Carrollton, TX	2	0	2,262	1,085	3,347	112	Dec-06	1984	40
Retail	Atlanta, GA	2	0	1,014	269	1,283	71	Dec-06	1972	40
Retail	Atlanta, GA	2	0	870	187	1,057	56	Dec-06	1975	40
Retail	Chamblee, GA	2	0	770	186	956	65	Dec-06	1972	40
Retail	Cumming, GA	2	0	1,558	1,368	2,926	152	Dec-06	1968	40
Retail	Duluth, GA	2	0	660	1,014	1,674	90	Dec-06	1971	40
Retail	Forest Park, GA	2	0	668	1,242	1,910	108	Dec-06	1969	40
Retail	Jonesboro, GA	2	0	778	146	924	50	Dec-06	1971	40
Retail	Stone Mountain, GA	2	0	672	276	948	52	Dec-06	1973	40
Retail	Charlotte, NC	1	0	606	2,561	3,167	128	Dec-06	1982	40
Retail	Concord, NC	1	0	685	943	1,628	72	Dec-06	1983	40
Retail	Thomasville, NC	1,2	0	610	1,854	2,464	94	Dec-06	1998	40
Retail	Lawrence, IN	2	0	404	1,737	2,141	97	Dec-06	1983	40
Retail	Franklin, OH	2	0	1,089	1,699	2,788	86	Dec-06	1961	40
Retail	Houston, TX		0	1,336	5,183	6,519	333	Dec-06	1982	40
Retail	Dallas, TX	2	0	1,637	5,381	7,018	419	Dec-06	1960	40
Retail	Port Richey, FL		0	1,376	1,664	3,040	152	Dec-06	1980	40
Retail	Billings, MT	2	0	506	3,062	3,568	221	Dec-06	1981	40
Retail	Fort Worth, TX	2	0	1,003	3,304	4,307	257	Dec-06	1985	40
Retail	Greenville, TX	2	0	562	2,743	3,305	168	Dec-06	1985	40
Retail	Lawton, OK	2	0	663	1,288	1,951	99	Dec-06	1984	40
Retail	Grand Prairie, TX		0	1,132	4,754	5,886	574	Dec-06	1984	40
Retail	Sandy, UT	1	0	1,505	3,375	4,880	289	Dec-06	1981	40
Retail	Jacksonville, NC		0	1,151	221	1,372	40	Dec-06	1982	40
Retail	Jefferson, NC	2	0	71	884	955	52	Dec-06	1979	40

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES
Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000)

Description	Location		Encumbrances	Land, Improvements and Land Estates	Buildings and Improvements	Total	Accumulated Depreciation and Amortization	Date Acquired	Date Constructed	Useful life computing depreciation in latest income statements (years)
Retail	Lexington, NC	2	$ 0	$ 832	$ 1,429	$ 2,261	$ 73	Dec-06	1983	40
Retail	Moncks Corner, SC	2	0	13	1,510	1,523	81	Dec-06	1982	40
Retail	Staunton, VA	2	0	1,028	326	1,354	45	Dec-06	1971	40
Retail	Montgomery, AL		0	730	3,210	3,940	223	Dec-06	1980	40
Retail	Port Orchard, WA		0	2,167	1,399	3,566	205	Dec-06	1983	40
Retail	Minden, LA	2	0	334	4,888	5,222	246	Dec-06	1982	40
Retail	Garland, TX	1,2	0	905	3,448	4,353	641	Dec-06	1983	40
Retail	Granbury, TX		0	1,255	3,986	5,241	201	Dec-06	1982	40
Retail	Hillsboro, TX	2	0	139	1,581	1,720	87	Dec-06	1982	40
Retail	Portchester, NY	2	0	7,086	9,313	16,399	936	Dec-06	1982	40
Retail	Tallahassee, FL	2	0	0	3,700	3,700	185	Dec-06	1980	40
Retail	Lubbock, TX	1	0	417	1,783	2,200	110	Dec-06	1978	40
Retail	Edmonds, WA	1,2	0	0	3,947	3,947	152	Dec-06	1981	40
Office	Hilliard, OH		28,960	3,214	29,028	32,242	2,754	Dec-06	2006	40
Retail, Office, Garage	Honolulu, HI	1,2	0	21,094	13,217	34,311	656	Dec-06	1917/1955/1960/1980	40
Office	Orlando, FL		9,975	3,538	9,019	12,557	1,138	Jan-07	2003	12 & 40
Office	Boston, MA		13,700	3,814	14,728	18,542	660	Mar-07	1910	40
Office	Coppell, TX		14,400	2,470	12,793	15,263	574	Mar-07	2002	40
Industrial	Shreveport, LA		19,000	860	21,840	22,700	978	Mar-07	2006	40
Office	Westlake, TX		18,755	2,361	22,396	24,757	2,537	May-07	2007	5 & 40
Industrial	Antioch, TN		14,123	5,568	16,610	22,178	1,660	May-07	1983	14 & 40
Office	Canonsburg, PA		9,073	1,055	10,910	11,965	1,195	May-07	1997	8 & 40
Retail	Galesburg, IL		989	560	2,366	2,926	197	May-07	1992	12 & 40
Retail	Lewisburg, WV		1,163	501	1,985	2,486	108	May-07	1993	12 & 40
Retail	Lorain, OH		2,493	1,893	7,024	8,917	451	May-07	1993	23 & 40
Retail	Manteca, CA		1,761	2,082	6,464	8,546	413	May-07	1993	23 & 40
Retail	San Diego, CA		1,122	0	13,310	13,310	595	May-07	1993	23 & 40
Retail	Watertown, NY		1,656	386	5,162	5,548	368	May-07	1993	23 & 40
Office	Irving, TX		39,100	7,476	42,780	50,256	4,736	May-07	1999	6 & 40
Office	Westerville, OH	2	0	2,085	9,265	11,350	541	May-07	2000	40
Office	Baton Rouge, LA		6,366	1,252	10,244	11,496	1,007	May-07	1997	6 & 40
Office	Centenial, CO		15,013	4,851	15,187	20,038	1,705	May-07	2001	10 & 40
Office	Overland Park, KS		37,477	4,769	41,956	46,725	3,210	Jun-07	1980	12 & 40
Office	Carrollton, TX		20,305	3,427	22,050	25,477	1,889	Jun-07	2003	8 & 40
Industrial	Durham, NH		19,261	3,464	18,094	21,558	1,394	Jun-07	1986	40
Office	Dallas, TX		18,544	3,984	27,308	31,292	2,215	Jun-07	2002	40
Office	Kansas City, MO		17,880	2,433	20,154	22,587	1,531	Jun-07	1980	12 & 40
Industrial	Streetsboro, OH		19,428	2,441	22,171	24,612	1,734	Jun-07	2004	12 & 40
Office	Issaquah, WA		31,729	5,126	13,554	18,680	1,481	Jun-07	1987	8 & 40
Office	Issaquah, WA		0	6,268	16,058	22,326	1,697	Jun-07	1987	8 & 40
Office	Houston, TX		18,861	12,835	26,690	39,525	3,368	Jun-07	2000	2 & 40
Industrial	Laurens, SC		15,844	5,552	20,886	26,438	1,808	Jun-07	1991	40
Industrial	Winchester, VA		10,374	3,823	12,226	16,049	1,174	Jun-07	2001	40
Industrial	Temperance, MI		10,621	3,040	14,738	17,778	1,239	Jun-07	1980	40
Industrial	Logan, NJ		7,246	1,825	10,776	12,601	705	Jun-07	1998	40
Industrial	Plymouth, MI		11,519	2,296	13,398	15,694	1,701	Jun-07	1996	40
Office	Fishers, IN		13,745	2,808	18,661	21,469	2,245	Jun-07	1999	40
Office	Irving, TX		25,773	4,889	29,598	34,487	3,330	Jun-07	1999	40
Office	Milford, OH		15,375	3,124	15,726	18,850	2,173	Jun-07	1991	40
Office	Lake Mary, FL		12,722	4,535	13,950	18,485	1,773	Jun-07	1997	40
Office	Lake Mary, FL		12,712	4,438	14,202	18,640	1,713	Jun-07	1999	40
Office	Parisppany, NJ		39,239	7,478	84,051	91,529	8,098	Jun-07	2000	40
Office	Colorado Springs, CO		11,182	2,748	12,554	15,302	1,141	Jun-07	1980	40
Office	Herndon, VA		11,751	9,409	12,853	22,262	1,535	Jun-07	1987	40
Office	Chicago, IL		29,085	5,155	46,187	51,342	4,760	Jun-07	1986	40
Office	Glen Allen, VA		19,522	2,361	28,888	31,249	3,830	Jun-07	1998	40
Office	Cary, NC		12,656	5,342	14,866	20,208	1,752	Jun-07	1999	40
Industrial	Duncan, SC	2	0	884	8,626	9,510	340	Jun-07	2005	40
Office	Farmington Hills, MI		19,277	4,876	21,115	25,991	2,527	Jun-07	1999	10 & 40
Office	Brea, CA		77,326	37,269	45,695	82,964	5,053	Jun-07	1983	40
Office	Lenexa, KS	2	0	6,909	29,032	35,941	402	Jul-08	2007	15 & 40
Office	Louisville, CO		7,520	3,657	9,524	13,181	117	Sep-08	1987	9 & 40
Construction in progress					22,756	22,756
	subtotal		1,778,009	618,559	3,137,629	3,756,188	461,661
	1 (see note below)		205,845
	3 (see note below)		25,000
	Total		$ 2,008,854	$ 618,559	$ 3,137,629	$3,756,188	$ 461,661

	(1) properties are collateral for $205,845 in secured term loans at December 31, 2008
	(2) properties are collateral for $165,000 secured term loan and $85,000 secured revolving credit facility entered into on February 13, 2009
	(3) properties are cross-collateralized for a $25,000 million secured term loan at 12/31/08
	(4) properties are encumbered by a $14,776 contract right payable.

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES
Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000)

(A) The initial cost includes the purchase price paid by the Company and acquisition fees and expenses. The total cost basis of the Company’s properties at December 31, 2008 for Federal income tax purposes was approximately $4.2 billion.

	2008	2007	2006
Reconciliation of real estate owned:
Balance at the beginning of year	$4,109,097	$3,751,202	$1,883,115
Merger basis reallocation	—	8,235	—
Additions during year	101,038	146,252	1,918,700
Properties sold during year	(341,762)	(634,560)	(53,696)
Property contributed to joint venture during year	(100,415)	(132,054)	—
Properties consolidated during the year	—	1,109,064	110,728
Reclassified held for sale properties	(8,782)	(138,163)	(113,033)
Properties impaired during the year	—	(15,500)	(6,100)
Properties held for sale placed back in service	—	1,830	7,442
Translation adjustment on foreign currency	(1,250)	3,018	—
Other reclassification	(1,738)	—	—
Construction in progress reclassification	—	9,773	4,046
Balance at end of year	$3,756,188	$4,109,097	$3,751,202

Reconciliation of accumulated depreciation and amortization:
Balance at the beginning of year	$379,831	$276,129	$241,188
Depreciation and amortization expense	142,597	137,525	67,456
Accumulated depreciation and amortization of properties sold and held for sale during year	(15,859)	(54,737)	(37,178)
Accumulated depreciation of property contributed to joint venture	(43,018)	(16,887)	—
Accumulated depreciation of properties consolidated during the year	—	37,597	4,616
Translation adjustment on foreign currency	(152)	204	47
Other reclassification	(1,738)	—	—
Balance at end of year	$461,661	$379,831	$276,129